Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FUSION-IO, INC.,

CAPRI MERGER SUB, INC.,

NEXGEN STORAGE, INC.,

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS THE EXCLUSIVE REPRESENTATIVE

OF THE EFFECTIVE TIME STOCKHOLDERS NAMED HEREIN

Dated as of April 24, 2013

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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Exhibits

Exhibit A	–	Form of Escrow Agreement

Exhibit B	–	Form of Stockholder Written Consent

Exhibit C	–	Form of Certificate of Incorporation of Surviving Corporation

Exhibit D	–	Bylaws of Surviving Corporation

Exhibit E	–	Form of Stockholder Transmittal Letter

Exhibit F	–	Form of Consideration Spreadsheet

Exhibit G	–	Form of Certificate of Originality

Exhibit H	–	Information Statement

Exhibit I	–	Form of Legal Opinion

Exhibit J	–	Form of Company Certificate

Exhibit K	–	Form of Officer and Director Resignation and Release

Exhibit L	–	Form of FIRPTA Certificate and FIRPTA Notification Letter

Appendices

Appendix A	–	Individuals Whose Knowledge Is Imputed to the Company

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 24, 2013 by and among Fusion-io, Inc., a Delaware corporation (“Parent”), Capri Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), NexGen Storage, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the exclusive representative of the Effective Time Stockholders (as defined herein) in connection with the transactions contemplated by this Agreement (the “Representative”).

W I T N E S S E T H:

WHEREAS, the Company Board of Directors has determined that the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which, among other things, (i) each outstanding share of Company Capital Stock will be cancelled and converted into the right to receive the consideration set forth herein, and (ii) the Company will become a wholly owned Subsidiary of Parent, as well as all of the other transactions contemplated by this Agreement, are fair to and in the best interests of the Company and its stockholders, and in furtherance thereof, the Company Board of Directors has determined that this Agreement is advisable and has approved this Agreement in accordance with applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), and has approved the Merger and the other transactions contemplated by this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, the parties hereto are entering into the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”).

WHEREAS, upon the consummation of the Merger, Parent will deposit the Indemnity Escrow Amount into a third party escrow fund to be held as partial security for the indemnification obligations of the Effective Time Stockholders under this Agreement and to be released to Parent or the former holders of Company Capital Stock upon the terms and subject to the conditions set forth herein and in the Escrow Agreement.

WHEREAS, the Company Board of Directors has resolved to unanimously recommend that the Company Stockholders adopt this Agreement in accordance with Delaware Law and approve the Merger and the other transactions contemplated by this Agreement.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the Company Stockholders are entering into Stockholder Support Agreements in favor of Parent (each, a “Support Agreement” and collectively the “Support Agreements”).

WHEREAS, immediately following the execution and delivery of this Agreement, the Company will seek to obtain (and deliver to Parent) an irrevocable written consent, each in the form attached hereto as Exhibit B (each, a “Stockholder Written Consent”), from Company Stockholders who collectively hold at least (i) two-thirds of the outstanding shares of Company Capital Stock, voting together as a single class on an as-converted-to-Company-Common Stock basis, and (ii) a sufficient number of shares of Company Capital Stock sufficient to represent the Minimum Stockholder Approval (the Company Stockholder approvals described in clauses (i) and (ii) being referred to herein as the “Required Stockholder Approval”).

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, the employees of the Company listed on Schedule 6.2(f) are accepting offer letters from Parent or one of its Subsidiaries (including the Surviving Corporation) (each, an “Offer Letter” and collectively, the “Offer Letters”), each of which will become effective only upon the consummation of the Merger.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, the persons listed on Schedule 6.2(i) have entered into and delivered to Parent Non-Competition Agreements (the “Non-Competition Agreements”) to be effective upon the Closing Date.

WHEREAS, concurrently with the execution of this Agreement and, as a material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, (i) the person listed on Schedule 6.2(j)(i) (the “Cash Holdback Stockholder”) is executing a Cash Holdback Agreement pursuant to which Parent will hold back a portion of the cash consideration payable to such Cash Holdback Stockholder (the “Cash Holdback Agreement”), and (ii) the person listed on Schedule 6.2(j)(ii) (the “Stock Holdback Stockholder,” and together with the Cash Holdback Stockholder, the “Holdback Stockholders”) is executing a Stock Holdback Agreement (the “Stock Holdback Agreement” and, together with the Cash Holdback Agreement, the “Holdback Agreements”) pursuant to which the equity consideration payable to the Stock Holdback Stockholder pursuant to this Agreement shall be subject to certain restrictions, in each case as set forth in the applicable Holdback Agreement and subject to the terms and conditions thereof.

WHEREAS, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and agreements to the other in connection with and contemplation of the Merger and the other transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I.

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the

Company shall continue as the surviving corporation and as a wholly owned Subsidiary of Parent. The Company as the surviving corporation of the Merger is hereinafter sometimes referred to herein as the “Surviving Corporation.”

1.2 Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall cause the Merger to become effective by filing a certificate of merger in customary form (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law as soon as practicable after the Closing (but in any event on the Closing Date if the Closing occurs at a time in which such filings are accepted for filing by the Secretary of State of the State of Delaware, or the first business day thereafter if the Closing occurs at a time in which such filings are not accepted for filing by the Secretary of State of the State of Delaware). The actual time of acceptance of such filing by the Secretary of State of the State of Delaware (or any later time as may be mutually agreed upon in writing by Parent and the Company and expressly designated as the effective time of the Merger in the Certificate of Merger) is referred to herein as the “Effective Time.”

1.3 Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1, the Merger shall be consummated at a closing (the “Closing”) to occur on the date hereof or as soon as practicable thereafter, subject to the satisfaction or waiver (if permitted hereunder) of the conditions set forth in Article VI, other than the conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver (if permitted hereunder) of all conditions as of the Closing) at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 701 5th Avenue, Suite 5100, Seattle, Washington, unless another date and/or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs hereunder is referred to herein as the “Closing Date.”

1.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Certificate of Incorporation; Bylaws; Corporate Records.

(a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Second Amended and Restated Certificate of Incorporation of the Company, as amended and in effect immediately prior to the Effective Time (the “Charter” and, together with the Bylaws of the Company, as in effect immediately prior to the Effective Time, the “Company Organizational Documents”), shall be amended and restated in its entirety to read as set forth in Exhibit C. The certificate of incorporation as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such certificate of incorporation.

(b) Bylaws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time and substantially in the form attached hereto as Exhibit D. The bylaws as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws; provided, however, that any references to the name of Merger Sub in such bylaws shall be amended to refer to “NexGen Storage, Inc.”

(c) Corporate Records. At the Closing, the Company shall deliver or cause to be delivered to Parent the original stock books, stock ledgers, minute books and corporate seal, if any, of the Company and each of its Subsidiaries and other controlled Affiliates (if any).

1.6 Directors and Officers of Surviving Corporation.

(a) Directors. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b) Officers. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

1.7 Effect on Capital Stock of Constituent Corporations.

(a) Merger Sub Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of Merger Sub capital stock, each share of common stock of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into and become, and shall thereupon represent, one fully paid and nonassessable share of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted.

(b) Company Capital Stock.

(i) Generally. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of shares of Company Capital Stock, upon the terms and subject to the conditions set forth in this Section 1.7, Section 1.9(c) and Section 1.9(d) and throughout this Agreement, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Company Treasury Stock, Parent Owned Company Capital Stock and Dissenting Shares) shall be cancelled and extinguished and converted automatically into the right to receive (without interest and subject to applicable tax withholding), following the surrender of the applicable certificate(s) (or alternatively, a Lost Stock Affidavit and a Lost Certificate Indemnity Agreement) in accordance with the terms of this Agreement and in the manner provided herein:

(A) with respect to each outstanding share of Company Series A Preferred Stock, the following: (1) an amount of cash equal to the Series A Per Share Preference; (2) an amount of cash equal to the product of (x) the number of shares of Company Common Stock issuable upon the conversion of such share of Company Series A Preferred Stock immediately prior to the Effective Time pursuant to the Charter multiplied by an amount equal to (y) (I) the Per Share Participation Amount minus (II) the Indemnity Escrow Contribution Amount and minus (III) the Expense Escrow

Contribution Amount and (3) any cash disbursements required to be made from the Escrow Funds with respect to such share of Series A Preferred Stock, as and when such disbursements are required to be made pursuant to Section 7.2(d)(iv) of this Agreement or the Escrow Agreement;

(B) with respect to each outstanding share of Company Series B Preferred Stock, the following: (1) an amount of cash equal to the Series B Per Share Preference; (2) an amount of cash equal to the product of (x) the number of shares of Company Common Stock issuable upon the conversion of such share of Company Series B Preferred Stock immediately prior to the Effective Time pursuant to the Charter multiplied by an amount equal to (y) (I) the Per Share Participation Amount minus (II) the Indemnity Escrow Contribution Amount and minus (III) the Expense Escrow Contribution Amount and (3) any cash disbursements required to be made from the Escrow Funds with respect to such share of Series B Preferred Stock, as and when such disbursements are required to be made pursuant to Section 7.2(d)(iv) of this Agreement or the Escrow Agreement;

(C) with respect to each outstanding share of Company Common Stock (other than the Stock Holdback Common Shares), the following: (1) an amount of cash equal to (x) the Per Share Participation Amount minus (y) the Indemnity Escrow Contribution Amount and minus (z) the Expense Escrow Contribution Amount and (2) any cash disbursements required to be made from the Escrow Funds with respect to such share of Company Common Stock, as and when such disbursements are required to be made pursuant to Section 7.2(d)(iv) of this Agreement or the Escrow Agreement; provided, however, that the Cash Holdback Stockholder shall receive any consideration to which he is entitled pursuant to this Section 1.7(b)(i)(C) subject to and in accordance with Section 1.9(d) of this Agreement;

(D) with respect to each outstanding Stock Holdback Common Share, the following: (1) the Per Share Stock Holdback Consideration, provided, however, that such Per Share Stock Holdback Consideration shall be issued by Parent subject to the terms and restrictions of Section 1.9(d) of this Agreement and the Stock Holdback Agreement; (2) an amount of cash equal to (w) the Per Share Participation Amount minus (x) the Per Share Stock Holdback Deduction minus (y) the Indemnity Escrow Contribution Amount and minus (z) the Expense Escrow Contribution Amount and (3) any cash disbursements required to be made from the Escrow Funds with respect to such share of Company Common Stock, as and when such disbursements are required to be made pursuant to Section 7.2(d)(iv) of this Agreement or the Escrow Agreement.

(ii) Effect of Conversion of Company Capital Stock. From and after the Effective Time, each share of Company Capital Stock that is cancelled and converted into the right to receive a portion of the Merger Consideration pursuant to Section 1.7(b)(i) shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing shares of Company Capital Stock shall cease to have any rights with respect thereto other than the right to receive, upon the terms and subject to the conditions set forth in this Agreement, that portion of the Merger Consideration payable in respect of the shares of Company Capital Stock evidenced by such certificate pursuant to this Section 1.7(b)(i) (less any applicable Tax withholding) upon the surrender of such certificate (or alternatively, a Lost Stock Certificate Affidavit and a Lost Certificate Indemnity Agreement) in accordance with the terms of this Agreement and in the manner provided herein. For purposes of calculating the amount of cash payable to each Effective Time Stockholder in respect of such Effective Time Stockholder’s shares of Company Capital Stock pursuant to Section 1.7(b)(i) (A) all of the shares of Company Capital Stock held by each Effective Time Stockholder shall be aggregated on a certificate-by-certificate basis, and (B) the amount of cash payable in respect of each such certificate shall be rounded down to the nearest cent.

(iii) Company Treasury Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of Company Capital Stock that is outstanding and held of record by the Company as of immediately prior to the Effective Time (“Company Treasury Stock”) shall continue to be so held and no consideration shall be paid or payable in respect thereof.

(iv) Parent Owned Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of Company Capital Stock that is outstanding and held of record by Parent or any of its wholly owned Subsidiaries as of immediately prior to the Effective Time (“Parent Owned Company Capital Stock”) shall cease to be outstanding, shall be canceled without payment of any consideration therefor and shall thereupon cease to exist.

(v) Dissenting Shares.

(A) Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time eligible under Section 262 of the DGCL (“Section 262”) to exercise appraisal rights and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand, and properly demands, appraisal of such shares pursuant to Section 262, and complies in all respects with the provisions of Section 262 and has not effectively withdrawn or lost the right to demand relief as a dissenting stockholder under the DGCL as of the Effective Time (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive Merger Consideration pursuant to Section 1.7(b)(i), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262. Notwithstanding the provisions of this Section 1.7(b)(v), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the applicable portion of the Merger Consideration payable or otherwise deliverable in respect of such shares pursuant to Section 1.7(b)(i), without interest, upon surrender of the certificate representing such shares. Any (i) payment or payments in respect of any Dissenting Shares in excess of the portion of the Merger Consideration that otherwise would have been payable or deliverable at the time of Closing in respect of such shares in accordance with Section 1.7(b)(i) or (ii) Damages (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares are, collectively are referred to herein as “Dissenting Share Payments.”

(B) The Company shall (1) comply with the requirements of Section 262, (2) give Parent prompt notice of any written demand received by the Company pursuant to Section 262 of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by the Company and (3) give Parent the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not make any payment or settlement, or offer to pay or settle, prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

(c) Company Equity Awards.

(i) Unvested Company Options. At the Effective Time, each then outstanding Unvested Company Option held by a Continuing Employee, regardless of the respective exercise prices thereof, will be assumed by Parent. Each Unvested Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Unvested Company Option (including any applicable stock option agreement or other document evidencing such Unvested Company Option) immediately prior to the Effective Time (including any repurchase rights or vesting provisions as such provisions have been amended pursuant to this Section 1.7(c)), except that: (A) each assumed Unvested Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Unvested Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock; and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Unvested Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Unvested Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest cent; provided, however, that Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Unvested Company Option assumed by Parent; provided, further, however, in the case of any Company Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the per share exercise price of the option, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code and satisfy the requirements of Section 424(a) of the Code and Treasury Regulation Section 1.424-1, and each Company Option will be adjusted in a manner so as not to cause such Company Option to constitute a deferral of compensation subject to Section 409A of the Code solely as a result of such assumption and conversion and otherwise is accordance with the exemption for stock options under Section 409A of the Code.

(ii) Vested Company Options. Parent shall not assume any Vested Company Options, or substitute any Vested Company Options with an equivalent option or right, in connection with the transactions contemplated hereby. Immediately prior to the Effective Time, each outstanding and unexercised Vested Company Option shall be cancelled, and, subject to first providing all documentation reasonably required by Parent, the holder thereof shall be entitled to receive, with respect to each share of Company Common Stock issuable upon exercise of such Vested Company Option immediately prior to the Effective Time, an amount in cash equal to (1) the Per Share Participation Amount, minus (2) the per share exercise price of such Vested Company Option (such amounts with respect to each Vested Company Option, the “Option Merger Consideration”). Each Vested Company Option that is not exercised as of the Effective Time and has an exercise price greater than the Per Share Participation Amount shall be cancelled and terminated at the Effective Time, without payment in respect thereof. Promptly following the Effective Time, Parent shall, subject to Section 1.9(d) and to each holder of Vested Company Options first providing all documentation reasonably required by Parent, pay or cause to be paid (1) through the payroll service of the Surviving Corporation, the applicable Option Merger Consideration to holders of Vested Company Options (other than Non-Employee Options), and

(2) through the Payment Agent, the applicable Option Merger Consideration payable to holders of Non-Employee Options. If requested by Parent, as a condition to being paid the Option Merger Consideration, each holder of Vested Company Options shall execute a letter of transmittal in a form reasonably acceptable to Parent.

(iii) Termination of Certain Options. Parent shall not assume any Company Options held by any individual who at the Effective Time is not a Continuing Employee (each, a “Non-Continuing Employee”). Each Company Option held by a Non-Continuing Employee shall be cancelled and terminated at the Effective Time. Each Vested Company Option held by a Non-Continuing Employee outstanding at the time of the Closing shall be treated in the manner set forth in Section 1.7(c)(ii); provided, that any payment pursuant to Section 1.7(c)(ii) to a Non-Continuing Employee Parent Common Stock to any such Person, shall be subject to the receipt by Parent or the Payment Agent of a Form W-9 or W-8BEN or any successor form (as applicable) duly completed and executed by the Non-Continuing Employee. Prior to the Effective Time, the Company shall take all action that may be necessary (under the Company Stock Plan and otherwise) to effectuate the provisions of this Section 1.7(c)(iii) and to ensure that, from and after the Effective Time, Non-Continuing Employees who hold Unvested Company Options have no rights with respect thereto other than those specifically provided in this Section 1.7(c)(iii).

(iv) Company RSUs. At the Effective Time, each then outstanding Company RSU held by a Continuing Employee will be assumed by Parent. Each Company RSU so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company RSU (including any applicable restricted stock unit agreement or other document evidencing a Company RSU) immediately prior to the Effective Time (including any vesting provisions), except that each assumed Company RSU will cover that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock underlying such Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock.

(v) Necessary Actions. Prior to the Effective Time, the Company shall take all reasonable actions necessary to effect the treatment of Company Options, Company RSUs and Company Warrants provided for under this Section 1.7(c) and Section 1.7(d), including under the Company Stock Plan, all Contracts governing the terms of all Company Options, Company RSUs or Company Warrants and under any other plan, Contract or arrangement to which the Company is a party or by which the Company may be bound, including by giving any required notice and obtaining any required consent contemplated thereby. Prior to the Closing Date, on a date reasonably determined by Parent, subject to the reasonable approval of the Company, the Company shall send a notice to all holders of Company Options, Company RSUs and Company Warrants with respect to the treatment of Company Options, Company RSUs and Company Warrants provided for in this Section 1.7(c) and Section 1.7(d), which notice shall contain such information as reasonably agreed to by Parent and the Company. The Company shall not send any notices to any holders of Company Options, Company RSUs or Company Warrants or solicit any consents or other approvals from the holders of any Company Options, Company RSUs or Company Warrants unless and until Parent has reviewed and approved all notices and related documentation (including any email messages and notifications) to be sent to such holders of Company Options, Company RSUs or Company Warrants in connection therewith.

(vi) Form S-8. Within twenty (20) business days following the Closing, Parent shall file with the Securities and Exchange Commission a registration statement on Form S-8 that will register the shares of Parent Common Stock subject to the Unvested Company Options and Company RSUs that are assumed by Parent pursuant to this Section 1.7(c) to the extent eligible for registration on Form S-8 and, so long as Form S-8 is available with respect thereto, maintain the effectiveness of such registration statement for so long as any Unvested Company Options and Company RSUs remain outstanding, subject to any company-wide suspensions by Parent of its registration statements.

(d) Company Warrants. At the Effective Time, each then-outstanding warrant to purchase shares of Company Capital Stock (each, a “Company Warrant”) shall be automatically converted into the right to receive the following (without interest and subject to applicable Tax withholding): (i) with respect to each share of Company Common Stock issuable immediately prior to the Effective Time upon the exercise of such Company Warrant, an amount equal to: (A) the Per Share Participation Amount minus (B) the per share exercise price of such Company Warrant with respect to Company Common Stock; and (ii) with respect to each share of Company Series A Preferred Stock issuable immediately prior to the Effective Time upon the exercise of such Company Warrant, an amount equal to: (A) (1) the number of shares of Company Common Stock that would be issuable upon the conversion of such share of Company Series A Preferred Stock pursuant to the Charter, if such share of Company Series A Preferred Stock were outstanding immediately prior to the Effective Time, multiplied by (2) the Per Share Participation Amount plus (B) the Series A Per Share Preference and minus (C) the per share exercise price of such Company Warrant with respect to Company Series A Preferred Stock; (each of clause (i) and (ii), the “Warrant Merger Consideration”). At the Effective Time, all such Company Warrants shall be cancelled and shall represent only the right to receive the applicable portion of the Warrant Merger Consideration; provided, however, that each Company Warrant that is not exercised as of the Effective Time, and with respect to which the Warrant Merger Consideration, as calculated in accordance with this Section 1.7(d), is equal to or less than zero, shall be cancelled and terminated at the Effective Time without payment in respect thereof. If requested by Parent, as a condition to being paid the Warrant Merger Consideration, each holder of a Company Warrant shall execute a letter of transmittal in a form reasonably acceptable to Parent.

1.8 Closing Financial Statement. At the Closing, the Company shall deliver to Parent an unaudited balance sheet of the Company, as of the Closing, which shall be prepared in accordance with GAAP (except that the Closing Date Balance Sheet will not be required to include footnotes) using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the Financial Statements (the “Closing Date Balance Sheet”), and, based on the Closing Date Balance Sheet, a statement, in form and substance satisfactory to Parent, setting forth the Company’s calculation of the Closing Net Working Capital Amount, the Closing Net Working Capital Deficit (if any), the Company Debt, the Transaction Expenses, the Aggregate Vested Exercise Price and, based on such amounts, the Aggregate Merger Consideration (the “Closing Financial Statement”), which shall be certified in writing as complete and accurate by the Chief Executive Officer and the Chief Financial Officer of the Company. The Closing Financial Statement shall be based on the Closing Date Balance Sheet and shall fairly and accurately present the Closing Net Working Capital Amount, the Closing Net Working Capital Deficit (if any), the Company Debt, the Transaction Expenses and the Aggregate Vested Exercise Price. The Company shall prepare in good faith and deliver to Parent an estimated Closing Date Balance Sheet and an estimated Closing Financial Statement at least three (3) business days prior to the Closing Date.

1.9 Payment Procedures; Escrow Deposit.

(a) Payment Fund. Promptly after the Effective Time, Parent shall deposit with the Payment Agent cash sufficient to pay (i) the Closing Payments to each Effective Time Stockholder, (ii) the aggregate amount of the Option Merger Consideration payable to holders of Non-Employee Options, and (iii) the Warrant Merger Consideration to the holder of Company Warrants. The cash amount so deposited with the Payment Agent is referred to as the “Payment Fund.” The funds included in the Payment Fund shall remain uninvested. Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid to, Parent.

(b) Payment Procedures. Within one (1) day after the Closing Date, Parent shall direct the Payment Agent to mail to each Effective Time Stockholder a letter of transmittal in substantially the form attached hereto as Exhibit E (a “Stockholder Transmittal Letter”), which shall (i) specify that delivery shall be effected, and risk of loss and title to a certificate(s) representing shares of the Company Capital Stock that are being converted into the right to receive payment pursuant to Section 1.7(b)(i) (each, a “Company Stock Certificate”) shall pass only upon delivery of such certificate(s) to the Payment Agent after the Effective Time, (ii) be in such form and have such other reasonable provisions not inconsistent with this Agreement as Parent or the Payment Agent may specify, (iii) include IRS Form W-9 or Form W-8BEN or any successor form, as applicable, and (iv) include instructions for use in effecting the surrender of Company Stock Certificate(s) for that portion of the Merger Consideration payable in respect of the shares of Company Capital Stock represented thereby under this Agreement. The payment of the appropriate Closing Payment to any holder of Company Capital Stock is expressly conditioned upon the execution and delivery of a Stockholder Transmittal Letter, properly completed and duly executed by each such Effective Time Stockholder. After the Effective Time, and after the Payment Agent receives a Company Stock Certificate, together with a properly completed and duly executed Stockholder Transmittal Letter, Parent shall instruct the Payment Agent to promptly pay to such Effective Time Stockholder that portion of the Merger Consideration payable to such Effective Time Stockholder at the Effective Time of the Merger in accordance with the terms of this Agreement in respect of the shares of Company Capital Stock formerly represented by such Company Stock Certificate(s) (such amount, which for avoidance of doubt does not include the Indemnity Escrow Amount, the Expense Escrow Amount or the Cash Holdback Amount, the “Closing Payment”), and the Company Stock Certificate so surrendered shall forthwith be cancelled. If payment of any portion of the applicable Closing Payment is to be made to a Person other than the Person in whose name the surrendered certificate(s) are registered, it shall be a condition of payment that the Person requesting such payment (A) shall have paid any transfer and other Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the Company Stock Certificate surrendered, and shall have established to the satisfaction of Parent and the Payment Agent that such Tax has been paid, or (B) shall have established to the satisfaction of Parent and the Payment Agent that such Tax is not applicable. From and after the Effective Time, until surrendered as contemplated by this Section 1.9(b), each Company Stock Certificate formerly representing shares of Company Capital Stock shall be deemed to represent for all purposes only the right to receive the applicable Merger Consideration, if any, in respect of such shares of Company Capital Stock formerly represented thereby in accordance with the terms of this Agreement and in the manner provided herein.

(c) Escrow Deposit. Promptly after the Effective Time, the Indemnity Escrow Amount and the Expense Escrow Amount shall be withheld from the Merger Consideration in accordance with Section 1.7(b)(i) and shall not be distributed to the Effective Time Stockholders except in accordance with Section 7.2(d)(iv) of this Agreement and the Escrow Agreement, and Parent shall deposit into escrow with the Escrow Agent the Indemnity Escrow Amount and the Expense Escrow Amount. The Escrow Agent shall hold the Indemnity Escrow Fund as partial security for the indemnification obligations of the Effective Time Stockholders under this Agreement in accordance with the terms and conditions set forth in this Agreement and in the Escrow Agreement, and the Indemnity Escrow Fund shall be subject to reduction for Indemnification Claims as provided in Article VII. The Escrow Agent shall hold the Expense Escrow Fund for purposes of reimbursing the costs and expenses incurred by the Representative in the performance of its duties hereunder in accordance with the terms and conditions set forth in this Agreement and in the Escrow Agreement. For the avoidance of doubt, neither Parent nor any Affiliate of Parent shall have any rights (including informational rights), control over, or entitlement to the Expense Escrow Fund. Fifty percent (50%) of the fees and expenses of the Escrow Agent shall be deemed Transaction Expenses. Each Effective Time Stockholder’s rights, if any, to receive amounts from the Escrow Funds are non-transferable and non-assignable, except by will, trust or intestacy. No interest shall accrue on amounts held in the Escrow Funds, except as provided in the Escrow Agreement.

(d) Holdback Amounts.

(i) At the Effective Time, Parent shall withhold from the Merger Consideration otherwise payable pursuant to Section 1.7(b) to the Cash Holdback Stockholder in respect of his shares of Company Capital Stock an amount in cash equal to the Cash Holdback Amount, as more fully set forth in the Cash Holdback Agreement. The Cash Holdback Amount shall be held by Parent and administered following the Closing in accordance with the terms of the Cash Holdback Agreement and the payment and/or forfeiture of the Cash Holdback Amount with respect to the Cash Holdback Stockholder will be subject to the terms and conditions of the Cash Holdback Agreement. The amount constituting the Cash Holdback Amount shall consist of the portion of the Merger Consideration payable to the Cash Holdback Stockholder that is not being contributed to the Escrow Funds.

(ii) Promptly after the Effective Time, Parent shall issue the number of shares of Parent Common Stock to which the Stock Holdback Stockholder is entitled pursuant to Section 1.7(b) in respect of the Stock Holdback Common Shares. Such shares shall be issued in the name of the Stock Holdback Stockholder but shall be retained by Parent and shall be subject to the terms and restrictions of the Stock Holdback Agreement, including with respect to their release and/or forfeiture. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger. For purposes of calculating the number of shares of Parent Common Stock to be issued to the Stock Holdback Stockholder, all shares issuable to the Stock Holdback Stockholder pursuant to Section 1.7(b) (without rounding) shall be aggregated and after such aggregation, such amount shall be rounded down to the nearest whole share and the Stock Holdback Stockholder shall, if he would otherwise be entitled to receive a fraction of a share of Parent Common Stock, subject to the terms and conditions of this Agreement, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (A) such fraction, multiplied by (B) the Trading Price. Notwithstanding the foregoing, no portion of the Merger Consideration shall be paid or delivered to the Stock Holdback Stockholder with respect to any Stock Holdback Common Share prior to receipt by Parent of written confirmation from the Payment Agent that the Payment Agent has received from the Stock Holdback Stockholder (i) the Company Stock Certificate(s) representing the Stock Holdback Common Shares and (ii) a Stockholder Transmittal Letter properly completed and duly executed by the Stock Holdback Stockholder.

(e) Withholding Rights. Each of the Company, Parent, the Payment Agent and the Surviving Corporation shall be entitled to deduct and withhold and pay over to the applicable Taxing

Authorities from the payment of any consideration payable or otherwise deliverable to any Person under this Agreement such amounts as may be required to be deducted and withheld and paid over with respect to the making of such payment under the Code or any other applicable Laws and to request and be provided the applicable Form W-9 or W-8 or any successor form from each such Person. To the extent that amounts are so withheld and paid by the Company, Parent, the Payment Agent or the Surviving Corporation to the applicable Taxing Authorities on behalf of the holders of Company Capital Stock, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. Without limiting the terms of Section 7.2 to the extent that the consideration is not reduced by such deductions or withholdings, such Person shall indemnify Parent and its Affiliates (including the Company and the Surviving Corporation) and agents for any amounts imposed by any Taxing Authorities, together with any related Damages, other than Damages attributable to Parent’s willful misconduct or gross negligence.

(f) Lost, Stolen or Destroyed Certificates. In the event any certificate(s) which formerly represented shares of Company Capital Stock shall have been lost, stolen or destroyed, upon the making and delivery of (a) an affidavit of that fact by the Effective Time Stockholder in form reasonably satisfactory to Parent and the Payment Agent (a “Lost Stock Affidavit”), the Payment Agent shall pay such Effective Time Stockholder the portion of the Merger Consideration to which such Effective Time Stockholder is entitled pursuant to Section 1.7(b)(i); provided, however, that either Parent or the Payment Agent may, in its sole discretion (acting in good faith), require the owner of such lost, stolen or destroyed certificate(s) or agreements to deliver an agreement of indemnification in form reasonably satisfactory to Parent and the Payment Agent and post a bond in such sum as the Payment Agent may require, against any claim that may be made against the Payment Agent, Parent or the Surviving Corporation with respect to the certificate(s) or agreements alleged to have been lost, stolen or destroyed (the “Lost Certificate Indemnity Agreement”).

(g) Undistributed Payment Funds. Any portion of the Payment Fund that remains undistributed to Effective Time Stockholders as of the date that is 180 days after the Closing Date shall be delivered to Parent upon demand, and the Effective Time Stockholders who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.9 shall thereafter look only to Parent for satisfaction of their claims for the portion of the Merger Consideration payable with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificates, without any interest thereon.

(h) Escheat. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any Company Stockholder, holder of Company Options, holder of Company Warrants or any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar applicable Law. Any portion of the Merger Consideration or other amounts remaining unclaimed by holders of Company Securities three (3) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Laws, become the property of Parent free and clear of any Lien.

1.10 Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of certificates formerly evidencing ownership of the shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Laws. After the Effective Time, the Surviving Corporation shall cancel and exchange, as provided in this Section 1.10, any presented certificate representing shares of Company Capital Stock outstanding immediately prior to the Effective Time.

1.11 Taking of Further Necessary Action. Each of Parent, the Company and the Representative will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and cause the distribution of proceeds in accordance with this Agreement as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company immediately prior to the Effective Time are and will remain fully authorized in the name of the Company or otherwise to take, and shall take, upon request by Parent, all such lawful and necessary action.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to any exceptions that are expressly and specifically set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Disclosure Schedule”) (it being understood and hereby agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article II to which such information relates, and (ii) the information set forth in each section and subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article II, and (B) any other representations and warranties set forth in this Article II (other than Section 2.9) if and solely to the extent that it is readily apparent on the face of such disclosure (without reference to any document(s) referenced therein) that such disclosure applies to such other representations and warranties), the Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

2.1 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and each certificate and other instrument required hereby to be executed and delivered by the Company pursuant hereto and to perform its obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto and, subject only to the receipt of the Minimum Stockholder Approval, the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and the Company Stockholders. The board of directors of the Company (the “Company Board of Directors”) has (i) unanimously determined that it is fair to, advisable and in the best interests of the Company Stockholders to enter into a business combination upon the terms and subject to the conditions of this Agreement, (ii) unanimously approved this Agreement, the principal terms of the Merger, the Merger and the other transactions contemplated hereby and thereby and (iii) unanimously resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby, and, other than obtaining the

Minimum Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any certificate or other instrument required to be executed and delivered by the Company pursuant hereto or to consummate the Merger or any other transactions contemplated hereby or thereby. None of such actions by the Company Board of Directors or stockholders of the Company has been amended, rescinded or modified. Each of this Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto has been (or will be) duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and the Representative, constitutes (or will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(b) The affirmative vote of the holders of (i) a majority of the outstanding shares of Company Capital Stock, voting together as a single class (on an as-converted-to-Company-Common Stock basis) and (ii) a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted-to-Company-Common Stock basis, are the only votes of the holders of any of Company Capital Stock necessary to adopt this Agreement and approve the principal terms of the Merger, the Merger and the other transactions contemplated hereby under applicable Laws, the Company Organizational Documents or any Contract to which the Company is a party or is otherwise bound (collectively, the “Minimum Stockholder Approval”). The Company has notified (or will notify following the date hereof and prior to the Effective Time) the holders of Company Capital Stock of the transactions contemplated hereby as and to the extent required by the terms and conditions of the Company Organizational Documents and Delaware Law and as contemplated herein.

(c) As of its last regularly-prepared balance sheet prepared prior to the Closing Date, as prepared in accordance with GAAP on a basis consistent with past practice of the Company in the preparation of the Financial Statements, the Company does not and shall not have assets in excess of $14,200,000.

2.2 No Conflicts. The execution and delivery of this Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto, the compliance with the provisions of this Agreement and each certificate or other instrument required to be executed and delivered by the Company pursuant hereto, the consummation of the Merger and the other transactions contemplated hereby and thereby, and the merger or roll-up, following the Closing, of the Company and its Subsidiaries into Parent or its Affiliates, in each case, will not (a) conflict with or violate the Company Organizational Documents, (b) (i) conflict in any material respect with, (ii) result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, (iii) result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or (iv) require any notice, consent or waiver under, or (v) result in the loss of any material benefit to which the Company or any of its Subsidiaries is entitled under, any Contract, Permit or Security Interest to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which the assets of the Company or any of its Subsidiaries are subject, (c) result in the creation or imposition of any Security Interest upon any assets of the Company or any of its Subsidiaries, or (d) violate in any material respect any Laws applicable to the Company, any of its Subsidiaries or any of their properties or assets.

2.3 Governmental Filings and Consents. No consent, approval, order or authorization of, or registration, declaration, notice or filing (together, the “Consents”) with any Governmental Authority is required on the part of the Company, any of its Subsidiaries or any holder of Company Securities in connection with the execution and delivery of this Agreement or the consummation of the Merger or any other transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger and (ii) such other Consents, if not obtained or made, would not be material to the Company or its Subsidiaries, and would not prevent, materially alter the terms of, or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.4 Organization and Standing.

(a) Each of the Company and each of its Subsidiaries is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of formation and has full corporate or other similar power and authority to conduct its business as currently conducted and as proposed to be conducted by it. Each of the Company and each of its Subsidiaries is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it requires such qualification, except for such failures to be so duly qualified and in good standing that would not have a Company Material Adverse Effect.

(b) Prior to the date of this Agreement, the Company has Made Available to Parent complete and correct copies of the Company Organizational Documents as currently in effect. The Company Organizational Documents are in full force and effect and the Company is not in violation of (and has not previously violated) any provision of its Company Organizational Documents.

(c) The operations now being conducted by the Company are not (and have never been) conducted under any other name since its incorporation.

(d) Schedule 2.4(d) of the Disclosure Schedule lists the current directors and officers of each of the Company and each of its Subsidiaries.

2.5 Capitalization.

(a) The authorized capital stock of the Company consists of an aggregate of 27,297,970 shares of Company Capital Stock, consisting of an aggregate of 17,792,985 shares of Company Common Stock (the “Authorized Common Share Number”) and an aggregate of 9,498,985 shares of Company Preferred Stock (the “Authorized Preferred Share Number”), of which (i) an aggregate of 2,349,441 shares have been designated Company Series A Preferred Stock and (ii) an aggregate of 7,149,544 shares have been designated as Company Series B Preferred Stock. As of the date hereof, (A) an aggregate of 5,007,875 shares of Company Common Stock are issued and outstanding, (B) an aggregate of 2,323,432 shares of Company Series A Preferred Stock are issued and outstanding and (C) an aggregate of 7,149,544 shares of Company Series B Preferred Stock are issued and outstanding. The Company has reserved an aggregate of 3,250,000 shares of Company Common Stock for issuance under the Company Stock Plan. An aggregate of 2,596,775 shares of Company Common Stock are issuable upon the exercise of outstanding Company Options. The Company has reserved an aggregate of 44,000 shares of Company Common Stock and 26,009 shares of Company Series A Preferred Stock for issuance under outstanding warrants. No shares of Company Capital Stock are held by the Company or any Subsidiary of the Company. Except for the Company Stock Plan, neither the Company nor any of its Subsidiaries maintains, and neither the Company nor any of its Subsidiaries has ever maintained in the past, any stock option plans or other equity compensation related plans.

(b) All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. All shares of Company Capital Stock, Company Options, Company Warrants and other rights to acquire Company Capital Stock and all other securities that have ever been issued or granted by the Company have been issued and granted in compliance with: (i) all applicable Laws; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding shares of Company Capital Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Except as set forth in Section 2.5(a), no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding. The Company does not have any obligation (whether written, oral, contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company. The Company does not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. The Company has not made or delivered any oral or written communications to the employees or contractors of the Company with respect to any payment arising out of the transactions contemplated by this Agreement. Except as set forth on Schedule 2.5(b) of the Disclosure Schedule, there are no agreements, written or oral, between the Company and any holder of its securities or others, or among any holders of its securities, relating to the acquisition (including rights of co-sale, first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”) or voting of the Company Capital Stock or with respect to board observation, information or redemption rights.

(c) Schedule 2.5(c) of the Disclosure Schedule contains a true, complete and correct list of all of the Company Stockholders as of the date hereof, setting forth the shares of Company Capital Stock held by each Company Stockholder as of the date of this Agreement and the date such shares of Company Capital Stock were acquired.

(d) Schedule 2.5(d)(1) of the Disclosure Schedule contains a true, complete and correct list of all Persons who hold Company Restricted Shares, indicating the number of Company Restricted Shares held by each person and the vesting terms applicable thereto. Schedule 2.5(d)(2) of the Disclosure Schedule sets forth all outstanding Unvested Company Options.

(e) Schedule 2.5(e) of the Disclosure Schedule contains a true, complete and correct list of all Persons who, as of the date of this Agreement, hold Company Options, indicating, with respect to each Company Option, the number of shares of Company Common Stock issuable upon the exercise of such Company Option, and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement and the extent to which the vesting of such Company Option will or may be accelerated by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. All Company Options have been granted or issued at an exercise price equal to or greater than the fair market value of the underlying Company Common Stock, as determined by the Company Board of Directors at the date of grant or issuance, and none of the Company Options constitute “deferred compensation” under Section 409A of the Code. The treatment of the Company Options as provided in Section 1.7(c) is consistent with, and permitted by, the terms of the Company Options and the Company Stock Plan, true and complete copies of the Company Stock Plan and all agreements and instruments relating to Company Options and shares of Company Common Stock granted or issued under such plan (including executed copies of all Contracts relating to each Company Option and the shares of Company Common Stock purchased under such plan) have been Made Available to Parent, such plan and Contracts have not been amended, modified or supplemented since being Made Available to Parent, and there are no Contracts or understandings to amend, modify or supplement such plan or Contracts in any case from those Made Available to Parent. The Company Stock Plan has been duly approved by the stockholders of the Company. The Company has, or prior to the Closing will have, taken all actions necessary to effect the treatment of Company Options provided for under Section 1.7(c) under the Company Stock Plan, all Contracts governing the terms of all Company Options and under any other plan or arrangement to which the Company is a party or by which the Company may be bound, including by giving any required notice and obtaining any required consent contemplated thereby, and as of the Effective Time, no holder or former holder of Company Options will have any rights with respect to such Company Options other than as set forth in Section 1.7(c). No shares of Company Capital Stock are issuable upon the exercise of any Company Option prior to the time such Company Option becomes vested.

(f) Schedule 2.5(f) of the Disclosure Schedule contains a true, complete and correct list of all Persons who, as of the date of this Agreement, hold Company Warrants, indicating, with respect to each Company Warrant, the number of shares of Company Capital Stock issuable upon the exercise of such Company Option, the class or series of such Company Capital Stock, and the exercise price, date of grant, vesting schedule (if any) and expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement and the extent to which the vesting of such Company Warrant will or may be accelerated by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. All Company Warrants have been granted or issued at an exercise price equal to the fair market value of the underlying Company Common Stock, as determined by the Company Board of Directors at the date of grant or issuance, and none of the Company Options or Company Warrants constitute “deferred compensation” under Section 409A of the Code. The treatment of the Company Warrants as provided in Section 1.7(d) is consistent with, and permitted by, the terms of the Company Warrants and the Company Stock Plan, true and complete copies of all agreements and instruments relating to Company Warrants (including executed copies of all Contracts relating to each Company Warrant) have been Made Available to Parent, such plan and Contracts have not been amended, modified or supplemented since being Made Available to Parent, and there are no Contracts or understandings to amend, modify or supplement such plan or Contracts in any case from those Made Available to Parent. The Company has, or prior to the Closing will have, taken all actions necessary to effect the treatment of Company Warrants provided for under Section 1.7(d) under the Company Stock Plan, all Contracts governing the terms of all Company Warrants and under any other plan or arrangement to which the Company is a party or by which the Company may be bound, including by giving any required notice and obtaining any required consent contemplated thereby, and as of the Effective Time, no holder or former holder of Company Warrants will have any rights with respect to such Company Warrants other than as set forth in Section 1.7(d). No shares of Company Capital Stock are issuable upon the exercise of any Company Warrant prior to the time such Company Warrant becomes vested. The per share exercise price for each Company Warrant to purchase shares of Company Series A Preferred Stock is equal to the Series A Per Share Preference. There are no outstanding warrants to purchase shares of Company Series B Preferred Stock.

(g) The total number of outstanding shares of Company Common Stock, after giving effect to the conversion of all shares of Company Preferred Stock into Company Common Stock and the full exercise of all options and warrants to acquire Company Common Stock, does not exceed the Authorized Common Share Number. The total number of outstanding shares of Company Preferred Stock, after giving effect to the full exercise of all options and warrants to acquire Company Preferred Stock, does not exceed the Authorized Preferred Share Number. Each share of Company Preferred Stock is convertible into one (1) share of Company Common Stock. The Merger Consideration into which each share of Company Capital Stock and each Company Security will be converted in the Merger pursuant to this Agreement, the allocation of the Merger Consideration pursuant to the Consideration Spreadsheet and the reduction of the amounts payable to the Effective Time Stockholders at Closing by the Indemnity Escrow Contribution Amounts and the Expense Escrow Contribution Amounts, in each case, conforms to the terms of the Company Organizational Documents, and no Company Stockholder, holder of Company Securities or other Person shall be entitled to receive any different or additional amount in the Merger with respect to shares of Company Capital Stock or Company Securities held or claimed to be held by such Company Stockholder or other securityholder or Person.

(h) As of immediately prior to the Effective Time, after giving effect to the RSU Grants, Company RSUs to purchase 186,666 shares of Company Common Stock will be issued and outstanding.

(i) As of immediately prior to the Effective Time, 2,500,000 Stock Holdback Common Shares are issued and outstanding, and no shares of Company Capital Stock other than the Stock Holdback Common Shares are held by the Stock Holdback Stockholder.

(j) Attached hereto as Exhibit F is a form, based on the information known to the Company as of the date of this Agreement, of the Consideration Spreadsheet.

(k) There has never been a stock dividend, combination, split, reverse-split, recapitalization or any similar transaction with respect to the Company Capital Stock.

2.6 Subsidiaries. Schedule 2.6 of the Disclosure Schedule sets forth an accurate and complete list of all Subsidiaries of the Company. Prior to the date of this Agreement, the Company has Made Available to Parent complete and correct copies of the organizational documents of each of the Company’s Subsidiaries as currently in effect. The organizational documents of each of the Company’s Subsidiaries are in full force and effect, and none of the Company’s Subsidiaries is in violation of any provision of their respective organizational documents. Except for the Subsidiaries of the Company set forth on Schedule 2.6 of the Disclosure Schedule, the Company does not own or control and has never owned or controlled, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, or have any commitment or obligation to invest in, purchase any securities or obligations of, fund, guarantee, contribute or maintain the capital of or otherwise financially support any, corporation, partnership, joint venture or other business association or entity. The Company owns of record and beneficially all issued and outstanding shares and securities of each of the Subsidiaries of the Company. The Subsidiaries of the Company have no operations other than as described in Schedule 2.6 of the Disclosure Schedule.

2.7 Financial Statements.

(a) Attached to Schedule 2.7 of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) the audited balance sheets of the Company as of December 31, 2011 and 2012, and the statements of income, changes in stockholders’ equity and cash flow for the twelve (12) month periods ended December 31, 2011 and 2012 and (ii) the unaudited balance sheet of the Company as of March 31, 2013 (the “Most Recent Balance Sheet”). The Financial Statements (A) are, and when delivered, the Closing Date Balance Sheet will be, derived from, and are, and when delivered, the Closing Date Balance Sheet will be, in accordance with, the books and records of the Company, (B) have been, and when delivered, the Closing Date Balance Sheet will be, prepared in accordance with GAAP (except that such unaudited Financial Statements and the Closing Date Balance Sheet do not contain footnotes) applied on a basis consistent with past practice of the Company in the preparation of the Financial Statements throughout the periods indicated and consistent with each other except, if applicable, as may be indicated in the notes thereto, and (C) fairly present, and when delivered, the Closing Date Balance Sheet will fairly present, in all material respects, the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate will be material). The Company has identified all uncertain Tax positions contained in all Tax Returns filed by the Company or any of its Subsidiaries and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions).

(b) The Company has in place systems and processes (including the maintenance of proper books and records) that are customary for a company at the same stage of development as the Company designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”). None of the Company or its officers, nor, if applicable, the independent auditors of the Company, has identified any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements that has not been resolved. To the Company’s Knowledge, there have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Company maintains revenue recognition practices consistent with GAAP.

2.8 Absence of Changes. Since December 31, 2012, (i) the Company and its Subsidiaries have operated their respective business in the ordinary course of business, consistent with past practice, (ii) no Company Material Adverse Effect has occurred, and (iii) without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has:

(a) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or agreed to do any of the foregoing, or purchased or redeemed or agreed to purchase or redeem, directly or indirectly, any shares of its capital stock;

(b) issued or sold any shares of its capital stock of any class or any options, warrants, conversion or other rights to purchase any such shares or any securities convertible into or exchangeable for such shares;

(c) adopted, amended, modified, or terminated in any material respect any Company Employee Plan, agreement trust, fund, arrangement for the benefit of employees or any collective bargaining agreement (other than as may have been required by the terms of the Company Employee Plan or collective bargaining agreement, or as may have been required by applicable Laws);

(d) increased any compensation or fringe benefits or paid any bonus, or granted any increase in severance or termination pay, in each case, for any individual or otherwise changed any of the terms of employment or service for any of its Employees;

(e) entered into a waiver of any stock repurchase rights, accelerated, amended or changed the period of exercisability of any Company Options, Company Restricted Shares or any other equity or similar incentive awards (including without limitation any long term incentive awards), or repriced any Company Options granted under any employee, consultant, director or other stock plans or authorized any cash payments in exchange for any Company Options granted under any of such plans;

(f) entered into any loan or advanced any money or other property with any of its Employees;

(g) incurred any Indebtedness;

(h) mortgaged, pledged or subjected to any Security Interest, any of its properties or assets, tangible or intangible;

(i) acquired or disposed of any assets or properties having a value in excess of $50,000 individually or $100,000 in the aggregate;

(j) forgiven or canceled any debts or claims, or waived any rights, having a value in excess of $50,000 individually or $100,000 in the aggregate;

(k) incurred a capital expenditure or made a commitment by the Company or any of its Subsidiaries exceeding $50,000 individually or $100,000 in the aggregate;

(l) changed accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries other than as required by GAAP;

(m) made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, agreed to or settled any claim or assessment in respect of Taxes, entered into any closing agreement in respect of Taxes, filing of any amended Tax Return or extended or waived any of the limitation periods applicable to any claim or assessment in respect of Taxes;

(n) revalued any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off, discounting or otherwise compromising any notes or accounts receivable in an amount in excess of $50,000 individually or $100,000 in the aggregate;

(o) received notice of any claim or potential claim of ownership, interest or right by any Person other than the Company or any of its Subsidiaries of the Technology or Intellectual Property owned by or developed or created by the Company or any of its Subsidiaries or of infringement by the Company or any of its Subsidiaries of any other Person’s Intellectual Property;

(p) granted any source code license or exclusive license, or entered into any other exclusive arrangements, with respect to any Company Intellectual Property;

(q) sold, assigned or disposed of, or suffered any Lien (other than Permitted Liens) placed upon, any Company Intellectual Property;

(r) commenced or settled any lawsuit or become aware of the commencement, settlement, notice or written threat of any lawsuit or proceeding or other investigation against the Company or any of its Subsidiaries;

(s) received written notice of any claim or potential claim for the violation of any employment Laws;

(t) engaged in any purchase or sale of any interest in real property, grant of any Security Interest in any real property, agreement to lease, sublease, license or otherwise occupy any real property, or any alteration, amendment, modification, violation or termination of any of the terms of any Real Property Lease;

(u) participated in any activity of the type sometimes referred to as “trade loading” or “channel stuffing” or any other activity that is outside the ordinary course of business and would reasonably be expected to increase the cash or current assets of the Company or any of its Subsidiaries at Closing, or any other activity that reasonably would reasonably be expected to result in an increase, temporary or otherwise, in the demand for the Company Products prior to the Closing, including, without limitation, sales of a Company Product (i) with payment terms longer than terms customarily offered by the Company or its Subsidiaries for such Company Product, (ii) at a greater discount from listed prices than customarily offered for such Company Product, other than pursuant to a promotion of a nature previously used in the ordinary course of business for such Company Product, (iii) at a price that does not give effect to any general increase in the list price for such Company Product publicly announced prior to the Closing Date, (iv) in a quantity or volume greater than the reasonable resale requirement of the particular customer, distributor or reseller, (v) in conjunction with other material benefits to the customer, distributor or reseller not previously offered in the ordinary course of business to such customer; (vi) accelerating the timing of any new releases for Company Products; or

(v) entered into any agreement, commitment or obligation to do any of the foregoing.

2.9 Absence of Undisclosed Liabilities; Acquisition Obligations. Neither the Company nor any of its Subsidiaries has any Liabilities, except for (a) Liabilities set forth on the Most Recent Balance Sheet, (b) Liabilities incurred in the ordinary course of business consistent with past practice after the date of the Most Recent Balance Sheet that are set forth on the Closing Date Balance Sheet, (c) Liabilities in the ordinary course of business which are apparent on the face of Contracts to which the Company or any of its Subsidiaries is a party and which have been Made Available to Parent or entered into after the date of this Agreement in compliance with Section 4.1, (d) Liabilities that are Transaction Expenses, or (f)

Liabilities that are Permitted Liens. Except for Liabilities reflected in the Financial Statements, neither the Company nor any of its Subsidiaries has any off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company or any of its Subsidiaries. All reserves that are set forth in or reflected in the Most Recent Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.

2.10 Taxes.

(a) (i) All Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all Taxes payable by or on behalf of the Company or any of its Subsidiaries (whether or not shown on a Tax Return) have been fully and timely paid. With respect to any Taxes that are not yet due or owing, the Company and each of its Subsidiaries has made sufficient accruals for such Taxes on the Most Recent Balance Sheet to the extent incurred as of the date of the Most Recent Balance Sheet (including with respect to federal and state income Taxes for the fiscal year ended December 31, 2012) or, with respect to any Taxes incurred since such date, such Taxes will be included in the calculation of the Closing Net Working Capital Amount. All required estimated Tax payments have been timely made by or on behalf of the Company and each of its Subsidiaries.

(b) Since the date of the Most Recent Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes outside the ordinary course of business consistent with past custom and practice.

(c) The Company and each of its Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts so withheld.

(d) The Company has Made Available to Parent complete copies of (i) all Tax Returns of or including the Company or any of its Subsidiaries for all Tax periods of the Company or such subsidiary since its incorporation and (ii) any audit, report or other similar correspondence issued relating to Taxes of the Company or any of its Subsidiaries.

(e) No claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to Taxes in that jurisdiction.

(f) No Tax Return of the Company or any of its Subsidiaries has ever been audited by any Taxing Authority, no such audit is in progress and neither the Company nor any of its Subsidiaries has been notified of any request for such an audit or other examination. No deficiencies for any Tax have been threatened, claimed, proposed or assessed in writing against the Company or any of its Subsidiaries which have not been settled or paid. No issue has been raised in writing by any Taxing Authority in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent Tax period. No adjustment relating to any Tax Returns filed by the Company or any of its Subsidiaries has been proposed by a Taxing Authority to the Company or any of its Subsidiaries (or any representative thereof).

(g) The Company has not (i) agreed to, is not required to nor has any application pending requesting permission to, make any adjustment pursuant to Section 481 of the Code or any similar provision of any Tax Law, (ii) entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax law with respect to the Company or any of its Subsidiaries or (iii) except for automatic extensions, requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, or granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid. Neither the Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any election under Section 108(i) of the Code. There is not in effect any waiver by the Company or any of its Subsidiaries of any statute of limitations with respect to any Taxes.

(h) Since its inception, neither the Company nor any of its Subsidiaries has been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code and in Section 1.897-2(b) of the Treasury Regulations.

(i) Neither the Company nor any of its Subsidiaries is subject to any private letter ruling or comparable rulings of any Taxing Authority.

(j) There are (and immediately following the Effective Time there will be) no Liens as a result of any unpaid Taxes upon any of the assets of the Company or any of its Subsidiaries other than liens for Taxes not yet due and payable.

(k) Neither the Company nor any of its Subsidiaries has ever been a member of any consolidated, combined, affiliated, unitary, aggregate or similar group of corporations for any Tax purposes (other than a group of which the Company is the common parent corporation). Neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law, including any arrangement for group or consortium relief or similar arrangement), other than as a result of being a member of a group of which the Company was the common parent, as a transferee or successor, by contract, by operation of law or otherwise. Neither the Company nor any of its Subsidiaries is, nor have they ever been, a party to, or bound by, any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written), other than a lease, license or loan agreement or similar agreement or arrangement entered into in the ordinary course of business, the principal subject matter of which is not Taxes. Neither the Company nor any of its Subsidiaries has ever been a party to any joint venture, partnership or other agreement that could be treated as a partnership for Tax purposes.

(l) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code.

(m) The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(n) Neither the Company nor any of its Subsidiaries has participated in, and neither the Company nor any of its Subsidiaries is currently participating in, any transaction which was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder (or any comparable provision of any Tax Law). Neither the Company nor any of its Subsidiaries has participated in, and neither the Company nor any of its Subsidiaries is currently participating in a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of any Tax Law.

(o) Each of the Company and its Subsidiaries is in compliance with all applicable transfer pricing Laws (including, without limitation, Section 482 of the Code) and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.

(p) Neither the Company nor any of its Subsidiaries has participated in, or cooperated with, an international boycott within the meaning of Code Section 999.

(q) The Company has in its possession official foreign government receipts for any Taxes paid by it or its Subsidiaries to any foreign Taxing Authorities for which receipts are given by the foreign government.

(r) Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business in that country.

(s) The Company and its Subsidiaries use the accrual method of accounting for income tax purposes.

(t) As of the Closing Date, neither the Company nor any Subsidiary or ERISA Affiliate will be a party to, or otherwise obligated under, any Contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, the Company, any Subsidiary or any of their respective ERISA Affiliates by reason of Section 280G of the Code or that could be subject to Section 4999 of the Code, except in each case with respect to persons as to whom approval has been or will be solicited pursuant to Section 5.3. Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any Contract, agreement, plan or arrangement that provides for a Tax “gross-up” to any Person.

(u) Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any Contract that provides for a gross up of Taxes imposed by Section 409A of the Code. Each “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance promulgated thereunder has been in documentary and operational compliance with Section 409A of the Code. No Company Option, Company Warrant or other right to acquire Company Common Stock or other equity of the Company or any of its Subsidiaries (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted, (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, (iii) has been granted after December 31, 2004, with respect to any class of stock of the Company or any of its Subsidiaries that is not “service recipient stock” (within the meaning of applicable regulations under

Section 409A of the Code) or (iv) has failed to be properly accounted for in accordance with GAAP in the Financial Statements, applied on a basis consistent with past practice of the Company in the preparation of the Financial Statements.

2.11 Property.

(a) Neither the Company nor any of its Subsidiaries currently owns, nor have they ever owned, any real property.

(b) The Company and each of its Subsidiaries has valid title to, or, in the case of leases of properties and assets, a valid leasehold interest in, all properties and assets used in its business (whether real, personal, tangible or intangible, but excluding all Technology and Intellectual Property) free and clear of all Liens (other than Permitted Liens). The material items of equipment owned or leased by the Company and each of its Subsidiaries (i) are adequate for the conduct of the business of the Company and such Subsidiary as currently conducted and as currently contemplated to be conducted, and (ii) are in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(c) Schedule 2.11(c) of the Disclosure Schedule contains a complete and accurate list of all of the existing leases, subleases, licenses, or other Contracts (collectively, the “Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy or leases or subleases to third parties, now or in the future, any real property (the “Leased Premises”), which list identifies the address and size of each Leased Premise, the parties to the Real Property Lease and the term and rent for each Real Property Lease. The Company has Made Available to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments, supplements, consents, waivers and side letters thereto and all Contracts in connection therewith, including all work letters, improvement agreements, estoppel certificates, subordination agreements, and guarantees). The Closing will not affect the enforceability against any Person of any material Real Property Lease or any rights of the Company or any of its Subsidiaries thereunder or otherwise with respect to any material Leased Premises, including the right to the continued use and possession of such Leased Premises for the conduct of business as presently conducted.

(d) The Real Property Leases are each in full force and effect and neither the Company nor any of its Subsidiaries is in material breach of or material default under, nor have they received written notice of any material breach of or material default under any Real Property Lease, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or material default thereunder by the Company, any of its Subsidiaries or any other party thereto. Neither the Company nor any of its Subsidiaries has transferred or assigned any interest in any Real Property Lease, nor have they subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other Person. The Company and its Subsidiaries currently occupy all of the Leased Premises for the operation of their businesses and there is no other Person with a right to occupy the Leased Premises. All of the Leased Premises and the personal property owned or leased by the Company or any of its Subsidiaries are in good operating condition and repair and free from any material defects, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects. The operations of the Company and each of its Subsidiaries do not, nor to the Company’s Knowledge, does any Leased Premises, violate in any material respect any applicable building code, zoning requirement or other law relating to such property or operations thereon. Neither the Company nor any of its Subsidiaries could be required to expend more than $10,000 in causing any Leased Premises to comply with the surrender conditions set forth in the applicable Real Property Lease. The Company and each of its Subsidiaries has performed all of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. Neither the Company nor any Subsidiaries is party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Premises.

2.12 Contracts. Schedule 2.12 of the Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any of their assets or properties, are bound:

(a) any Contract or series of related Contracts pursuant to which the Company or any of its Subsidiaries has made aggregate expenditures or payments in excess of $50,000 in the past twelve (12) months and for which the Company or any of its Subsidiaries has ongoing obligations or rights thereunder, other than Company Employee Plans and Employee Agreements;

(b) any Contract for the purchase, lease, license or rental of equipment in excess of $25,000 on a one-time or annual basis;

(c) any Contract that will not expire in accordance with its terms, and that the Company may not terminate in its discretion, with ninety (90) or fewer days’ notice, during the twelve (12)-month period following the date of this Agreement, in each case without Liability or other further material obligations, other than (i) nondisclosure or confidentiality provisions in Contracts entered into in the ordinary course of business, (ii) Employee Proprietary Information Agreements entered into with the Employees that do not differ from the Company’s form Made Available to Parent pursuant to Section 2.14(l) and (iii) Company Employee Plans and Employee Agreements;

(d) any Contract (including Contracts with customers of Company Products or licensees of Company Technology) between the Company or any of its Subsidiaries and any other Person other than Standard Form Agreements, wherein or whereby the Company or any of its Subsidiaries has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or any of its Subsidiaries or such other Person of the Technology or Intellectual Property of any Person;

(e) any distributor, reseller, sales representative or similar Contract (indicating on Schedule 2.12(e) of the Disclosure Schedule which are based on, and do not deviate in any material respect, from the applicable Standard Form Agreement);

(f) any Contract (i) limiting the freedom of the Company or any of its Subsidiaries to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Company Intellectual Property, (ii) under which the Company or any of its Subsidiaries grants most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or (iii) otherwise limiting the right of the Company or any of its Subsidiaries to (A) sell, distribute or manufacture any products or services, (B) purchase or otherwise obtain any services or any software or other Technology, or (C) grant reseller rights to third parties;

(g) (i) any Contract restricting the ability of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of their respective employees to hire or solicit potential employees, consultants or independent contractors and (ii) any Contract restricting the ability of any third party or, to the Knowledge of the Company, any of their respective employees to hire or solicit potential employees, consultants or independent contractors of the Company or any of its Subsidiaries or Affiliates;

(h) all licenses, sublicenses and other Contracts as to which the Company or any of its Subsidiaries is a party and pursuant to which any Person is authorized to use or otherwise exploit any Company Intellectual Property or Company Technology (other than nonexclusive licenses to Company Intellectual Property granted by the Company or its Subsidiaries in the ordinary course of business in the form (without additional material terms) of the Company’s applicable Standard Form Agreement);

(i) all Contracts pursuant to which the Company or any of its Subsidiaries has agreed to any restriction on the right of the Company or any of its Subsidiaries to use or enforce any Company Intellectual Property (other than nonexclusive licenses to Company Intellectual Property granted by the Company or its Subsidiaries in the ordinary course of business) and that do not otherwise grant any exclusive rights;

(j) all Contracts pursuant to which the Company or any of its Subsidiaries has agreed to transfer or sell rights in or with respect to any Company Intellectual Property;

(k) any Contract providing for the development of any Technology, independently or jointly, by or for the Company or any of its Subsidiaries, including any invention assignment or similar Contract between the Company or any of its Subsidiaries and an Employee;

(l) any trust, loan agreement, indenture, note, bond, debenture or any other document or Contract evidencing Indebtedness to any Person, any capitalized lease obligation, or any commitment to provide any of the foregoing, or any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or Liabilities of any other Person;

(m) any Contract for the past, present or future disposition of any material portion of the assets or business (whether by merger, sale of stock, sale of assets or otherwise) of the Company or any of its Subsidiaries;

(n) any Contract for the acquisition of the business or capital stock of another party (whether by merger, sale of stock, sale of assets or otherwise);

(o) any Contract concerning a joint venture, partnership, joint development or other similar arrangement with one or more Persons;

(p) any Contract under which the Company or any of its Subsidiaries has sold any products, provided any services, or licensed any Technology pursuant to which the Company or any of its Subsidiaries has received since its incorporation any payment in excess of $50,000 or $100,000 in aggregate payments;

(q) any Contract relating to (i) any facility (or related services) where the computer equipment used to operate or provide Company Products is located or (ii) the lease, license or rental of any such equipment (or the provision of related services) to the Company or any of its Subsidiaries;

(r) any settlement agreement;

(s) any Contract not listed in clauses (a)–(r) of this Section 2.12, inclusive, with any Company Top Customer or Company Top Supplier; or

(t) any other agreement not listed in clauses (a)–(s) of this Section 2.12, inclusive, that is otherwise material to the business of the Company or its Subsidiaries.

Each Contract set forth in Schedule 2.12 of the Disclosure Schedule, Schedule 2.13(a) of the Disclosure Schedule, Schedule 2.14(g)(2) of the Disclosure Schedule, Schedule 2.14(f) of the Disclosure Schedule, Schedule 2.16(c) of the Disclosure Schedule, Schedule 2.16(d) of the Disclosure Schedule, Schedule 2.22 of the Disclosure Schedule, or Schedule 2.25 of the Disclosure Schedule (or, in each case, required to be so disclosed therein, whether or not actually disclosed therein) (each, a “Material Contract” and collectively, the “Material Contracts”) is a valid and binding agreement of the Company or its Subsidiary, as applicable, and is in full force and effect in accordance with its terms. True and complete copies of each of the Material Contracts (including all amendments thereto) have been Made Available to Parent. Neither the Company nor any of its Subsidiaries is in material default or breach under the terms of any Contract (a “default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance that would, upon receipt of notice or with the passage of time, constitute a default or give rise to a right of termination) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their assets is bound, nor will the consummation of the Merger or any other transactions contemplated by this Agreement give rise to any such material default or breach. Neither the Company nor any of its Subsidiaries has failed to satisfy (and no Person has claimed or, to the Company’s Knowledge, threatened to claim, that the Company or any of its Subsidiaries has failed to satisfy) any service level requirement, minimum performance guaranty, or similar commitment or arrangement under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their assets is bound, and the Company has no Knowledge of any basis for such a claim. Neither the Company nor any of its Subsidiaries has ever provided, and neither the Company nor any of its Subsidiaries has any reason to believe it will be required to provide, any refund, credit or other compensation to any Person as a result of any such service level requirement, minimum performance guaranty, or similar commitment or arrangement. To the Company’s Knowledge, no other party to any Material Contract is in material default or breach of such Material Contract.

2.13 Employee Benefit Plans and Compensation.

(a) Employee Plans. Schedule 2.13(a) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. Neither the Company nor any of its Subsidiaries has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by Law, to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement, in contemplation of the consummation of the transactions otherwise contemplated by this Agreement, or otherwise in the ordinary course of business), or to enter into any Company Employee Plan or Employee Agreement.

(b) Documents. The Company, each Subsidiary of the Company and each ERISA Affiliate has Made Available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement, including all amendments thereto and all related trust documents, (ii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or by any other applicable Law with respect to each Company Employee Plan, (iii) all material written agreements and Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (iv) all communications material to any Employee(s) relating to any Company Employee Plan and any proposed Company Employee Plan, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedule, or other events, which would result in any Liability to the Company or any of its Subsidiaries, (v) all material correspondence to or from any Governmental Authority received by the Company relating to any Company Employee Plan, (vi) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan sponsored by the Company, and (x) the most recent IRS (or any other applicable Taxing Authority) determination or opinion letter issued with respect to each Company Employee Plan.

(c) Employee Plan Compliance. The Company, each of its Subsidiaries and each ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default or violation of, and have no Knowledge of any default or violation by any other party to each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws, statutes, orders, rules and regulations, including ERISA or the Code. To the Knowledge of the Company, any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either applied for, prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements, obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. For each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, to the Knowledge of the Company, there has been no event, condition or circumstance that has adversely affected or is reasonably expected to adversely affect such qualified status. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to (x) the Company’s participation in any Company Employee Plan that includes a Code Section 401(k) feature and (y) any other Company Employee Plan. To the Knowledge of the Company, there are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan and each Employee Agreement can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Parent, the Company, their respective Subsidiaries or any ERISA Affiliate (other than (i) ordinary administration expenses). To the Knowledge of the Company, there are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or any other Governmental Authority with respect to any Company Employee Plan. Neither the Company, nor any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company, each of its Subsidiaries and each of its ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(d) No Pension Plan, Funded Welfare Plans or MEWAs. None of the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “funded welfare plan” within the meaning of Section 419 of the Code, or (iii) multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers that are not ERISA Affiliates (including one or more self-employed individuals), or to their beneficiaries.

(e) No Self-Insured Plan. None of the Company, any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self insured plan that provides benefits to Employees (including any such plan pursuant to which a stop loss policy or Contract applies) but excluding a health flexible spending account or dependent care spending account.

(f) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company, any of its Subsidiaries or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Company, any of its Subsidiaries nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(g) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any Liability to provide post-termination or retiree life insurance, or health benefits to any Person for any reason, except as may be required by COBRA or other applicable statute, and none of the Company, any of its Subsidiaries nor any ERISA Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other Person that such Employee(s) or other Person would be provided with life insurance, health benefits after termination of employment, except to the extent required by COBRA or other applicable statute.

(h) International Employee Plan. The Company has never maintained, established, sponsored, participated in, or contributed to, an International Employee Plan.

2.14 Intellectual Property; Technology; and Data Security.

(a) Company Products. Schedule 2.14(a) of the Disclosure Schedule lists all Company Products by name and version number.

(b) Technology. Schedule 2.14(b)(1) of the Disclosure Schedule lists all Company Technology. Except as specified on Schedule 2.14(b)(1) of the Disclosure Schedule with respect to each applicable item of Company Technology, all Company Technology was developed entirely by the employees of the Company or its Subsidiaries acting within the scope of their employment with the Company or any of its Subsidiaries and not by contractors, consultants or other Persons. Schedule 2.14(b)(2) of the Disclosure Schedule lists all Technology (except for Shrink-Wrap Code and

Technology listed in Schedule 2.14(b)(1) of the Disclosure Schedule) that is necessary to the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted by the Company (including, without limitation, Open Source Software) and specifies whether such Technology was developed internally by the Company or any of its Subsidiaries or provided by third parties. Except as set forth on Schedule 2.14(b)(3) of the Disclosure Schedule, all Company Technology listed, or required to be listed, in Schedule 2.14(b)(1) or Schedule 2.14(b)(2) of the Disclosure Schedule was written and created solely by either (i) employees of the Company or any of its Subsidiaries acting within the scope of their employment or (ii) contractors, consultants or other Persons who have validly and irrevocably (to the extent permitted by applicable law) assigned all of their rights in such Technology and the associated Intellectual Property (including the right to seek past and future damages with respect thereto) to the Company or any of its Subsidiaries.

(c) Registered Intellectual Property. Schedule 2.14(c)(1) of the Disclosure Schedule (i) lists all Registered Intellectual Property owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to the Company or any of its Subsidiaries (“Company Registered Intellectual Property”) and all unregistered Trademarks which are owned or purported to be owned by the Company or its Subsidiaries and used by the Company or any of its Subsidiaries with respect to Company Products, (ii) lists all invention disclosures, (iii) lists any actions that must be taken by the Company or any of its Subsidiaries within 180 days after the date hereof with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iv) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) to which the Company or any of its Subsidiaries is a party or in which claims are raised relating to the validity, enforceability, scope, ownership or infringement of any of the Company Intellectual Property. With respect to each item of Company Registered Intellectual Property, (1) all necessary registration, maintenance and renewal fees in connection with the Company Registered Intellectual Property that are or will be due for payment on or before the Closing Date have been or will be timely paid and all necessary documents and certificates in connection with the Company Registered Intellectual Property that are or will be due for filing on or before the Closing Date have been or will be timely filed with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property; (2) each such item of Company Registered Intellectual Property is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); (3) each such item of Company Intellectual Property is subsisting, valid (or validly pending in the case of applications) and enforceable (excluding applications), and (4) each such item of Company Registered Intellectual Property is not subject to any unpaid maintenance fees or Taxes. To the Knowledge of the Company, there are no facts, information, or circumstances, including any information or facts that would constitute prior art that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would adversely affect any pending application for any Company Registered Intellectual Property, except as have been made of record with the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions. The Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a misrepresentation under applicable Laws with respect to such application or that would adversely otherwise affect the enforceability of any Company Registered Intellectual Property. Except as set forth in Schedule 2.14(c)(2) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has claimed any status in the application for or registration of any Company Registered Intellectual Property, including “small business status,” that would not be applicable to Parent. To the maximum extent provided for, by, and in accordance with, applicable Laws, the Company and each of its Subsidiaries has recorded each assignment of Company Registered Intellectual Property to the Company or such Subsidiary by a third Person with each relevant Governmental Authority.

(d) Transferability of Company Intellectual Property. Upon and immediately after the Closing, all Company Intellectual Property that is owned by the Company or purported to be owned by the Company will be fully transferable, alienable and licensable by the Surviving Corporation (as wholly owned by Parent) or any subsidiary of the Surviving Corporation without restriction and without payment of any kind to any third party.

(e) Title to and Enforceability of Company Intellectual Property. The Company or a Subsidiary of the Company is the sole and exclusive owner of each item of Company Intellectual Property, free and clear of any Liens. No Company Intellectual Property owned by the Company or a Subsidiary is subject to any proceeding or outstanding decree, order, judgment or settlement agreement, or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any of its Subsidiaries or that may affect the validity, use, or enforceability of such Company Intellectual Property. The Company Intellectual Property that is Intellectual Property (other than pending applications for patents and trademarks) is valid and enforceable. The Company or a Subsidiary of the Company has the sole and exclusive right to bring a claim or suit against a third party for infringement or misappropriation of the Company Intellectual Property that is Intellectual Property. Neither the Company nor any of its Subsidiaries has permitted the rights of the Company or any of its Subsidiaries in any Company Intellectual Property that is or was at the time material to its business to enter into the public domain, except for Trade Secrets purposefully disclosed by the Company in its reasonable business judgment. Neither the Company nor any of its Subsidiaries has transferred full or partial ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or, as of the time of such transfer or exclusive license, was material to its business to any other Person.

(f) Third Party Intellectual Property. Other than Technology and Intellectual Property licensed to the Company or any of its Subsidiaries under (i) Open Source Licenses for the Open Source Software (as defined below) listed or not required to be listed in Schedule 2.14(n) of the Disclosure Schedule, (ii) licenses for Shrink-Wrap Code, and (iii) the licenses set forth in Schedule 2.14(f) of the Disclosure Schedule, the Company Intellectual Property includes all Technology and Intellectual Property that are used in or necessary to the conduct of the business of the Company and each of its Subsidiaries as it currently is conducted by the Company, including the design, development, delivery, use, marketing, distribution, licensing out and sale of any Company Products or Company Technology. The Company and each Subsidiary of the Company owns, possesses licensed copies of, or otherwise has sufficient rights to all Technology that is used in or necessary to the conduct of its business as currently conducted. The Company and each Subsidiary of the Company owns or possesses sufficient rights to all Technology or Intellectual Property used in or necessary to the conduct of its business as currently contemplated to be conducted by the Company. No consent or approval of, and no notice to, another Person will be required under the terms of any license for Shrink-Wrap Code or any license listed, or required to be listed, in Schedule 2.14(f) of the Disclosure Schedule as a result of (x) a change in the ownership or direct or indirect control of the Company or any of its Subsidiaries; (y) a merger, consolidation or other combination of the Company or any of its Subsidiaries with another Person (assuming that the business of the Company and its Subsidiaries continues to be conducted after such merger, consolidation or other combination in substantially the same manner as it was conducted before such merger, consolidation or other combination); or (z) any assignment of such license.

(g) Standard Form Agreements. Copies of the Company’s standard forms, if any, of (i) customer license and/or service agreement; (ii) distributor, reseller, referral or sales representative agreements; and (iii) confidentiality or nondisclosure agreement (collectively, the “Standard Form Agreements”) are attached to Schedule 2.14(g)(1) of the Disclosure Schedule. Schedule 2.14(g)(2) of the Disclosure Schedule lists each Contract relating to the Company Intellectual Property or the sale, licensing or distribution thereof to which the Company or any of its Subsidiaries is a party and that deviates in any material respect from the corresponding Standard Form Agreement.

(h) No Infringement by the Company. Neither the Company nor any of its Subsidiaries has ever infringed, misappropriated, violated or otherwise made unlawful use of the Intellectual Property of any other Person. The operation of the business of the Company and each of its Subsidiaries as currently conducted or as currently contemplated to be conducted by the Company, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, delivery, sale and licensing out of any Company Product or any Company Technology, does not infringe, misappropriate, violate or make unlawful use of, and when conducted in substantially the same manner by Parent and/or the Company and its Subsidiaries following the Closing will not infringe, misappropriate, violate or make unlawful use of, any Intellectual Property of any Person, violate any right of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction. The operation of the business of the Company and each of its Subsidiaries as currently contemplated to be conducted by the Company, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, delivery, sale and licensing out of any Company Product or any Company Technology by the Company and its Subsidiaries as currently contemplated to be conducted by the Company, will not infringe, misappropriate, violate or make unlawful use of, and when conducted as currently contemplated by the Company by Parent and/or the Company and its Subsidiaries following the Closing will not infringe, misappropriate, violate or make unlawful use of, any Intellectual Property of any Person, violate any right of any Person, or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither the Company nor any of its Subsidiaries has ever received notice from any Person claiming or alleging, and, there is no pending or, to the Company’s Knowledge threatened, Action in which any Person has claimed or alleged, that the Company, any Subsidiary of the Company, any Company Product, any Company Technology, or any Company Intellectual Property infringes, misappropriates, violates or otherwise makes unlawful use of any Intellectual Property of any Person or that the Company or any of its Subsidiaries has engaged in unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis for any such claim or allegation). Neither the Company nor any of its Subsidiaries has ever sought or obtained an opinion of counsel regarding any possible infringement, misappropriation, violation or unlawful use of another Person’s Intellectual Property or the validity or enforceability of another Person’s Intellectual Property.

(i) Third Party Rights. No third party that has licensed Intellectual Property or provided any Technology to the Company or any of its Subsidiaries has retained or been assigned an ownership interest in or any exclusive license to any Intellectual Property in any improvements or derivative works made solely or jointly by the Company or any of its Subsidiaries.

(j) Effects of Contemplated Transactions. Neither this Agreement, nor the transactions contemplated by this Agreement, nor the assignment to Parent by operation of law or otherwise of any Contracts to which the Company or any of its Subsidiaries is a party, will cause: (i) Parent or any of its Affiliates, or the Company or any of its Subsidiaries, to grant to any third party any license or other right to any Intellectual Property, (ii) Parent or any of its Affiliates, or the Company or any of its Subsidiaries, to be bound by or subject to any non-compete or other material restriction on the operation or scope of their respective businesses or (iii) Parent or any of its Affiliates, or the Company or any of its Subsidiaries, to be obligated to pay any royalties or other fees with respect to Intellectual Property of any third party (other than filing fees payable to the PTO or other relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions) in excess of those payable by the Company and its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby.

(k) No Third Party Infringement. To the Knowledge of the Company, no Person is infringing, misappropriating, violating or otherwise making unlawful use of, or has infringed, misappropriated, violated or otherwise made unlawful use of, any Company Intellectual Property. The Company has the exclusive right to bring actions against any Person that is infringing or misappropriating any Company Intellectual Property and to retain for itself any damages recovered in any such action.

(l) Proprietary Information Agreements. Copies of the Company’s and its Subsidiaries’ standard forms of Employee Agreement containing any assignment or license of Intellectual Property (collectively, the “Employee Proprietary Information Agreements”) and the Company’s and its Subsidiaries’ standard forms of professional services, outsourced development, consulting, or independent contractor agreements containing any assignment or license of Intellectual Property (the “Consultant Proprietary Information Agreements”) have been Made Available to Parent. All current and former Employees of the Company or any of its Subsidiaries, and all current and former consultants, contractors, suppliers and vendors of the Company or any of its Subsidiaries that have been involved in the creation or development of Technology for or on behalf of the Company or any of its Subsidiaries (each, a “Contributor”), have executed the applicable form of Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement, except as disclosed on Schedule 2.14(l) of the Disclosure Schedule, without the exclusion or reservation of any Intellectual Property that is used in or necessary for the business of the Company and its Subsidiaries, taken as a whole, as it is currently conducted or currently contemplated to be conducted by the Company. Without limiting the foregoing, no Contributor owns or has any right to Company Products or Company Intellectual Property, nor has any Contributor made any assertions with respect to any alleged ownership of, or rights in or to, any Company Products or Company Intellectual Property. All current and former employees of the Company and its Subsidiaries who are or were, at the time of employment, residents of countries that recognize moral rights or whose employment relationships are or were governed by applicable laws in countries that recognize moral rights have executed written agreements with the Company and its Subsidiaries that, to the fullest extent permitted under applicable law, waive for the benefit of the Company and its Subsidiaries, all moral rights in any works of authorship relating to the business of the Company and its Subsidiaries, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous. The Company and its Subsidiaries have taken all reasonable steps that are required or necessary to protect the confidentiality of Confidential Information and trade secrets of the Company and its Subsidiaries or of any third party that has provided any confidential information or trade secrets to the Company and its Subsidiaries.

(m) No Government Funding. No government funding, facilities or resources of a university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of any Company Intellectual Property.

(n) Open Source Software. “Open Source License” means (i) any so-called “open source,” “copyleft,” “freeware,” or “general public” license (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), the GNU Affero General Public License, Mozilla

Public License (MPL), BSD licenses, the Artistic License (e.g., PERL), the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL), QT Free Edition License, IBM Public License, Bitkeeper, and the Apache License), (ii) any license that is substantially similar to those listed at http://www.opensource.org/licenses/, and (iii) any license that (a) requires the licensor to permit reverse-engineering of the licensed technology (such as software) or other technology incorporated into, derived from, or distributed with such licensed technology or (b) requires that the licensed technology or other technology incorporated into, derived from, or distributed with such licensed technology (1) be distributed in source code form, (2) be licensed for the purpose of making modifications or derivative works, or (3) be distributed at no charge, or (4) be distributed with certain notices or licenses (e.g., copyright notices or warranty disclaimers). Schedule 2.14(n) of the Disclosure Schedule lists all software that is distributed under an Open Source License (collectively, “Open Source Software”) and that has been incorporated into or used in the development, testing, or delivery of any Company Product or Company Technology in any way and describes the manner in which such Open Source Software was incorporated (such description shall include, without limitation, whether (and, if so, how) the Open Source Software was modified and/or distributed by the Company or any of its Subsidiaries and whether (and if so, how) such Open Source Software was incorporated into and linked in any Company Technology). Neither the Company nor any of its Subsidiaries has used Open Source Software in any manner that would or could (i) require the disclosure or distribution of any Company Source Code, (ii) require the licensing of any Company Intellectual Property or Company Technology for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution of any Company Intellectual Property, (iv) create, or purport to create, obligations for the Company or any of its Subsidiaries with respect to the Company Intellectual Property or Company Technology or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property, or (v) impose any other material limitation, restriction, or condition on the right of the Company or any of its Subsidiaries to use or distribute any Company Intellectual Property or Company Technology. With respect to any Open Source Software that is or has been used by the Company or any of its Subsidiaries in any way, the Company and each of its Subsidiaries has been and is in compliance with all applicable licenses with respect thereto, complete copies of which have been provided to Parent.

(o) Company Source Code. The Company or a Subsidiary of the Company owns and possesses or otherwise has valid licenses or rights to all (i) source code for all software included within the Company Technology and owns or has valid licenses and possesses (ii) source code for all Company Products and any other software or products distributed and presently supported by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries has taken all actions customary in the software industry to document the software that is Company Technology and its operation, such that such software, including its source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers. Neither the Company, any Subsidiary of the Company nor any other Person acting on any of their behalves has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, except for disclosures to employees, contractors, or consultants under agreements that prohibit use or disclosure except in the performances of services to the Company or any of its Subsidiaries. The Company delivered all source code for software included in the Company Technology to Black Duck Software, Inc. on or prior to March 12, 2013 for purposes of conducting an audit of such source code.

(p) Personally Identifiable Information and Behavioral Information. Schedule 2.14(p) of the Disclosure Schedule describes the types of all Personally Identifiable Information and Behavioral Information collected by or on behalf of the Company or any of its Subsidiaries in connection with the Company Products (and any marketing by the Company or any of its Subsidiaries related thereto), including through Internet websites owned, maintained or operated by the Company or any of its Subsidiaries (“Company Sites”) or through third party websites or services with which the Company or any of its Subsidiaries has linked or integrated the Company Products, and by or through any Company Products, including any Personally Identifiable Information or Behavioral Information collected by third Persons and provided to the Company or any of its Subsidiaries (collectively, “Private Information”). “Personally Identifiable Information” shall mean any information that alone or in combination with other information collected, directly or indirectly, held or otherwise managed by the Company or any of its Subsidiaries can be reasonably used to identify a specific Person as well as any other information (regardless of whether it alone can be used to identify a specific Person) that is stored, managed, or made available by Company or any of its Subsidiaries to third parties in connection with Personally Identifiable Information. “Behavioral Information” means data collected from an IP address, web beacon, pixel tag, ad tag, cookie, JavaScript, local storage, software, or by any other means, or from a particular computer, Web browser, mobile telephone, or other device or application, where such data is or may be used to identify or contact an individual, device, or application (including, without limitation, by means of an advertisement or content), or to predict or infer the preferences, interests, or other characteristics of the device or of a user of such device or application or is otherwise used to target advertisements or other content to a device or application or to a user of such device or application. The Company, each Subsidiary of the Company, the Company Sites and the Company Products, and all third parties acting on behalf of the Company or any of its Subsidiaries or that have access to Private Information comply, and have always complied, with all applicable Privacy Laws and Requirements including those relating to (i) the privacy of users of Company Sites and Company Products; and (ii) the collection, use, storage, retention, disclosure, transfer, disposal and any other processing of any Private Information collected or used by the Company or any of its Subsidiaries, or by third parties having access to such information, in any manner (including to uses made in connection with the Company Sites and Company Products). Neither the execution, delivery and performance of this Agreement nor the subsequent transfer of all of Company’s and its Subsidiaries’ databases and other information relating to its customers and all non-customer end users of the Company Sites and the Company Products, including all Private Information, from the Company or its Subsidiaries to Parent or any other Subsidiary of Parent will cause, constitute, or result in a breach or violation of any Privacy Laws and Requirements by any party to this Agreement, or cause, constitute, or result in a breach or violation of any contractual obligation of the Company or any of its Subsidiaries, or any privacy-related representations made publicly by Company or any of its Subsidiaries, including, without limitation, any Privacy Policy of the Company or any of its Subsidiaries. Copies of all current and prior internal and public-facing privacy policies of the Company and each of its Subsidiaries that apply to the Company Sites and Company Products including any privacy- or security-related representations, obligations or promises set forth within the Company Sites and Company Products (collectively, “Privacy Policies”) are attached to Schedule 2.14(p) of the Disclosure Schedule. The Privacy Policies have at all times made all disclosures to users or customers required by all Privacy Laws and Requirements; and Company and each of its Subsidiaries has obtained any consents from users required by all Privacy Laws and Requirements. None of the disclosures made or contained in the Privacy Policies has been inaccurate, misleading or deceptive or in violation of any Privacy Laws and Requirements (including containing any material omission). The Company and each of its Subsidiaries has, at all times, complied with its privacy-, security-, and marketing-related internal policies, including those provided during the due diligence process. The Company’s and its Subsidiaries’ agreements with third party websites or services with which Company Products are linked or integrated, whether signed or unsigned (e.g., browsewrap, clickwrap agreements and the like), do not: (A) permit any third party to access, transfer, disclose or use in any way Private Information in a manner exceeding what is strictly required to facilitate the linkage or integration; or (B) grant the third party any right that conflicts with the Privacy Policies or reduces an end user’s rights under the Privacy Policies. The transfer of Private Information to or from these third parties, if any, does not conflict with or violate the Privacy Policies, any Privacy Laws and Requirements, or any contractual obligation of the Company or any of its Subsidiaries. There is no complaint to, or any audit, proceeding, investigation (formal or informal), or claim currently pending against, the Company, any of its Subsidiaries or any of its customers (specific to the Company Products) by (1) any private party, or (2) the Federal Trade Commission, any state attorney general or similar state official, or any other governmental authority, foreign or domestic, in each case with respect to the collection, use, retention, disclosure, transfer, storage, or disposal of Private Information.

(q) Bugs. The Company and each of its Subsidiaries maintains a bug tracking database that contains records of known bugs maintained by its development or quality control groups with respect to the Company Technology and the Company Products, and each such database is current and complete. Schedule 2.14(q) of the Disclosure Schedule sets forth the names of each such database maintained by the Company and its Subsidiaries. None of the Company Technology or the Company Products: (i) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Technology or Company Product or any product or system containing or used in conjunction with such Company Technology or Company Product; or (ii) fails to materially comply with any applicable warranty, service level requirement or other contractual commitment relating to the use, functionality or performance of any Company Product. All Company Products conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers. The Company and its Subsidiaries have no liability (and there is no legitimate basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or its Subsidiaries giving rise to any material liability relating to the foregoing contracts) for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the current balance sheet.

(r) Contaminants. No Company Technology used to deliver Company Products contains any (i) disabling codes or instructions, or (ii) spyware, Trojan horses, worms, viruses, or other software routines or hardware components that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, the Company Technology or any other data, software, or other materials (“Contaminants”). The Company and each of its Subsidiaries uses industry standard measures to prevent the introduction of Contaminants into Company Technology used to deliver Company Products from software licensed from third parties. No advertisements served by or through the Company Technology, by the Company or any of its Subsidiaries, their service providers, or any other third party contain or have contained malicious online advertising, malware, or other Contaminants.

(s) Security Measures. The Company and each of its Subsidiaries has taken the steps and implemented the procedures specified in Schedule 2.14(s) of the Disclosure Schedule to protect the Company’s and its Subsidiaries’ information technology systems, networks and equipment from Contaminants and to preserve the availability, security, and integrity of such systems, networks and equipment and the data and information stored thereon, including, without limitation, Private Information and Confidential Information. Such steps and procedures comply in all material respects with all applicable Laws relating to the security of information technology assets, Private Information, and

Confidential Information, and other data, information, and Company Intellectual Property to which the Company, any of its Subsidiaries or any third party acting on any of their behalves has access or otherwise collects, handles, or stores. This includes, but is not limited to, the Company’s and each of its Subsidiaries’:(i) having implemented, maintained, and monitored reasonable measures with respect to technical, administrative, and physical security to preserve and protect the confidentiality, availability, security, and integrity of the information technology assets, Private Information, Confidential Information, and other data, information, and Company Intellectual Property collected, processed, or stored by the Company, any of its Subsidiaries or any third party acting on their behalf (including protecting such systems from infection by Contaminants, access by unauthorized Persons, or access by authorized Persons that exceeds the Person’s authorization); (ii) performing and documenting its risk assessment and management procedures; and conforming with industry standards pertaining to secure programming techniques. Neither the Company nor any of its Subsidiaries has made statements to the general public regarding the Company’s or its Subsidiaries’ information security practices other than those made in the Privacy Policies. The Company’s and each of its Subsidiaries’ information security practices conform, and at all times have materially conformed, to all of the Company’s and its Subsidiaries’ contractual commitments. The Company and each of its Subsidiaries has implemented the disaster recovery and security plans, procedures and facilities for such systems specified in Schedule 2.14(s) of the Disclosure Schedule. To the Company’s Knowledge, there is no complaint to, or any audit, proceeding, investigation (formal or informal), or claim currently pending against, the Company, any of its Subsidiaries or any of their customers (specific to the Company Products) by (i) any private party, (ii) the Federal Trade Commission, any state attorney general or similar state official, or any other governmental authority, foreign or domestic, in each case with respect to the security, confidentiality, availability, or integrity of information technology assets, Private Information, Confidential Information, or other data, information or Company Intellectual Property. There have been no intrusions or breaches of the security of the information technology assets, Private Information, Confidential Information, or other data, information or Company Intellectual Property. All Private Information is encrypted in accordance with Company’s and its Subsidiaries’ representations made in their Privacy Policies and in accordance with industry standard practices regarding encryption technologies and key management practices. Without limiting the foregoing, all Private Information in the Company Products is encrypted as required, if at all, by applicable Privacy Laws and Requirements when electronically stored, and all so called :form data” collected by that Company or any of its Subsidiaries is additionally encrypted within the Company Products databases. All employees with access to the Company’s or any of its Subsidiaries’ information technology systems, networks or equipment, or any data or information stored thereon, including, without limitation, Private Information or Confidential Information, have been provided privacy and security training sufficient to meet all obligations under Privacy Laws and Requirements, the Privacy Policies, and contractual obligations. Collectively, the obligations set forth in this Section 2.14(s) constitute the “Data Security Obligations.”

(t) Standards Bodies. Schedule 2.14(t) of the Disclosure Schedule contains a list of all standards-setting organizations, self-regulatory organizations, industry bodies and consortia, and other multi-party special interest groups and activities in which the Company is currently participating, or in which the Company or any of its Subsidiaries has participated in the past (each, a “Standards Body”), including for each a description of, or reference to, the membership agreements and other Contracts, bylaws, policies, rules, and similar materials relating to each such Standards Body. The Company and each of its Subsidiaries is, and at all times has been, in compliance with all bylaws, policies, rules, and similar materials of Standards Bodies. Neither the Company nor any of its Subsidiaries has, nor has ever been, in breach of any membership agreement or other Contract with any Standards Body. No Standards Body has imposed or purported to impose any obligations on the Company or any of its Subsidiaries (or, following the Effective Time, on Parent, the Surviving Corporation, or any other Affiliate) with respect to licensing or granting of any other Intellectual Property.

(u) PCI Compliance. At no time has the Company or any of its Subsidiaries received, processed, stored or communicated data that is subject to the Payment Card Industry Data Security Standard.

(v) Certificate of Originality. The Company has duly executed and Made Available to Parent a “Certificate of Originality” for each of the Company Products in the form of Exhibit G to this Agreement (the “Certificates of Originality”). Each such Certificate of Originality is true, complete and correct with respect to each Company Product.

2.15 Insurance. Schedule 2.14 of the Disclosure Schedule contains a complete and accurate list as of the date hereof of all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries. Such list includes the type of policy, form of coverage, policy number and insurer, coverage dates, named insured and limit of liability. True and complete summaries of each listed policy have been Made Available to Parent. Such policies are in full force and effect, and the Company and its Subsidiaries have complied in all material respects with the provisions of such policies. The Company and its Subsidiaries have general commercial, product liability, fire and casualty insurance policies with coverage customary for companies similarly situated to the Company.

2.16 Personnel.

(a) None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service (or constructive termination or other change) in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event, (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Employee, (ii) increase or otherwise enhance any benefits otherwise payable by the Company or its Subsidiaries to any Employee, (iii) result in the acceleration of the time of payment or vesting or obligation to fund any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation or benefits due to any Employee, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or its Subsidiaries to any Employee.

(b) The Company and each of its Subsidiaries is in compliance in all material respects with all Laws respecting employment, discrimination in employment, equal employment, fair employment practices, equal employment, terms and conditions of employment, immigration status, meal and rest periods, leaves of absence, employee privacy, worker classification (including the proper classification of workers as independent contractors and consultants), wages (including overtime wages), tax withholding, compensation and hours of work, and occupational safety and health and employment practices, and is not engaged in any unfair labor practice within the meaning of the National Labor Relations Act. Neither the Company nor its Subsidiaries have engaged any employee whose employment would require special licenses or permits. The Company and its Subsidiaries have withheld all amounts required by applicable Laws or by Contract to be withheld from the wages, salaries, and other payments to Employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and its Subsidiaries have paid in full to all Employees, directors, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to be paid to or on behalf of such Employees, directors, independent contractors and consultants. Neither the Company nor its Subsidiaries have any Liability with respect to any misclassification of: (a) any Employee as an independent contractor rather than as an employee, (b) any Employee leased from another employer, or (c) any Employee currently or formerly classified as exempt from overtime wages. Neither the Company nor its Subsidiaries are liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no unwritten policies or customs that, by extension, could reasonably entitle Employees to benefits in addition to those to which they are entitled pursuant to applicable Laws (including unwritten customs concerning the payment of statutory severance pay when it is not legally required). Neither the Company nor its Subsidiaries have engaged any consultants, sub-contractors or freelancers who, according to applicable Laws, would be entitled to the rights of an employee vis-à-vis the Company or its Subsidiaries, including rights to severance pay, vacation, and other employee-related statutory benefits. Neither the Company nor its Subsidiaries are a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority. There are no material controversies pending or, to the Knowledge of the Company and its Subsidiaries, threatened, between the Company, its Subsidiaries and any of their Employees or other service providers, which controversies have or have threatened to result in an Action, arbitration, suit, proceeding, claim, arbitration or investigation before any Governmental Authority.

(c) (i) Schedule 2.16(c)(i) of the Disclosure Schedule contains a complete and accurate list of all severance Contracts, Employee Agreements and Contracts providing for any Change in Control Payment to which the Company and its Subsidiaries are a party or by which the Company and its Subsidiaries, or any of their assets or properties, are bound.

(ii) Except for the foregoing, the Company and its Subsidiaries do not have any obligation to pay any amount or provide any benefit to any Employee or officer, other than obligations (A) for which Company and its Subsidiaries have established a reserve for such amount on the Most Recent Balance Sheet or (B) pursuant to Contracts entered into after the date of the Most Recent Balance Sheet and disclosed on Schedule 2.16(c)(i) of the Disclosure Schedule.

(d) The Company has no collective bargaining agreements, labor union Contracts (including any Contract or agreement with any works council, trade union, or other labor-relations entity) or similar Contract to which the Company or any of its Subsidiaries are a party or by which the Company or any of its Subsidiaries, or any of their assets or properties, are bound with respect to any Employee or other service provider and any such collective bargaining agreement or other union Contract that is being negotiated by the Company or any of its Subsidiaries. There is no known pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Employee or other service provider of the Company or any of its Subsidiaries. Neither the Company nor its Subsidiaries have Knowledge of any activities or proceedings of any labor union to organize its Employees. There is no labor dispute, concerted refusal to work overtime, strike or work stoppage against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened or reasonably anticipated which may interfere with the respective business activities of the Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not entitle any Person (including any works council, trade union or other labor-relations entity) to any payments under any labor Contract or require the Company or its Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of, any union, works council, or similar labor relations entity. Neither the Company, its Subsidiaries, nor to the Knowledge of the Company, any Company Representatives or Employees, has committed any unfair labor practice within the meaning of the National Labor Relations Act, and there is no charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable Governmental Authority pending or to the Knowledge of the Company, threatened.

(e) The Company and its Subsidiaries have Made Available to Parent a true, correct and complete list of the names, positions and rates of compensation of all current officers, directors, and employees of the Company and each of its Subsidiaries, showing each such person’s name, position, place of employment, date of hire, annual remuneration (including commission and bonus opportunity), accrued but unpaid vacation or paid time off balances, status as exempt/non-exempt and fringe benefits for the current fiscal year, as of the date hereof. The Company and each of its Subsidiaries has Made Available to Parent the additional following information for each of its international employees: city/country of employment, date of hire, manager’s name and work location.

(f) The Company and each of its Subsidiaries have Made Available to Parent a true, correct and complete list of all current consultants, advisory board members, seconded workers, and independent contractors and for each the initial hire date or date of the engagement, termination date of the engagement, a description of the remuneration arrangements applicable to each, a brief description of the services provided, and the specific entity for whom they provide services.

(g) The Company and its Subsidiaries are in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), and any similar state or local Law. Neither the Company nor its Subsidiaries have (i) effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company and its Subsidiaries, and (iii) the Company and its Subsidiaries have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any state, local or foreign Law similar to the WARN Act. The Company and its Subsidiaries have not caused any of their employees to suffer an “employment loss” (as defined in the WARN Act) that triggers the WARN Act during the ninety (90) day period prior to the Closing Date. No termination prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state, local or foreign Law.

2.17 Litigation. There is no (a) Action pending, or to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries, any of their respective properties or assets or the Merger or the other transactions contemplated hereby, (b) governmental inquiry or investigation pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or any of their respective properties or assets (including any inquiry as to the qualification of the Company or any of its Subsidiaries to hold or receive any license or Permit) or (c) to the Company’s Knowledge, any Actions pending or threatened against any Related Party in connection with the business of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction or decree of any Governmental Authority known to or served upon the Company or any of its Subsidiaries. There is no Action by the Company or any of its Subsidiaries pending or threatened against any other Person.

2.18 Environmental Matters.

(a) For all purposes of and under this Agreement, (i) the term “Environmental Laws” shall mean any Law (whether domestic or foreign) relating to (x) releases or threatened release of Hazardous Substances, (y) pollution or protection of employee health or safety, public health or the environment or (z) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances, and (ii) the term “Hazardous Substance” shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof.

(b) (i) The Company and each of its Subsidiaries is and has been in compliance with all Environmental Laws in all material respects; (ii) neither the Company nor any of its Subsidiaries has received any notice of any noncompliance of their past or present operations with Environmental Laws; (iii) no notices, administrative actions or suits are pending or to the Company’s Knowledge threatened relating to an actual or alleged violation of any applicable Environmental Law by the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances, distributed, sold or otherwise placed on the market Hazardous Substances or any product containing Hazardous Substances, arranged for the disposal, discharge, storage or release of any Hazardous Substances, or, to the Company’s Knowledge, exposed any Employee or other Person to any Hazardous Substances so as to give rise to any Liability or corrective or remedial obligation under any Environmental Law; (v) to the Company’s Knowledge, there has been no release or threatened release of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or any of its Subsidiaries; (vi) there have been no Hazardous Substances generated by the Company or any of its Subsidiaries that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the U.S.; (vii) to the Company’s Knowledge, there are no underground storage tanks or back-up emergency generators located on, asbestos containing materials located at, or any polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on any site owned, leased or otherwise used by the Company or any of its Subsidiaries; (viii) neither the Company nor any of its Subsidiaries has entered into any Contract that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to Liabilities arising out of any Environmental Law or the Hazardous Substance related activities of the Company, its Subsidiaries or any other Person; and (ix) the Company has Made Available to Parent true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments in the possession or control of the Company, its Subsidiaries or any Company Representatives.

2.19 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries is in compliance in all material respects with, and has complied in all material respects with, and as of the date of this Agreement has not received any written notices of violation with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business (including the keeping of all required registers and timely filing or delivery of all required documents under the provisions of any applicable Law). To the Company’s Knowledge, neither the Company nor any of its Subsidiaries is under investigation with respect to, has not been threatened to be charged with, nor has been given notice of, any violation of any Law.

(b) All Permits (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in property, or (ii) which are required for the operation of the business of the Company or any of its Subsidiaries as currently conducted or the holding of any such interest, has been issued or granted to the Company or such Subsidiary, and all such Permits are in full force and effect and constitute all Permits required to permit the Company and its Subsidiary to operate or conduct its business as it is currently conducted and hold any interest in its properties or assets. Schedule 2.19(b) of the Disclosure Schedule contains a complete and accurate list of all material Permits necessary to conduct the business of the Company and its Subsidiaries.

(c) The Company and each of its Subsidiaries has conducted its export transactions in accordance with applicable provisions of the U.S. export control laws and regulations.

(d) Neither the Company nor any of its Subsidiaries (including to the Company’s Knowledge any of their respective officers, directors, agents, Employees or other Person associated with or acting on their behalf) has, directly or indirectly, provided anything of value to foreign officials in order to obtain or retain business, direct business to another or otherwise gain an advantage, nor has it taken any other action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. Neither the Company nor any of its Subsidiaries has ever been investigated, formally or informally, by any Governmental Authority for conduct related to corruption.

2.20 Banking Relationships. Schedule 2.20 of the Disclosure Schedule contains a complete and accurate list of the name and location of each bank, brokerage or investment firm, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account or a safe deposit box or other arrangement and the names of all Persons authorized to draw on or who have access to such account or safe deposit box or such other arrangement as of the date hereof. On or prior to the Closing Date, the Company will have provided Parent with the account numbers and on-line access to all such accounts. There are no outstanding powers of attorney executed by or on behalf of the Company or any of its Subsidiaries.

2.21 Books and Records. Without limiting the foregoing, the Company has Made Available to Parent complete and correct copies of (a) all documents identified in the Disclosure Schedule, (b) the minute books containing records of all proceedings, consents, actions and meetings of the board of directors (or similar governing body), committees of the board of directors (or similar governing body) and the securityholders of the Company and each of its Subsidiaries, and (c) permits, orders and material consents issued by any regulatory agency with respect to any securities of the Company and each of its Subsidiaries and all applications for such permits, orders and consents. The minute books of the Company and its Subsidiaries Made Available to Parent contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Company or the applicable Subsidiary through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects. The books, records and accounts of the Company and each of its Subsidiaries (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) accurately and fairly reflect the transactions and dispositions of the assets and properties of the Company and each of its Subsidiaries, and (iv) accurately and fairly reflect the basis for the Financial Statements.

2.22 Brokers and Finders. Schedule 2.22 of the Disclosure Schedule contains a complete and accurate list of each Contract to which the Company or any of its Subsidiaries is a party or is bound with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company or any of its Subsidiaries, in connection with this Agreement and the transactions contemplated hereby. Except for the services described on Schedule 2.22 of the Disclosure Schedule, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of the Company or any of its Affiliates in such manner as to give rise to any valid claim against the Company or Parent for any investment banker, brokerage or finder’s commission, fee or similar compensation. The Company is not a party to or bound by any Contract with the Representative.

2.23 Anti-Takeover Statute Not Applicable. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or anti-takeover provision in the Company Organizational Documents is applicable to the Company, any shares of Company Capital Stock or other Company Securities, this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

2.24 Complete Copies of Documents. The Company has Made Available true and complete copies of all Contracts and other documents required to be set forth (whether or not disclosed) in the Disclosure Schedule.

2.25 Certain Relationships and Related Transactions. None of the officers or directors of the Company or any of its Subsidiaries and, to the Knowledge of the Company, none of the employees or stockholders of the Company or any of its Subsidiaries, nor, to the Knowledge of the Company, any immediate family member of an officer, director, employee or stockholder of the Company or any of its Subsidiaries, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any of its Subsidiaries (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded). Schedule 2.25 of the Disclosure Schedule contains a complete and accurate list of each Contract to which the Company or any of its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their assets is bound and to which any Related Party, or any of their immediate family members, is a party or has a in interest in, whether directly or indirectly, other than employment, compensation and benefit arrangements for services as an officer, director or employee thereof or with respect to the ownership of Company Securities. To the Knowledge of the Company, none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the business of the Company or any of its Subsidiaries, except for the rights of stockholders under applicable Laws or Intellectual Property that cannot be assigned as a matter of law.

2.26 Top Customers and Suppliers.

(a) Customers.

(i) Schedule 2.26(a)(i) of the Disclosure Schedule contains a true and correct list of all customers of the Company and its Subsidiaries collectively, based on revenue generated during the calendar year ending December 31, 2012 and top twenty (20) customers of the Company and its Subsidiaries for the period commencing on January 1, 2013 and ending March 31, 2013, based on revenue generated during such period (each such customer, a “Company Top Customer”), indicating the amount of revenue generated from such Company Top Customer during such period.

(ii) Neither the Company nor any of its Subsidiaries has received written notice, nor does the Company have Knowledge, that any Company Top Customer (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries (whether related to payment, price or otherwise), or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase goods or services from the Company or any of its Subsidiaries consistent with past custom and practice, and none of the events described in clauses (i) or (ii) has occurred since the date of the Most Recent Balance Sheet.

(b) Suppliers.

(i) Schedule 2.26(b)(i) of the Disclosure Schedule contains a true and correct list of the top twenty (20) suppliers of the Company and its Subsidiaries, collectively, based on dollar value of purchases by the Company and its Subsidiaries during the calendar year ending December 31, 2012 and the top twenty (20) suppliers of the Company and its Subsidiaries for the period commencing on January 1, 2013 and ending March 31, 2013, based on dollar value of purchases by the Company and its Subsidiaries during such period (each such supplier, a “Company Top Supplier”), indicating the amount of dollar value purchases by the Company and its Subsidiaries from such Company Top Supplier during such period.

(ii) Neither the Company nor any of its Subsidiaries has received written notice, nor does the Company have Knowledge, that any Company Top Supplier (i) intends to cancel, or otherwise materially and adversely modify its relationship with the Company or any of its Subsidiaries (whether related to payment, price or otherwise), or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply goods or services to the Company or any of its Subsidiaries consistent with past custom and practice, and none of the events described in clauses (i) or (ii) has occurred since the date of the Most Recent Balance Sheet.

2.27 Disclosure. The Company has prepared and delivered to Parent for its approval a copy of the information statement substantially in the form attached hereto as Exhibit H (such information statement, together with the attachments thereto, the “Information Statement”) to be used by the Company for the purpose of soliciting the written consent of the Company Stockholders. To the Knowledge of the Company, none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Information Statement or the other documents to be distributed to the Company Stockholders in connection with this Agreement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made and taken as a whole, not misleading. The representations and warranties in this Section 2.27 do not and will not apply to statements included in the Information Statement or the other documents to be distributed to the Company Stockholders in connection with this Agreement that are based upon information supplied by Parent or Merger Sub for use or incorporation by reference therein or statements regarding Parent or Merger Sub which were required to have been included by Parent or Merger Sub therein and which were omitted from the information supplied by Parent or Merger Sub.

2.28 Representations Complete. To the Knowledge of the Company, none of the representations or warranties of the Company in this Agreement, the Disclosure Schedule, any Exhibit, Appendix or Schedule hereto contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements set forth herein or therein, in light of the circumstances under which they were made and taken as a whole, not misleading.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

BY PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

3.1 Organization and Standing. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws, except as would not have a material adverse effect on the ability of Parent to consummate the Merger.

3.2 Authority. Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and each certificate and other instrument required to be executed and delivered by Parent and Merger Sub pursuant hereto and to perform their obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and each certificate and other instrument required to be executed and delivered by Parent and Merger Sub pursuant hereto and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of this Agreement and each certificate and other instrument required to be executed and delivered by Parent or Merger Sub pursuant hereto has been (or will be) duly and validly executed and delivered by Parent or Merger Sub and, assuming the due authorization, execution and delivery by the Company and the Representative, constitutes (or will constitute) a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

3.3 Funds. On the Closing Date, Parent will have sufficient funds to pay the aggregate portion of the Merger Consideration payable in respect of shares of Company Capital Stock, Vested Company Options and Company Warrants in the Merger pursuant to this Agreement.

3.4 Governmental Filings and Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the transactions contemplated hereby to which Parent or Merger Sub is a party or the consummation of the Merger and the other transactions contemplated hereby and thereby, except (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required by applicable securities laws and state “blue sky” laws, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (c) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings, which, if not obtained or made, would not prevent the consummation of the Merger.

3.5 Broker’s Fees. Neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Merger and other transactions contemplated hereby for which the Company could become liable or obligated.

ARTICLE IV.

COMPANY CONDUCT PRIOR TO THE EFFECTIVE TIME

During the time period from the date hereof until the earlier to occur of (a) the Effective Time or (b) the termination of this Agreement in accordance with the provisions of Section 8.1, the Company covenants and agrees with Parent as follows:

4.1 Conduct of Business of the Company. Except as expressly contemplated by this Agreement, as set forth in Schedule 4.1, or as Parent shall otherwise consent in writing, the Company shall operate its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, pay its Liabilities and Taxes when due (subject to the right of Parent to review and approve any Tax Returns in accordance with this Agreement), and, to the extent not inconsistent with such business, use all commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and Key Employees and preserve its relationships with its customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.

4.2 Forbearance by the Company. Except (i) as expressly contemplated by this Agreement, (ii) as set forth in Schedule 4.2, or (iii) as Parent shall otherwise consent in writing, the Company shall not (and shall cause its Subsidiaries to not):

(a) make any capital expenditure or enter into any commitment for a capital expenditure exceeding $50,000 individually or $100,000 in the aggregate (other than the payment of rent, payroll and interest obligations on Company Debt in the ordinary course of business and consistent with past practices and payments under obligations existing as of the date hereof);

(b) (i) sell, exclusively license or assign to any Person or enter into any agreement to sell, exclusively license or assign to any Person any rights to any Company Intellectual Property, (ii) buy or license any Technology or Intellectual Property of any third party or enter into any agreement to buy or license any Technology or Intellectual Property of any third party (other than licenses of Open Source Software not required to be set forth on Schedule 2.14(n) of the Disclosure Schedule, Shrink-Wrap Code, and agreements with Employees or other contributors in the form of the applicable Standard Form Agreement relating to the assignment or license of Intellectual Property to the Company), (iii) license any

Company Products or Company Technology to third parties other than in non-exclusive agreements to provide the Company Products to end-users in the form of (A) the applicable Standard Form Agreement or (B) the third party’s form of agreement under which the terms applicable to any Company Products or Company Technology do not materially deviate from the terms in the applicable Standard Form Agreement and which do not create any Lien upon, or impose any other restrictive covenants binding, the Company or of its Subsidiaries or any of their respective properties or assets, (iv) enter into any distributor, reseller, sales representative, marketing, or similar agreement; (v) amend, modify, or extend any agreement for the license, sale, or other distribution of Company Products or Company Technology (other than amendments, extensions, or modifications to non-exclusive agreements to provide the Company Products to end-users which amendments, extensions, or modifications are entered into in the ordinary course of business consistent with past practice and which do not materially change pricing or royalties under such agreements or create any Lien upon the Company or of its Subsidiaries, or any of their respective properties or assets); (vi) enter into any agreement with respect to the development of any Technology or Intellectual Property on behalf of the Company or any of its Subsidiaries with a third party (other than agreements with employees, contractors or other contributors in the form of the applicable Standard Form Agreement relating to the assignment or license of Technology or Intellectual Property to the Company or any of its Subsidiaries), (vii) change pricing or royalties charged by the Company and its Subsidiaries to, or the compensation or other amounts payable to, its distributors, resellers, sales representatives, customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Technology or Intellectual Property to the Company or any of its Subsidiaries, or (viii) amend the license applicable to any Company Products or Company Technology such that the Company Products or Company Technology becomes Open Source Software;

(c) terminate or extend, or materially amend, waive or modify the terms of, any Contract (other than any Company Employee Plan, which are addressed in other clauses of this Section 4.2) disclosed or required to be disclosed in the Disclosure Schedule (or agree to do so), or enter into any Contract that would have been required to have been disclosed in Schedule 2.11(c), Schedule 2.12 or Schedule 2.14(n) of the Disclosure Schedule, or otherwise would have been a Material Contract had such Contract been entered into prior to the date hereof;

(d) engage in or enter into any material transaction or material commitment, or relinquish any material right, outside the ordinary course of business;

(e) commence or settle any Action by or against the Company or any Subsidiary or relating to any of their businesses properties or assets, other than to enforce its rights under this Agreement;

(f) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, in each case other than the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options or the conversion of shares of Company Preferred Stock, in each case, outstanding as of the date hereof;

(g) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor), in each case, other than repurchases of shares of Company Capital Stock pursuant to a right of repurchase held by the Company, pursuant to a Contract existing as of the date hereof and Made Available to Parent, in connection with the termination of employment or service of an Employee for a purchase price per share less than the Per Share Participation Amount;

(h) issue, grant, deliver, sell, amend or modify any shares of Company Capital Stock, Company Options, Company Warrants or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any kind or character obligating it to issue, grant, deliver or sell any such shares or other convertible securities convertible into Company Capital Stock, in each case other than the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options or Company Warrants or the conversion of shares of Company Preferred Stock, in each case, outstanding as of the date hereof;

(i) cause or permit any amendments to the Company Organizational Documents;

(j) create or acquire any Subsidiary or acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, taken as a whole;

(k) sell, lease or otherwise dispose of any of its material properties or assets, including the sale of any accounts receivable or grant or otherwise create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any owned property or leased property or any part thereof; convey, assign, sublease, license or otherwise transfer all or any material portion of any material amount of owned property or leased property or any interest or rights therein, excluding, in each case, Intellectual Property or Technology;

(l) incur any Indebtedness (other than trade payables in the ordinary course of business consistent with past practices) or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities or other similar obligations of others;

(m) grant any loans to others (other than advances to employees for travel and business expenses in the ordinary course of business consistent with past practice) or purchase debt securities of others (other than investments made in the ordinary course of business for money management purposes and consistent with past practice) or amend the terms of any outstanding loan agreement;

(n) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(o) other than as contemplated in Section 5.14 or as otherwise required by Section 5.15 of this Agreement, adopt, terminate or amend any Company Employee Plan, enter into any Employee Agreement, pay or agree to pay any bonus or special remuneration to any Employee, or increase or agree to increase the salaries, wage rates, or other compensation or benefits of its Employees, except payments made pursuant to written agreements outstanding on the date hereof and disclosed in the Disclosure Schedule;

(p) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options or Company Restricted Shares, or reprice Company Options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any Company Options granted under any of such plans;

(q) revalue any of its assets (whether tangible or intangible), including writing off notes or accounts receivable, settle, discount or compromise any accounts receivable, or reverse any reserves other than in the ordinary course of business and consistent with past practice;

(r) pay, discharge or satisfy any liability, other than the payment, discharge or satisfaction of liabilities arising in the ordinary course of business consistent with past practice;

(s) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or file any income tax or other material Tax Return or amend any Tax Return unless such Tax Return or amended Tax Return has been provided to Parent for review within a reasonable period prior to the due date for filing and Parent has consented to such filing;

(t) enter into or amend any distribution, joint venture, strategic alliance or joint marketing or any similar arrangement or Contract, other than Open Source Software licenses granted in the ordinary course of business consistent with past practice;

(u) hire, offer to hire or terminate any employees or encourage any employees to resign;

(v) change its accounting policies or procedures, including with respect to reserves for doubtful accounts, or payment or collection policies or practices;

(w) send any written communications (including electronic communications) to its employees regarding this Agreement or the transactions contemplated hereby other than written communications previously approved by Parent in writing for distribution to employees;

(x) make any representations or issue any communications to its employees that are inconsistent with this Agreement or the transactions contemplated thereby, including but not limited to any representations regarding offers of employment from Parent;

(y) participate in any activity of the type sometimes referred to as “trade loading” or “channel stuffing” or any other activity that is outside the ordinary course of business and could reasonably be expected to increase its cash or current assets at Closing, or any other activity that reasonably could be expected to result in an increase, temporary or otherwise, in the liquid assets of the Company or demand for the Company Products prior to the Closing, including, without limitation, sales of a Company Product (i) with payment terms longer than terms customarily offered for such Company Product, (ii) at a greater discount from listed prices than customarily offered for such Company Product, other than pursuant to a promotion of a nature previously used in the ordinary course of business for such Company Product, (iii) at a price that does not give effect to any general increase in the list price for such Company Product publicly announced prior to the Closing Date, (iv) in a quantity or volume greater than the reasonable resale requirement of the particular customer, distributor or reseller, (v) in conjunction with other material benefits to the customer, distributor or reseller not previously offered in the ordinary course of business to such customer; (vi) accelerating the timing of any new releases for Company Products;

(z) engage in any purchase or sale of any interest in real property, grant of any Security Interest in any real property, agreement to lease, sublease, license or otherwise occupy any real property, or any alteration, amendment, modification, violation or termination of any of the terms of any Real Property Lease; or

(aa) voluntarily take, or agree in writing or otherwise to take, or propose to take, any of the actions described in Section 4.2(a)-(z), inclusive, or any other action that would (i) cause or result in any of the representations and warranties of the Company set forth herein being untrue or incorrect, (ii) prevent or materially hinder the Company from performing its covenants hereunder or consummating the Merger or any other transaction contemplated hereby, or (iii) delay the consummation of the Merger or any other transaction contemplated hereby.

ARTICLE V.

ADDITIONAL AGREEMENTS

5.1 No Solicitation of Acquisition Proposals.

(a) The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal or Acquisition Transaction.

(b) Other than with respect to the transactions with Parent contemplated by this Agreement, the Company shall not, and the Company shall cause its officers, directors, Affiliates, securityholders, Employees, agents, any investment banker, attorney, other advisor and representative retained by it (all of the foregoing collectively being the “Company Representatives”) to not directly or indirectly, (i) solicit, initiate, seek, entertain, encourage, facilitate, support or induce (or assist in or cooperate with any Person in) the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or an Acquisition Transaction, (ii) enter into, participate in, maintain or continue any discussions, communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or an Acquisition Transaction, or otherwise take any action to facilitate any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or an Acquisition Transaction, (iii) disclose or make available any information not customarily disclosed to any Person concerning the Company’s businesses, properties, assets or technologies, or afford to any Person access to its properties, technologies, books or records, (iv) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or an Acquisition Transaction, (v) enter into any letter of intent or any other Contract contemplating or otherwise relating to an Acquisition Proposal or an Acquisition Transaction, (vi) submit an Acquisition Proposal or an Acquisition Transaction to the vote of any securityholders of the Company, or (vii) consummate or otherwise effect a transaction providing for any transaction contemplated by an Acquisition Proposal or an Acquisition Transaction.

(c) The Company shall immediately notify Parent orally and in writing after receipt by the Company and/or any Company Representatives of (i) any Acquisition Proposal, (ii) any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal or an Acquisition Transaction, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for information by any Person or Persons (other than Parent) that could reasonably be expected to lead to, or be used for the consideration of, an Acquisition Proposal. Such notice shall describe (A) the terms and conditions of such Acquisition Proposal, inquiry, proposal, offer, notice or request, and (B) the identity of the Person or Group (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder) making any such Acquisition Proposal, inquiry, proposal, offer, notice or request. The Company shall keep Parent fully informed of the status and details of, and any modification to, any such Acquisition Proposal, inquiry, proposal or offer and any correspondence or communications related thereto and shall provide to Parent a true, correct and complete copy of such Acquisition Proposal, inquiry, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Parent with 72 hours’ prior notice (or such lesser prior notice as is provided to the members of the Company Board of Directors) of any meeting of the Company Board of Directors at which the Company Board of Directors is reasonably expected to discuss an Acquisition Proposal or an Acquisition Transaction.

(d) The Company shall be deemed to have breached the terms of this Section 5.1 if any Company Representative shall take any action that is prohibited by this Section 5.1 to be taken by the Company. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to seek and obtain, without any proof of actual damages, an injunction or injunctions to prevent breaches of the provisions of this Section 5.1 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Parent shall not be required to provide any bond or other security in connection with any such injunction or order or decree of specific performance or in connection with any related Action.

5.2 Solicitation of Stockholder Approval.

(a) As soon as practicable following the execution and delivery of this Agreement, the Company shall solicit a Stockholder Written Consent from each Company Stockholder in accordance with this Agreement, Delaware Law and the Company Organizational Documents. In connection with such Company Stockholder approval and as soon as practicable after the execution of this Agreement, the Company shall deliver the Information Statement to the Company Stockholders for the purpose of soliciting the written consent of the Company Stockholders. As part of such solicitation, the Company shall deliver to any Company Stockholder who has not executed a Stockholder Written Consent a notice of approval of the Merger and the adoption of this Agreement by written consent of the Company Stockholders pursuant to the applicable provisions of the DGCL and the Company Organizational Documents, which notice shall constitute the notice to Company Stockholders required by Delaware Law that appraisal or dissenters’ rights may be available to Company Stockholders in accordance with the DGCL. Any materials to be submitted to the Company Stockholders in connection with the Company’s solicitation of the Company Stockholders described above, including the Information Statement, or notices with respect to appraisal rights (the “Soliciting Materials”) shall be subject to review and approval by Parent and shall include information regarding the Company, the terms of the Merger, this Agreement and the unanimous recommendation of the Company Board of Directors in favor of the adoption of this Agreement and approval of the Merger, the principal terms of the Merger and the other transactions contemplated hereby. All Soliciting Materials shall include the unanimous recommendation of the Company Board of Directors that all Company Stockholders consent to the adoption of this Agreement and approve the Merger, the principal terms of the Merger and the other transactions contemplated hereby. Neither the Company Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose to withhold, withdraw, amend or modify, such unanimous recommendation. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Soliciting Materials or in any amendments or supplements to the Soliciting Materials. The Company shall promptly advise Parent in writing if at any time prior to the Closing, the Company shall obtain Knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Laws. Anything to the contrary set forth herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its Affiliates which has not been consented to in writing by Parent prior to such inclusion, except as required pursuant to applicable Laws.

5.3 Solicitation of 280G Approval.

(a) After Parent has approved such materials pursuant to Section 5.2, but in any event prior to the Closing Date, the Company shall (i) obtain from each Person, if any, who might receive any payments and/or benefits that may be nondeductible under Section 280G of the Code in connection with the consummation of the Merger a duly executed waiver (the “280G Waiver”) of the Potential Parachute Payment and (ii) submit information regarding each such Potential Parachute Payment to the Company Stockholders for approval (in a manner satisfactory to Parent) by such number of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, such that all such payments and/or benefits, if paid, shall not be nondeductible as a result of Section 280G of the Code, and, if applicable, prior to the Effective Time the Company shall deliver to Parent evidence satisfactory to Parent (x) that a Company Stockholder vote was solicited in conformance with Section 280G and the regulations promulgated thereunder, and, if applicable, the requisite Company Stockholder approval was obtained with respect to any Potential Parachute Payment that were subject to the Company Stockholder approval (the “280G Approval”) and the Potential Parachute Payment subject to the 280G Waiver were reinstated, or (y) that the 280G Approval was not obtained and as a consequence, that such Potential Parachute Payment shall not be made or provided, pursuant to the 280G Waivers which were executed by the affected Persons following the execution of this Agreement. For the purposes of this Agreement, “Potential Parachute Payment” shall mean the portion of any Person’s payments and/or benefits in connection with the consummation of the Merger that is in excess of 2.99 times such Person’s “Base Amount” (within the meaning of Section 280G(b)(3) of the Code).

(b) Any materials to be submitted to the Company Stockholders in connection with the Company’s solicitation of the 280G Approval (the “280G Soliciting Materials”) shall be subject to prior review and approval by Parent. The Company will promptly advise Parent in writing if at any time prior to the Closing, the Company shall obtain Knowledge of any facts that might make it necessary or appropriate to amend or supplement the 280G Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Laws. Anything to the contrary set forth herein notwithstanding, the Company shall not include in the 280G Soliciting Materials any information with respect to Parent or its Affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion, except as required pursuant to applicable Laws.

5.4 Commercially Reasonable Efforts to Complete; Third Party Consents.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to satisfy the conditions to the other party’s obligations to consummate the transactions contemplated by this Agreement set forth in Article VI, including by removing any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 5.4(a), unless instructed otherwise by Parent, the Company shall use commercially reasonable efforts to obtain all necessary notices, consents, modifications, waivers and approvals of any parties to any Contracts to which the Company is a party as are required in connection with the Merger in order to ensure that all such Contracts remain in full force and effect from and after the Effective Time in accordance with their respective terms and to preserve all rights of, and benefits to, Parent and the Surviving Corporation under such Contracts from and after the Effective Time, including the notices and consents set forth in Schedule 2.2 and 2.3 of the Disclosure Schedule. All such notices, consents, modifications, waivers and approvals shall be in a form and substance reasonably acceptable to Parent. In the event that the other parties to any such Contract, including any lessor or licensor of any Real Property Leases, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon or otherwise required in response to a notice or consent request relating to this Agreement, the payment of a material consent fee, “profit sharing” payment or other consideration, including materially increased rent payments or other payments under the Contract or the provision of material additional security (including a guaranty), the Company shall not make or commit to make any such payment or provide any such consideration without Parent’s prior written consent. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, the Company Stockholders or any other Person for any costs, claims, Liabilities or damages resulting from the Company seeking to obtain such notices, consents, modifications, waivers and approvals.

(c) Without limitation of the foregoing provisions of this Section 5.4, as promptly as practicable following the date hereof the Company shall amend the employment arrangements described on Schedule 6.2(h)(ii) (the “Single-Trigger Arrangements”) in the manner set forth on Schedule 6.2(h)(ii).

5.5 Regulatory Approvals.

(a) In furtherance and not in limitation of the terms of Section 5.4, each of the Company, any of its Subsidiaries and Parent shall promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or Consent of any Governmental Authority, whether federal, state, local or foreign, that may be reasonably required, or that Parent may reasonably request, in connection with the consummation of the transactions contemplated hereby. Each of the Company and Parent shall use its reasonable best efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Laws, each of the Company and Parent shall promptly inform the other of any material communication between the Company or Parent (as applicable) and any Governmental Authority regarding the transactions contemplated hereby. If the Company or Parent or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Authority with respect to the transactions contemplated hereby, then the Company or Parent (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request. Each of the Company and Parent shall direct, in its sole discretion, the making of such response, but shall consider in good faith the views of the other.

(b) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, it is expressly understood and agreed that neither Parent nor Merger Sub shall have any obligation to litigate any administrative or judicial action or proceeding that may be brought in connection with the transactions contemplated by this Agreement, and neither Parent nor any Affiliate of Parent shall be required to agree to any license, sale or other disposition or holding separate (through the establishment of a trust or otherwise), of shares of capital stock or of any business, assets or property of Parent, the Company or any of their respective Affiliates, or the imposition of any limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

(c) Parent shall, in consultation with the Company and subject to Sections 5.5(a) and 5.5(b), determine strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Authority as contemplated hereby, and the Company and its Subsidiaries will take such actions as reasonably requested by Parent in connection with obtaining such consents, approvals or waivers. Notwithstanding Parent’s rights to lead all proceedings as provided in the prior sentence, Parent shall not require the Company to, and the Company shall not be required to, take any action with respect to any applicable antitrust law which would bind the Company or its Subsidiaries irrespective of whether the Merger occurs.

5.6 Notification of Certain Matters.

(a) The Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would reasonably be expected to result in any of the conditions to Closing set forth in Article VI not being satisfied at or prior to the Effective Time, and (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

(b) Parent shall give prompt notice to the Company of the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would reasonably be expected to result in any of the conditions to closing set forth Section 6.3 not being satisfied at or prior to the Effective Time.

(c) The delivery of any notice pursuant to this Section 5.6 shall not (i) limit or otherwise affect any remedies otherwise available to Parent or the Company, as applicable, or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company or Parent pursuant to this Section 5.6 shall affect or be deemed to modify, amend or supplement any representation or warranty set forth herein, the Disclosure Schedule or the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with the terms and conditions hereof, or limit any right to indemnification provided herein.

5.7 Access to Information. During the period from the date hereof and prior to the earlier of the Effective Time or the termination of this Agreement in accordance with the provisions of Section 8.1, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during Company’s normal business hours to (i) all of the Company’s properties, books, Contracts, commitments and records, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Laws) of the Company as Parent may request, and (iii) all employees of the Company and shall use commercially reasonable efforts to afford Parent and its accountants, counsel and other representatives with access to all other Persons having business relationships with the Company (including suppliers, licensors and customers) as identified by Parent following consultation with the Company. The Company shall provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation not previously provided or made available to Parent) promptly upon request.

5.8 Confidentiality.

(a) Subject to Section 5.8(b), the parties acknowledge and agree that the existence of this Agreement, the Disclosure Schedule, the Escrow Agreement and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and the transactions contemplated hereby and thereby, shall constitute “Confidential Information” under and within the meaning of the Confidentiality Agreement, dated as of January 28, 2013, by and between the Company and Parent (the “Non-Disclosure Agreement”).

(b) Unless otherwise required by applicable Law and subject to the last sentence hereof and Section 5.8(c), the Representative agrees that it (and its legal, financial, accounting and other representatives) shall hold in confidence all non-public information regarding Parent, Merger Sub, the Company, any Company Securityholders, this Agreement and the transactions contemplated hereby in accordance with the terms of the Non-Disclosure Agreement as if the Representative were a party thereto. Notwithstanding anything in this Agreement (including without limitation Section 5.9) or the aforementioned Non-Disclosure Agreement to the contrary, following Closing, the Representative shall be permitted to disclose on a confidential basis the information as required by applicable law or to employees, advisors or consultants of the Representative (“Representative Disclosees”) and to the Effective Time Stockholders, in each case who have a need to know such information in connection with the performance of the Representative’s obligations hereunder, provided that such persons either (A) agree to observe the terms of this Section 5.8(b) or (B) are bound by obligations of confidentiality to the Representative of at least as high a standard as those imposed on the Representative under this Section 5.8(b); provided, however, this sentence shall not limit the requirements set forth in the last sentence of Section 7.2(c)(iv). The Representative shall be responsible for the actions of each Representative Disclosee as if such actions were taken by the Representative, and shall be liable for any breach of, or failure to comply with, the terms of this Section 5.8, by the Representative or any Representative Disclosee.

(c) In the event that the Representative or any Representative Disclosees are requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the Receiving Party’s securities are listed or quoted) or by legal process to disclose any “Confidential Information” within the meaning of the Non-Disclosure Agreement or any other information concerning Parent or the Merger, the Representative shall provide Parent with prompt notice of such request or requirement in order to enable Parent (i) to seek an appropriate protective order or other remedy, (ii) to consult with Representative with respect to Parent’s taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of the Non-Disclosure Agreement and this Agreement. In the event that such protective order or other remedy is not obtained, or Parent waives compliance, in whole or in part, with the terms of the Non-Disclosure Agreement or this Agreement, the Representative or Representative Disclosee shall use commercially reasonable efforts to disclose only that portion of such Confidential Information or other information which is legally required to be disclosed and to ensure that all information that is so disclosed will be accorded confidential treatment.

5.9 Public Announcements. The Company and the Representative (subject to Section 5.8(b)) shall not, and the Company shall ensure that the Company Stockholders and the Company’s and the Company Stockholders’ respective officers, directors, members, stockholders, agents, representatives and Affiliates do not, directly or indirectly, issue any statement or communication to any third party (other than (i) to their agents that are bound by confidentiality restrictions (ii) communications with Company Stockholders and third parties to obtain the consents and approvals required under this Agreement and applicable Laws and (iii) statements made by the Company to Governmental Entities to comply with filing requirements or to address questions about the transaction posed by Governmental Entities, in each case, subject to advance review and approval by Parent thereof (to the extent such advanced review and approval would not be prohibited by applicable Law and which review and approval shall not be unreasonably delayed or withheld)) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor or any disputes or arbitration proceedings, without the consent of Parent. Parent shall not be restricted from issuing any statement or communication to any third party.

5.10 Closing Spreadsheet.

(a) The Company shall prepare and deliver to Parent at the Closing a stockholder payment spreadsheet in substantially the form attached hereto as Exhibit F (the “Stock Payment Spreadsheet”), which shall be certified in writing as complete and accurate by the Chief Executive Officer and the Chief Financial Officer of the Company, setting forth the following information:

(i) the Series A Per Share Preference, the Series B Per Share Preference, the Aggregate Series A Liquidation Preference, the Aggregate Series B Liquidation Preference, the Aggregate Participation Amount, the Exchange Ratio, the Trading Price, the Fully Diluted Common Shares, the Aggregate Vested Exercise Price, the Company Debt, the Transaction Expenses, the Per Share Participation Amount and the Per Share Stock Holdback Consideration; and

(ii) with respect to the Stock Holdback Stockholder, the number of shares of Parent Common Stock issuable to the Stock Holdback Stockholder in respect of all of the Stock Holdback Common Shares held by the Stock Holdback Stockholder immediately prior to the Effective Time, (broken down on a certificate-by-certificate basis and including certificate numbers), the date of acquisition of such shares and, for shares acquired on or after January 1, 2011, the tax basis of such shares;

(iii) with respect to each Effective Time Stockholder (reflecting all Company Capital Stock issued upon exercise of Company Options or Company Warrants contingent on the Merger, if any):

(A) the number of shares of Company Capital Stock of each class and series to be held by such Effective Time Stockholder as of immediately prior to the Effective Time (broken down on a certificate-by-certificate basis and including certificate numbers), the date of acquisition of such shares and, for shares acquired on or after January 1, 2011, the tax basis of such shares;

(B) the aggregate portion of the Merger Consideration payable to such Effective Time Stockholder in respect of all of the shares of Company Capital Stock held by such Effective Time Stockholder as of immediately prior to the Effective Time (on a certificate-by-certificate basis);

(C) the per share Indemnity Escrow Contribution Amount, the per share Expense Escrow Contribution Amount and the aggregate Indemnity Escrow Contribution Amount and Expense Escrow Contribution Amount to be contributed to the Escrow Funds, with respect to the shares of Company Capital Stock held by such Effective Time Stockholder as of immediately prior to the Effective Time;

(D) the total amount of Taxes required under applicable Laws to be withheld from the portion of the Merger Consideration that such Effective Time Stockholder is entitled to receive pursuant to Section 1.7(b), if any;

(E) the Closing Payment that such Effective Time Stockholder is entitled to receive (on a certificate-by-certificate basis);

(F) the Pro Rata Portion of such Effective Time Stockholder;

(G) the address of such Effective Time Stockholder where all amounts payable to such Effective Time Stockholder pursuant to this Agreement shall be mailed and, if known by the Company, wire transfer information for each such Effective Time Stockholder.

(b) The Company shall prepare and deliver to Parent at the Closing an option payment spreadsheet in substantially the form included in Exhibit F attached hereto (the “Option Payment Spreadsheet”), which shall be certified as complete and accurate by the Chief Executive Officer and the Chief Financial Officer of the Company, setting forth the following information with respect to each holder of Company Options as of immediately prior to the Effective Time (reflecting all exercises of Company Options contingent on the Merger, if any):

(i) the name of such holder of Company Options as of immediately prior to the Effective Time;

(ii) the number, class and series of shares of Company Capital Stock subject to the Company Options held by such holder of Company Options (on an option-by-option basis) as of immediately prior to the Effective Time;

(iii) the exercise price applicable to each Company Option held by such holder of Company Options as of immediately prior to the Effective Time (on an option-by-option basis);

(iv) with respect to each Vested Company Option held by such holder as of immediately prior to the Effective Time: (A) the Option Merger Consideration payable to such holder in respect of such Vested Company Option pursuant to Section 1.7(c)(ii); (B) the aggregate Option Merger Consideration payable to the holder of such Vested Company Option in respect of such Vested Company Option; (C) the total amount of Taxes required under applicable Laws to be withheld from the aggregate Option Merger Consideration that such holder of Vested Company Options is entitled to receive pursuant to Section 1.7(c)(ii), if any; (D) whether such Vested Company Option is a Non-Employee Option; and (E) with respect to Non-Employee Options, the address of such holder where all amounts payable to such holder pursuant to this Agreement shall be mailed and, if known by the Company, wire transfer information for such holder; and

(v) with respect to each Unvested Company Option held by such holder as of immediately prior to the Effective Time that is being assumed by Parent pursuant to Section 1.7(c)(i): (A) the number of shares of Parent Common Stock that will be subject to such Unvested Company Option following the Closing Date pursuant to Section 1.7(c)(i); (B) the exercise price per share payable following the Effective Time for the exercise of such Unvested Company Option pursuant to Section 1.7(c)(i); (C) the vesting schedule of such Unvested Company Option; and (D) the expiration date of such Unvested Company Option.

(c) The Company shall prepare and deliver to Parent at the Closing a warrant payment spreadsheet in substantially the form included in Exhibit F attached hereto (the “Warrant Payment Spreadsheet”), which shall be certified as complete and accurate by the Chief Executive Officer and the Chief Financial Officer of the Company, setting forth the following information with respect to each holder of Company Warrants as of immediately prior to the Effective Time (reflecting all acceleration and settlements of Company Warrants contingent on the Merger, if any):

(i) the name of such holder of Company Warrants as of immediately prior to the Effective Time;

(ii) the number, class and series of shares of Company Capital Stock subject to the Company Warrants held by such holder of Company Warrants (on a warrant-by-warrant basis) as of immediately prior to the Effective Time; and

(iii) the exercise price applicable to each Company Warrant held by such holder of Company Warrants as of immediately prior to the Effective Time (on a warrant-by-warrant basis);

(iv) with respect to each Company Warrant held by such holder as of immediately prior to the Effective Time: (A) the Warrant Merger Consideration payable to such holder in respect of such Company Warrant pursuant to Section 1.7(d); (B) the aggregate Warrant Merger Consideration payable to the holder of such Company Warrant; and (C) the total amount of Taxes required under applicable Laws to be withheld from the aggregate Warrant Merger Consideration that such holder of Company Warrants is entitled to receive pursuant to Section 1.7(c)(ii), if any; and

(d) The Company shall prepare and deliver to Parent at the Closing a restricted stock unit spreadsheet in substantially the form included in Exhibit F attached hereto (the “RSU Spreadsheet”), which shall be certified as complete and accurate by the Chief Executive Officer and the Chief Financial Officer of the Company, setting forth the following information with respect to each holder of Company RSUs as of immediately prior to the Effective Time (reflecting all acceleration and settlements of Company RSUs contingent on the Merger, if any):

(i) the name of such holder of Company RSUs as of immediately prior to the Effective Time;

(ii) the number of shares of Company Common Stock subject to each Company RSU held by such holder of Company RSUs as of immediately prior to the Effective Time;

(iii) the number of shares of Parent Common Stock that will be subject to each Company RSU held by such holder of Company RSUs following the Closing Date pursuant to Section 1.7(c)(iv).

(e) The Company shall prepare and deliver to Parent a flow of funds spreadsheet (the “Flow of Funds Spreadsheet” which together with the Stock Payment Spreadsheet, the Option Payment Spreadsheet, the Warrant Payment Spreadsheet and the RSU Spreadsheet, shall constitute the “Consideration Spreadsheet”) which reflects (consistent with the information set forth in the Closing Financial Statements, the other portions of the Consideration Spreadsheet, the Payoff Letters and any other Contracts applicable to the following payments): (i) the amounts payable to third parties (including each such third party’s wire instructions) for the full payment of the Transaction Expenses and the Company Debt that remain outstanding at the Effective Time, (ii) assuming that the Option Merger Consideration will be paid through the Company’s payroll system, the amount to be paid to the Company’s payroll service (including the payroll services’ wire instructions) in connection with the payment of the Option Merger Consideration, (iii) the amounts to be deposited with the Payment Agent (including the Payment Agent’s wire instructions which Parent will provide to the Company) to fund the Payment Fund, (iv) the amount to be deposited with the Escrow Agent (including the Escrow Agent’s wire instructions) to fund the Expense Funds and (v) such other information as Parent reasonably requests.

(f) The Company acknowledges and agrees that Parent and its agents shall be entitled to rely on the Consideration Spreadsheet for purposes of making any payments hereunder.

(g) The Company shall prepare in good faith and deliver an estimated Consideration Spreadsheet to Parent at least three (3) business days prior to the Closing Date.

5.11 Fees and Expenses. Except as otherwise provided in this Agreement, (a) all fees, costs and expenses of Parent or Merger Sub incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Parent whether or not the Merger is consummated, and (b) all fees, costs and expenses of the Company and its Subsidiaries and the Representative incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be obligations of the Effective Time Stockholders, which will either be paid by the Company prior to Closing or deducted from the Aggregate Merger Consideration as set forth in this Agreement. The Company shall deliver to Parent final invoices for all unpaid Transaction Expenses (collectively, the “Final Invoices”) at the Closing.

5.12 Payoff Letter. The Company shall obtain from each bank creditor an executed payoff letter in form and substance reasonably acceptable to Parent, no later than five (5) business days prior to the Closing Date, setting forth: (a) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (b) upon payment of such amounts, a release of the Company and its Subsidiaries; and (c) the commitment of the creditor to release all Liens, if any, which the creditor may hold on any of the assets of the Company or any of its Subsidiaries prior to the Closing Date (each, a “Payoff Letter”).

5.13 Tail Insurance. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under such directors’ and officers’ liability insurance coverage (the “D&O Tail”) for the Company’s directors and officers in a form reasonably acceptable to Parent, which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the coverage under, and have other terms not materially less favorable to the insured persons than the terms of, the directors’ and officers’ liability insurance coverage currently maintained by the Company. For the avoidance of doubt, neither Parent nor the Surviving Corporation shall be obligated to make any premium payments in respect of any directors’ and officers’ liability insurance.

5.14 RSU Grants. The Company shall grant prior to the Effective Time, to each Continuing Employee set forth on Schedule 5.14 (each an “RSU Grantee”), a number of Company RSUs with respect to each RSU Grantee equal to the number set forth opposite each RSU Grantee’s name on Schedule 5.14 (each, an “RSU Grant”). Each RSU Grant shall vest commencing on the vesting commencement date, and in accordance with the vesting schedule, as set forth on Schedule 5.14. Prior to the Effective Time, the Company shall take all actions that Parent may reasonably require to effect the grant of the Company RSUs described in this section, including, but not limited to obtaining all required consents, making any amendments to the Company Stock Plan, and adopting any new forms of award agreement.

5.15 Termination of Participating Employer Status. Effective no later than the day immediately preceding the Closing Date, the Company shall terminate its participation in, and otherwise withdraw from, any and all employee benefit plans and arrangements intended to include a Code Section 401(k) feature (the “Participation Termination”) that is not sponsored by the Company. The Company shall timely notify TriNet Acquisition Corporation (“TriNet”) of such Participation Termination and will take all corporate action reasonably necessary to effect such Participation Termination with TriNet. In the event that the distributions of assets from the trust of an employee benefit plan terminated pursuant to a Participation Termination are reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent at least three (3) business days prior to the Effective Time and such amount shall not be taken into account for purposes of calculating the Closing Net Working Capital Amount.

5.16 Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary or desirable for purposes of effecting completely the consummation of Merger and the other transactions contemplated hereby.

ARTICLE VI.

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approval. The Company shall have obtained and delivered to Parent duly executed Stockholder Written Consents from holders of a number of outstanding shares of Company Capital Stock sufficient to represent the Minimum Stockholder Approval.

(b) Regulatory Approvals. All approvals, authorizations and consents of any Governmental Authority the failure of which to obtain would be material to Parent, the Company or their Subsidiaries, including but not limited to those set forth on Schedule 6.1, shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

(c) No Prohibitive Laws; No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, statute, rule, regulation, executive order or decree (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Merger or any other transaction contemplated by this Agreement. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other similar legal restraint shall be in effect that has the effect of making the Merger or any other transaction contemplated by this Agreement illegal or otherwise prohibits or restrains the consummation of the Merger or any other transaction contemplated by this Agreement.

6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date (other than the representations and warranties that address matters only as of a specified date, which shall have been true and correct in all material respects as of such date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (A) all qualifications based on the word “material” or similar phrases, including “Company Material Adverse Effect,” limiting the scope of such representations and warranties shall be disregarded, and (B) any update or purported update to the Disclosure Schedule delivered after the date hereof shall be disregarded).

(b) Covenants. The Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company prior to or as of the Closing.

(c) No Company Material Adverse Effect. There shall not have occurred any change, event, violation, inaccuracy, circumstance or effect of any kind or nature that, individually or in the aggregate, has had, or would reasonably be expected to have or result in a Company Material Adverse Effect, that is continuing.

(d) No Legal Proceedings or Threats. As of the Closing Date, there shall be no Action of any kind or nature brought by any Governmental Authority or any other Person (and still pending) or overtly threatened by any Governmental Authority or any other Person against Parent,

Merger Sub, the Company, or any of their respective properties or any of their respective directors or officers (in their capacities as such) that (i) arises out of, or is in any way connected with, this Agreement, the Merger or any other transaction contemplated hereby, (ii) seeks to prohibit the consummation of the Merger or any other transaction contemplated hereby, (iii) seeks to impose limitations on the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement, (iv) seeks to prohibit or impose any limitations on the ownership or operation by Parent of all or any portion of businesses or assets of Parent, Merger Sub, the Company or any of their respective Affiliates, or to compel Parent, Merger Sub or the Company to dispose of or hold separate any portion of the businesses or assets of Parent, Merger Sub, the Company or any of their respective Affiliates, (v) seeks to impose limitations on the ability of Parent or Merger Sub effectively to exercise full rights of ownership of all Company Capital Stock, or (vi) may result in the imposition of criminal liability on the Company or any officer or director of the Company for a felony or a crime involving moral turpitude.

(e) No Burdensome Regulatory Conditions. No Governmental Authority shall have enacted, issued, promulgated, enforced, entered or deemed applicable to the Merger any law, statute, rule, regulation, executive order or decree (whether temporary, preliminary or permanent) which is in effect and which has the effect of (i) prohibiting Parent’s ownership or operation of any portion of the business of the Company or any of its Subsidiaries, or (ii) compelling Parent or the Company to dispose of or hold separate all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, in either case in connection with the Merger or any other transaction contemplated by this Agreement.

(f) Employee Matters. As of the Closing Date, all of the Offer Letters with the employees set forth on Schedule 6.2(f) (the “Key Employees”) entered into concurrently with or prior to the execution and delivery of this Agreement shall be in full force and effect (subject to applicable law), the Key Employee shall have executed any other agreements contemplated by such Key Employee’s Offer Letter, and no Key Employee shall have terminated, rescinded, or repudiated his or her Offer Letter or notified Parent or the Company of such person’s intention of leaving the employ of Parent or any of its Subsidiaries following the Effective Time.

(g) Proprietary Information and Inventions Assignment Agreement. The Company shall have provided evidence reasonably satisfactory to Parent that, as of the Closing, each current and former employee of the Company has entered into and executed an Employee Proprietary Information Agreement and each current or former, consultant and contractor has entered into and executed a Consultant Proprietary Information Agreement, as applicable.

(h) Third Party Documents; Single-Trigger Arrangements.

(i) The Company shall have delivered to Parent the notices, consents, modifications, amendments, waivers, approvals and terminations described on Schedule 6.2(h)(i) with respect to the Contracts set forth therein in a form reasonably acceptable to Parent (collectively, the “Required Third-Party Deliveries”).

(ii) The Company shall have provided evidence reasonably satisfactory to Parent that each of the Single-Trigger Arrangements has been amended as set forth on Schedule 6.2(h)(ii).

(i) Non-Competition Agreements. As of the Closing Date, each of the Non-Competition Agreements with the persons set forth on Schedule 6.2(i) that were executed and delivered concurrently with the execution of this Agreement shall be in full force and effect.

(j) Holdback Agreements. As of the Closing Date, each of the Holdback Agreements with the persons set forth on Schedule 6.2(j)(i) and Schedule 6.2(j)(ii) that were executed and delivered concurrently with the execution of this Agreement shall be in full force and effect.

(k) Dissenting Shares. The Company shall have delivered the Soliciting Materials in accordance with applicable provisions of Delaware Law, and Company Stockholders entitled to receive no more than three percent (3%) of the Merger Consideration otherwise payable to holders of Company Capital Stock by virtue of the Merger pursuant to the terms of this Agreement shall have exercised, or shall continue to have a right to exercise appraisal, dissenters’ or similar rights under Delaware Law with respect to their Company Capital Stock by virtue of the Merger.

(l) Section 280G Matters. Parent shall have received evidence, reasonably satisfactory to Parent, that the requisite stockholders of the Company (i) have approved by the requisite vote any Potential Parachute Payments or (ii) have voted upon such Potential Parachute Payments and the requisite vote was not obtained with respect to the Potential Parachute Payments and that any disqualified individual (as such term is defined in the Treasury Regulations promulgated under Section 280G of the Code) shall forfeit any Potential Parachute Payments pursuant to the terms of the 280G Waivers.

(m) Legal Opinion. Parent shall have received a legal opinion of Bryan Cave LLP, counsel to the Company, in substantially the form attached hereto as Exhibit I.

(n) Closing Deliveries of the Company. Parent shall have received the following:

(i) the Closing Date Balance Sheet and the Closing Financial Statement;

(ii) the Consideration Spreadsheet;

(iii) the Final Invoices;

(iv) a certificate of the Chief Executive Officer of the Company, dated the Closing Date, substantially in the form attached hereto as Exhibit J;

(v) a certificate of the Secretary of the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, certifying and attaching: (A) the Company Organizational Documents, (B) the resolutions adopted by the Company Board of Directors and the Company Stockholders to authorize this Agreement, the principal terms of the Merger, the Merger and the other transactions contemplated hereby, (C) if applicable, the resolutions adopted by the Company Board of Directors terminating the 401(k) Plan(s) in accordance with Section 5.15; and (D) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

(vi) letters of resignation and release, effective as of the Effective Time, substantially in the form attached hereto as Exhibit K of each director and officer of (i) the Company and (ii) to the extent requested by Parent, each of the Company’s Subsidiaries;

(vii) evidence reasonably satisfactory to Parent of the termination or waiver of any rights of co-sale, voting, registration, first refusal, board observation, information or redemption in favor of any Company Stockholder which by their terms survive the Effective Time, and the termination of the Contracts providing any such rights, in each case effective as of the Effective Time;

(viii) a certificate from the Secretary of State of the State of Delaware and the certifying that the Company is in good standing and that all applicable state franchise Taxes or fees of the Company through and including the date of the certificate have been paid;

(ix) FIRPTA documentation, including (A) a notice to the IRS, in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations, in the form attached hereto as Exhibit L, dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice form to IRS on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in the form attached hereto as Exhibit L, dated as of the Closing Date and executed by the Company;

(x) written acknowledgments pursuant to which the Company’s outside legal counsel and any financial advisor, accountant or any other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any fees, compensation or reimbursement from the Company, in connection with this Agreement, any of the transactions contemplated by this Agreement or otherwise, acknowledges: (A) the total amount of fees, costs and expenses of any nature that is payable and that has been paid to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement; and (B) that upon receipt of any unpaid amount referred to in clause “(A),” it will have been paid in full and will not be owed any other amount by the Company with respect to this Agreement, the transactions contemplated by this Agreement or otherwise;

(xi) the Payoff Letter(s), duly executed by each bank creditor of the Company;

(xii) evidence reasonably satisfactory to Parent of the purchase of the D&O Tail in accordance with Section 5.13; and

(xiii) such other instruments and documents as Parent may request for the purpose of effectuating or evidencing the transactions contemplated by this Agreement.

(o) Stockholder Approval. The Company shall have obtained and delivered to Parent duly executed Stockholder Written Consents from holders of outstanding shares of Company Capital Stock holding at least ninety percent (90%) of the outstanding shares of Company Capital Stock, voting together as a single class on an as-converted-to-Company-Common Stock basis.

6.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the

Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date (other than the representations and warranties that address matters as of a specified date, which need be true and correct in all material respects as of such date), except where the failure of the representations and warranties of Parent and Merger Sub to be accurate in all material respects would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger or perform its obligations under this Agreement in all material respects.

(b) Covenants. Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by Parent and Merger Sub prior to or as of the Closing.

ARTICLE VII.

SURVIVAL; INDEMNIFICATION; ESCROW;

SHAREHOLDER REPRESENTATIVE

7.1 Survival.

(a) If the Merger is consummated, the representations and warranties of the Company set forth in this Agreement, or in any agreement, document, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the transactions contemplated hereby, shall survive the Closing and the Effective Time and shall remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto or their representatives, until 11:59 p.m. (Pacific time) on the date that is twelve (12) months following the Closing Date (the “Survival Date”); provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement (i) each of the Fundamental Representations shall survive the Closing and the Effective Time and shall remain in full force and effect until the later of (A) the date that is three (3) years following the Closing Date or (B) date that is 60 days following the date of expiration of the longest statute of limitations applicable to such Fundamental Representation (as it may be extended pursuant thereto), regardless of any investigation or disclosure made by or on behalf of any of the parties hereto or their representatives (the survival period for each representation or warranty of the Company described above, the “Survival Period”); (ii) no right to indemnification under this Article VII in respect of a breach of a representation or warranty of the Company set forth in this Agreement, or in any agreement, document, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the transactions contemplated hereby which is set forth in an Indemnification Claim delivered prior to the expiration of the applicable Survival Period shall be limited, restricted, impaired or otherwise affected by the expiration of the Survival Period applicable to such representation or warranty, and (iii) the expiration of the Survival Period of any representation or warranty of the Company set forth in this Agreement, or in any agreement, document, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the transactions contemplated hereby, shall not limit, restrict, impair or otherwise affect in any manner the rights of any Parent Indemnified Party under this Article VII, or otherwise under applicable Laws, relating to, arising out of or in connection with fraud, willful and knowing breach or intentional breach by the Company (or any Company Representative) in connection with this Agreement or the transactions contemplated hereby.

(b) The representations and warranties of Parent and Merger Sub set forth in this Agreement shall terminate and expire at and as of the Effective Time and thereafter be of no further force or effect whatsoever.

(c) It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 7.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 7.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

7.2 Indemnification of Parent Indemnified Parties.

(a) Indemnification. Subject to the limitations set forth in this Article VII, from and after the Effective Time, each Effective Time Stockholder shall severally, and not jointly, in accordance with their respective Pro Rata Portions, indemnify and hold harmless Parent, each of its Subsidiaries and other Affiliates (including the Surviving Corporation) and their respective directors, officers, employees, Affiliates and other persons who control or are controlled by Parent or any of its Subsidiaries, and their respective agents and other representatives (collectively, the “Parent Indemnified Parties”) from, against and in respect of any and all Damages directly or indirectly paid, sustained or incurred by the Parent Indemnified Parties (or any of them) (regardless of whether or not such Damages relate to any Third Party Claims) and directly or indirectly relating to, arising out of or in connection with, any of the following:

(i) (A) any breach of any representation or warranty made by the Company or the Representative in this Agreement (other than the Fundamental Representations) or any failure of any such representation or warranty to be true and correct, (x) as of the date hereof or (y) as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, or (B) any failure of any representation, warranty or certification made by the Company in any agreement, document, schedule, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the transactions contemplated hereby (other than with respect to Fundamental Representations) to be true and correct at and as of the date of such document, schedule, certificate or other instrument (in the case of clauses “(A)” and “(B),” without giving effect to (1) any qualifications based on the word “material” or similar phrases, including “Company Material Adverse Effect,” limiting the scope of such representation or warranty (except for the representations and warranties set forth in clause (ii) of the introductory paragraph of Section 2.8 (Absence of Changes), the second sentence of Section 2.27 (Disclosure), and Section 2.28 (Representations Complete)), or (2) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the execution of this Agreement);

(ii) (A) any breach or failure of any Fundamental Representation made by the Company in this Agreement to be true and correct, (x) as of the date hereof or (y) as of the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date or (B) any failure of any Fundamental Representation (or certification in respect thereof) made by the Company in any agreement, document, schedule, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the transactions contemplated hereby to be true and correct at and as of the date of such document, schedule, certificate or other instrument (in the case of clauses “(A)” and “(B),” without giving effect to (1) any qualifications based on the word “material” or similar phrases, including “Company Material Adverse Effect,” limiting the scope of such representation or warranty, or (2) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the execution of this Agreement);

(iii) any breach or non-fulfillment of any covenant or other agreement or obligation to be performed by the Company or the Representative in this Agreement or in any other agreement, document, certificate or other instrument entered into or delivered by the Company or the Representative under or pursuant to this Agreement in connection with the transactions contemplated hereby;

(iv) any inaccuracy in the Consideration Spreadsheet, and any amounts paid or otherwise delivered to holders of Company Securities in excess of the portion of the Merger Consideration to which such holders are entitled in respect of such Company Securities pursuant to this Agreement;

(v) any inaccuracy in the Closing Financial Statement with respect to the amount of the Aggregate Vested Exercise Price, the Closing Net Working Capital Amount, the Transaction Expenses or the Company Debt;

(vi) any Unpaid Pre-Closing Taxes, except to the extent included as a liability in the Closing Net Working Capital Amount set forth in the Closing Financial Statement;

(vii) regardless of any disclosure of any matter set forth in the Disclosure Schedule, all Equityholder and Service Provider Matters;

(viii) regardless of any disclosure of any matter set forth in the Disclosure Schedule, Potential Parachute Payments that are not deductible by reason of Section 280G or that are subject to the excise Tax under Section 4999 of the Code or any failure to comply with Section 409A of the Code in form or operation prior to the Closing Date;

(ix) regardless of any disclosure of any matter set forth in the Disclosure Schedule, any fraud, willful and knowing breach or intentional breach by the Company (or any Company Representative) in connection with this Agreement or the transactions contemplated hereby;

(x) regardless of any disclosure of any matter set forth in the Disclosure Schedule, the investigation and/or defense of all Third Party Claims that, if adversely determined, would give rise to a right of indemnification under clause “(ii)” through “(ix)” of this Section 7.2(a), inclusive;

(xi) any of the matters referred to on Schedule 7.2(a)(xi); and

(xii) regardless of any disclosure of any matter set forth in the Disclosure Schedule, the investigation and/or defense of all Third Party Claims that if adversely determined would give rise to a right of indemnification under clause “(i)” of this Section 7.2(a).

(b) Limitations on Indemnification.

(i) Fraud, Willful and Knowing Breach, or Intentional Breach; Fundamental Representations. Notwithstanding anything to the contrary set forth in this Agreement, (A) except as set forth in Section 8.2, nothing set forth in this Article VII or elsewhere in this Agreement shall limit the liability of the Company for any breach of this Agreement if the Merger is not consummated, (B) nothing set forth in this Article VII or elsewhere in this Agreement shall limit any claim or cause of action under applicable Laws against, or the liability of, any Person committing (or complicit in the commission of) fraud, willful and knowing breach or intentional breach of the Merger Agreement or any Indemnification

Claims under or pursuant to clause “(ii)” of Section 7.2(a), it being understood that such Person shall be liable for, and shall indemnify and hold the Parent Indemnified Parties harmless for, any Damages suffered or incurred by the Parent Indemnified Parties, or any of them, directly or indirectly, relating to, arising out of or in connection with such fraud, willful and knowing breach or intentional breach, or Indemnification Claims under or pursuant to clause “(ii)” of Section 7.2(a), without giving effect to the limitations in this Section 7.2(b).

(ii) Indemnity Escrow Amount Cap. Without limiting Section 7.2(b)(i), if the Merger is consummated, the Effective Time Stockholders shall not be liable for any Damages indemnifiable pursuant to clause “(i)” or “(xii)” of Section 7.2(a) in excess of the Indemnity Escrow Amount; provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the preceding restrictions set forth in this Section 7.2(b)(ii) shall not in any way limit or otherwise restrict any right in respect of any Indemnification Claims under or pursuant to clauses “(ii)” through “(xi)” of Section 7.2(a), inclusive, or any other claims or causes of action under applicable Laws relating to, arising out of or in connection with fraud, willful and knowing breach or intentional breach by the Company (or any Company Representative) in connection with this Agreement or the transactions contemplated hereby.

(iii) Merger Consideration Cap. Without limiting Section 7.2(b)(i), if the Merger is consummated, the Parent Indemnified Parties shall not be entitled to recover any Damages from any Effective Time Stockholder in respect of any Indemnification Claims under or pursuant to clauses “(iii)” through “(xi)” of Section 7.2(a), inclusive, in excess of an amount equal to the portion of the Merger Consideration payable or deliverable to such Effective Time Stockholder pursuant to this Agreement (including the amount contributed to the Escrow Funds).

(iv) Baskets. Notwithstanding anything to the contrary set forth in this Agreement, but without limiting Section 7.2(b)(i), (A) the Effective Time Stockholders shall not have any liability under clause “(i)” or “(xii)” of Section 7.2(a) unless and until the Damages directly or indirectly relating to, arising out of or in connection with a particular event, circumstance, incident or occurrence (or a series of related events, circumstances, incidents or occurrences or having the same factual or legal basis) exceed $10,000 (the “Minimum Threshold”) and if the aggregate of Damages directly or indirectly relating to, arising out of or in connection with a particular event, circumstance, incident or occurrence (or a series of related events, circumstances, incidents or occurrences or having the same factual or legal basis) exceeds the Minimum Threshold, then the Parent Indemnified Parties shall be entitled to indemnification for all such Damages (including the amount of the Minimum Threshold); and (B) the Parent Indemnified Parties shall not be entitled to recover any Indemnification Claims under or pursuant to clause “(i)” or “(xii)” of Section 7.2(a) unless and until all Damages directly or indirectly paid, sustained or incurred by the Parent Indemnified Parties (or any of them) exceeds $595,000 (the “Damage Threshold”) in the aggregate, and if the aggregate of all Damages directly or indirectly paid, sustained or incurred by the Parent Indemnified Parties (or any of them) exceeds the Damage Threshold, then the Parent Indemnified Parties shall be entitled to indemnification for all such Damages (including the amount of the Damage Threshold); provided, however, that notwithstanding the foregoing, the preceding restriction set forth in this Section 7.2(b)(iv) shall not in any way limit or otherwise restrict any right in respect of Indemnification Claims pursuant to clauses “(ii)” through “(xi)” of Section 7.2(a), inclusive, or any other claims or causes of action under applicable Laws relating to, arising out of or in connection with fraud, willful and knowing breach or intentional breach by the Company (or any Company Representative) in connection with this Agreement or the transactions contemplated hereby.

(v) Exclusive Remedy; No Double Recovery. Subject to Section 7.2(b)(i), without limiting Parent’s rights (or the obligations of any Person) under any Contract (other than this Agreement) entered into in connection with this Agreement (including the Holdback Agreements, the Support Agreements and the Offer Letters) or otherwise, if the Merger is consummated, the indemnification remedies set forth in this Article VII shall be the sole and exclusive remedy of all Parent Indemnified Parties against the Effective Time Stockholders relating to, arising out of or in connection with or with respect to (A) any of the matters referred to in Section 7.2(a), or (B) a breach of this Agreement, in each case, other than equitable remedies and the Parent Indemnified Parties hereby waive and release any and all tort claims and causes of action that may relate to, arise out of, or are in connection with this Agreement, the consummation of the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement, in each case other than any claim relating to, arising out of or in connection with fraud, willful and knowing breach or intentional breach). To the extent a Parent Indemnified Party has recovered Damages with respect to a matter under a provision of Section 7.2, the Parent Indemnified Parties shall not be permitted to recover under a different provision of Section 7.2 for the same Damages already recovered (it being understood that a partial recovery for Damages under one provision of Section 7.2 shall not limit the Parent Indemnified Parties’ ability to recover additional Damages under such provision or any other provision of Section 7.2).

(c) Indemnification Claims.

(i) If a Parent Indemnified Party is of the opinion that it has or may acquire a right to indemnification under this Article VII (each, an “Indemnification Claim”), such Parent Indemnified Party may so notify the Representative (and in the event that indemnification is being sought hereunder directly from an Effective Time Stockholder, such Effective Time Stockholder) in a written notice, signed by such Parent Indemnified Party, or any officer thereof (each, an “Officer’s Certificate”): (A) stating that such Parent Indemnified Party has directly or indirectly paid, sustained or incurred any Damages, or reasonably anticipates that it will directly or indirectly pay, sustain or incur any Damages; (B) specifying in reasonable detail the individual items of Damages included in the amount so stated (and the method of computation of each such item of Damages, if applicable), the date each such item of Damages was paid, sustained or incurred, or the basis for such reasonably anticipated Damages; (C) providing a brief description in reasonable detail (to the extent available to such Parent Indemnified Party) of the facts, circumstances or events giving rise to each item of Damages based on such Parent Indemnified Party’s good faith belief thereof; and (D) stating the basis for indemnification under Section 7.2 to which such item of Damages is related.

(ii) If the Representative (or in the event that indemnification is being sought hereunder directly from an Effective Time Stockholder, such Effective Time Stockholder) shall not object in writing pursuant to Section 7.2(c)(iii) to any individual items of Damages set forth in an Officer’s Certificate delivered by Parent pursuant to Section 7.2(c)(i) within thirty (30) calendar days after the Representative’s (or such Effective Time Stockholder’s, as applicable) receipt of such Officer’s Certificate, then: (A) the Representative (or such Effective Time Stockholder, as applicable) shall be conclusively deemed to have acknowledged and irrevocably consented, for and on behalf of the Effective Time Stockholders (with respect to the Representative) or itself (with respect to a claim brought against an Effective Time Stockholder), (1) to the Parent Indemnified Party recovery of the full amount of all such items of Damages set forth in such Officer’s Certificate, and (2) if and to the extent necessary, and without further notice, to have stipulated to the entry of a final judgment for damages against the Effective Time Stockholders (with respect to a claim administered by the Representative) or against the Effective Time Stockholder in question (with respect to a claim brought against such Effective Time

Stockholder) for such items of Damages in any court having competent jurisdiction over the matter; (B) with respect to an Indemnification Claim delivered to the Representative, within three (3) business days thereafter, Parent and the Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the full amount of such items of indemnifiable Damages set forth in such Officer’s Certificate to the applicable Parent Indemnified Party from the Indemnity Escrow Fund (to the extent of the Indemnity Escrow Fund) and (C) with respect to an Indemnification Claim brought against an Effective Time Stockholder, such Effective Time Stockholder shall pay to the Parent Indemnified Party, within ten (10) business days thereafter, the full amount of such items of indemnifiable Damages set forth in such Officer’s Certificate.

(iii) In the event that Parent shall receive written authorization from the Representative to reduce the amounts held in the Indemnity Escrow Fund, then within three (3) business days thereafter, Parent and the Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the amount of Damages set forth in such written instructions to the applicable Parent Indemnified Party from the Indemnity Escrow Fund (to the extent of the Indemnity Escrow Fund).

(iv) In the event that the Representative (or, in the event that indemnification is being sought hereunder directly from an Effective Time Stockholder, such Effective Time Stockholder) shall seek to contest any individual items of Damages set forth in an Officer’s Certificate received from Parent pursuant to Section 7.2(c)(i), the Representative (or such Effective Time Stockholder, as applicable) shall notify Parent in writing, within thirty (30) calendar days after receipt of such Officer’s Certificate, of the Representative’s objection (or such Effective Time Stockholder’s objection, as applicable), which notice shall set forth a brief description in reasonable detail of the Representative’s basis (or such Effective Time Stockholder’s basis, as applicable) for objecting to each item of Damages based on the Representative’s good faith belief thereof (or such Effective Time Stockholder’s good faith belief thereof, as applicable). Upon Parent’s receipt of a written notice of objection from the Representative (or such Effective Time Stockholder, as applicable) pursuant to the preceding sentence, Parent and the Representative (or such Effective Time Stockholder, as applicable) shall attempt in good faith to agree upon the rights of the respective parties with respect to the disputed items of Damages. If the Representative (or such Effective Time Stockholder, as applicable) and Parent should so agree, a memorandum setting forth the agreement reached by the parties with respect to such disputed items of Damages shall be prepared and signed by both parties, and (A) with respect to an agreement by the Representative, within three (3) business days thereafter, Parent and the Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release the full amount of such items of Damages set forth in such memorandum to the applicable Parent Indemnified Party from the Indemnity Escrow Fund (to the extent of the Indemnity Escrow Fund) and (B) with respect to an agreement by an Effective Time Stockholder, such Effective Time Stockholder shall pay to the applicable Parent Indemnified Party, within ten (10) business days thereafter, the full amount of such items of Damages set forth in such memorandum. Following the delivery of an Officer’s Certificate, the Representative (or such Effective Time Stockholder, as applicable) and its representatives and agents shall be given reasonable access during Parent’s normal business hours as they may reasonably require to the books and records of the Surviving Corporation for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Officer’s Certificate, subject, in the case of an Effective Time Stockholder, to the execution of a non-disclosure agreement in a form reasonably acceptable to Parent or, in the case of the Stockholder Representative, to the provisions of Section 5.8(b).

(v) If within sixty (60) days after the Representative’s receipt (or such Effective Time Stockholder’s receipt, as applicable) of such Officer’s Certificate, and after good faith negotiations, the parties are unable to agree on the rights of the respective parties with respect to any disputed items of Damages set forth in an Officer’s Certificate, either Parent or the Representative (or such Effective Time Stockholder, as applicable) may elect for such claim or dispute to be finally settled by binding arbitration in Salt Lake City, Utah in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having personal jurisdiction over the judgment debtor. Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of Parent and the Representative (or such Effective Time Stockholder, as applicable). Alternatively, at the request of either Parent or the Representative (or such Effective Time Stockholder, as applicable) before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Parent, the Representative or the Effective Time Stockholders. Parent and the Representative (or such Effective Time Stockholder, as applicable) shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator none of whom shall have any prior relationship with the Parent Indemnified Party or the Effective Time Stockholders. The arbitrator or majority of the three arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, shall be final, binding, and conclusive upon (x) in the case of an Indemnification Claim administered by the Representative, the parties and signatories to this Agreement (including all of the Parent Indemnified Parties and the Effective Time Stockholders), or (y) in the case of an Indemnification Claim brought against an Effective Time Stockholder, Parent and such Effective Time Stockholder, and Parent shall be entitled to act in accordance with such decision, and, if applicable (A) with respect to an Indemnification Claim administered by the Representative, within three (3) business days thereafter, Parent shall be authorized to deliver written instructions to the Escrow Agent instructing the Escrow Agent to release the full amount to which the Parent Indemnified Party is entitled pursuant to such decision to such Parent Indemnified Party from the Indemnity Escrow Fund (to the extent of the Indemnity Escrow Fund), and the Escrow Agent shall be authorized to follow such instructions without any further action from the Representative and (B) in the case of an Indemnification Claim brought against an Effective Time Stockholder, such Effective Time Stockholder shall pay to the Parent Indemnified Party, within ten (10) business days thereafter, the amount of such the full amount to which the Parent Indemnified Party is entitled pursuant to such decision. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), including attorneys’ and experts’ fees and costs awarded to the prevailing party. Until the termination of the arbitration proceedings, the fees and costs of the arbitrator(s) shall be borne as follows: 50% shall be borne by Parent and 50% shall be borne proportionately by the Effective Time Stockholders (which will be paid from the Expense Escrow Fund by the Representative, to the extent there are amounts in the Expense Escrow Fund) and following the termination of the arbitration proceedings the fees and costs of the arbitrator(s) shall be allocated and paid as directed by the arbitrator(s).

(d) Payment of Indemnification Claims from Indemnity Escrow Fund; Distribution of the Indemnity Escrow Fund.

(i) So long as the amount in the Indemnity Escrow Fund exceeds the aggregate amount of all Indemnification Claims that have been asserted but not resolved, the Parent Indemnified Parties shall seek to recover amounts in respect of Indemnification Claims under this Agreement from the Indemnity Escrow Fund prior to seeking to recover amounts in respect of such Indemnification Claims directly from any Effective Time Stockholder; provided, however, that to the extent any amounts are released from the Indemnity Escrow Fund to any Parent Indemnified Party pursuant to Indemnification Claims brought pursuant to clauses “(ii)”—“(xi)” of Section 7.2(a), inclusive, such recovered amounts shall not reduce the amount that the Parent Indemnified Parties may recover pursuant to clauses “(i)” or “(xii)” of Section 7.2(a).

(ii) Promptly after the Survival Date, Parent will notify the Representative in writing of the amount that Parent determines in good faith to be necessary to satisfy all Indemnification Claims that have been asserted in accordance with the terms of this Agreement, but not resolved on or prior to 11:59 p.m. (Pacific time) on the Survival Date (each such claim a “Continuing Claim” and such amount, the “Retained Indemnity Escrow Amount”). Subject to Section 7.2(d)(iv), within ten (10) business days following the Survival Date, Parent and the Representative shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Indemnity Escrow Fund to the Payment Agent for distribution to the Effective Time Stockholders, an amount equal to (A) the amount held in the Indemnity Escrow Fund as of the Survival Date (as reduced from time to time pursuant to the terms of this Agreement) minus (B) the Retained Indemnity Escrow Amount, with each Effective Time Stockholder to receive a portion thereof equal to the product obtained by multiplying (1) the amount to be so released by (2) such Effective Time Stockholder’s Pro Rata Portion.

(iii) Following the Survival Date, after resolution and payment of a Continuing Claim, Parent and the Representative shall, subject to Section 7.2(d)(iv), promptly execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Indemnity Escrow Fund to the Payment Agent for distribution to the Effective Time Stockholders, an amount equal to (A) the amount held in the Indemnity Escrow Fund as of the date of such resolution and payment minus (B) the amounts that Parent determines in good faith to be necessary to satisfy other Continuing Claims, with each Effective Time Stockholder to receive a portion thereof equal to the product obtained by multiplying (1) the amount to be so released by (2) such Effective Time Stockholder’s Pro Rata Portion.

(iv) With respect to any amount to be released from the Escrow Funds to the Effective Time Stockholders pursuant to this Section 7.2(d)(iv) or the Escrow Agreement: (A) if any Company Stockholder has not executed and delivered a properly completed Stockholder Transmittal Letter and surrendered such Effective Time Stockholder’s Company Stock Certificate in accordance with Section 1.9(b) (the “Payment Conditions”) prior to the delivery to the Escrow Agent of the applicable (if any) joint written instructions, then any amount that would otherwise be released to such Company Stockholder shall be held by the Payment Agent, without interest, until such Company Stockholder satisfies the applicable Payment Conditions; (B) any amount that would otherwise be released to an Effective Time Stockholder shall be subject to Section 1.9(d); and (C) each distribution to be made from the Escrow Funds to a particular Company Stockholder shall be effected in accordance with the payment delivery instructions set forth in such Company Stockholder’s Stockholder Transmittal Letter (unless the Representative or the Company Stockholder provides Parent with written updated payment delivery instructions no later than the date that is two (2) business days after the Survival Date), and all written instructions to be delivered to the Escrow Agent with respect to any distribution from the Escrow Funds shall be consistent with this Section 7.2(d)(iv).

(e) Effective Time Stockholders. Notwithstanding any provision of this Agreement, the Charter or Bylaws of the Company, or in any agreement between the Company and any Effective Time Stockholder to the contrary entered into prior to the Closing, in no event shall the Surviving Corporation, as the successor in interest to the Company by virtue of the Merger, or Parent, be obligated to reimburse, contribute, indemnify or hold harmless any Effective Time Stockholder in its capacity as a former holder of Company Securities for or in connection with any Damages or obligations of the Company under this Article VII.

(f) Third Party Actions. In the event any Action is instituted against a Parent Indemnified Party which involves or appears reasonably likely to involve an Indemnification Claim hereunder (a “Third Party Claim”), Parent will, promptly after receipt of notice of any such Action, notify the Representative (or, in the event indemnification is being sought hereunder directly from an Effective Time Stockholder, such Effective Time Stockholder) of the commencement thereof. The failure to so notify the Representative (or, in the event indemnification is being sought hereunder directly from an Effective Time Stockholder, such Effective Time Stockholder) of the commencement of any such Action will relieve the Effective Time Stockholders from liability in connection therewith only if and to the extent that such failure materially and adversely affects the defense of such Action. Parent shall have the right, in its sole discretion, to control the defense and settlement of such Action; provided, however, that the Representative (or, in the event indemnification is being sought hereunder directly from an Effective Time Stockholder, such Effective Time Stockholder) and its counsel (at the sole expense of the Effective Time Stockholders) may participate in (but not control the conduct of) the defense of such Action; provided further that, except with the consent of the Representative (or, in the event indemnification is being sought hereunder directly from an Effective Time Stockholder, such Effective Time Stockholder) (which consent shall not be unreasonably withheld, delayed or conditioned), no settlement of any such Action with third party claimants shall be determinative of the amount of Damages relating to such matter. In the event that the Representative (or, in the event indemnification is being sought hereunder directly from an Effective Time Stockholder, such Effective Time Stockholder) has consented to any such settlement, the Effective Time Stockholders shall have no power or authority to object under any provision of this Article VII to the amount of any such Indemnification Claim against the Indemnity Escrow Fund, or against the Effective Time Stockholders directly, as the case may be, with respect to such settlement.

(g) Treatment of Indemnification Payments. The Effective Time Stockholders, the Representative and Parent agree to treat (and cause their Affiliates to treat) any payments received pursuant to Section 7.2 as adjustments to the Merger Consideration for all Tax purposes, to the maximum extent permitted by applicable Laws.

(h) Effect of Investigation; Reliance. The right to indemnification, payment of Damages or any other remedy hereunder will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Damages, or any other remedy based on any such representation, warranty, covenant or agreement. No Parent Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement set forth in this Agreement or the Related Agreements in order for such Parent Indemnified Party to be entitled to indemnification hereunder except in the case of a claim for fraud. Parent and the Company each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the Aggregate Merger Consideration that Parent would have paid in connection with the Merger.

7.3 Representative. As a result of the approval of this Agreement and the transactions contemplated hereunder by the Company Stockholders, the Effective Time Stockholders hereby appoint the Representative as their true and lawful agent, proxy and attorney-in-fact, to execute and deliver this Agreement and exercise all or any of the powers, authority and discretion conferred on him or her under this Agreement.

(a) Powers of the Representative.

(i) The Representative shall have and may exercise all of the powers conferred upon him or her pursuant to this Agreement and the Escrow Agreement, which shall include:

(A) After the Closing, the power and authority to negotiate and resolve with the Parent Indemnified Parties the determination of the Closing Net Working Capital Amount, the Closing Net Working Capital Deficit (if any), the Transaction Expenses, the Subject Restricted Cash, the Company Debt and the Aggregate Merger Consideration;

(B) The power to execute any agreement or instrument in connection with the transactions contemplated hereby for and on behalf of the Effective Time Stockholders;

(C) The power to give or receive any notice or instruction permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by any Effective Time Stockholder, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction that is not limited to claims against the Indemnity Escrow Fund, which notice must be given to each Effective Time Stockholder individually, as applicable), and to take any and all action for and on behalf of Effective Time Stockholders, and each of them, under this Agreement or any other such agreement, document or instrument;

(D) The power to authorize payment to any Parent Indemnified Party of any of the Indemnity Escrow Fund, in satisfaction of any Indemnification Claims, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Indemnification Claims, resolve any Indemnification Claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Effective Time Stockholder or necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement;

(E) The power to consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Effective Time Stockholders;

(F) The power to review, negotiate and agree to and authorize any payments from the Indemnity Escrow Fund or otherwise in satisfaction of any payment obligation, in each case, on behalf of the Effective Time Stockholders, as contemplated thereunder;

(G) The power to waive any terms and conditions of this Agreement providing rights or benefits to the Effective Time Stockholders (other than the payment of the portion of the Merger Consideration that is payable or otherwise deliverable as of the Closing Date in accordance with the terms hereof and in the manner provided herein); and

(H) The power to take any actions in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby or as the Representative reasonably believes are in the best interests of the Effective Time Stockholders;

provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, the powers conferred above shall not authorize or empower the Representative to settle any Indemnification Claim to the extent such settlement provides for the direct recovery of Damages by a Parent Indemnified Party from any Effective Time Stockholder (i.e., beyond the Indemnity Escrow Amount).

(b) Representations of Representative. The Representative hereby represents and warrants to Parent and Merger Sub as follows:

(i) The Representative has all necessary limited liability company power and authority to execute and deliver this Agreement and to carry out his, her or its obligations hereunder and thereunder.

(ii) This Agreement has been duly executed and delivered by the Representative and, assuming the due authorization, execution and delivery of this Agreement by Parent, Merger Sub and the Company, constitutes the valid and legally binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles and the laws of agency.

(c) Representative Procedures upon Receipt of Indemnification Claims. The Representative shall have the discretion to take such action as it shall determine to be in the best interest of all of the Effective Time Stockholders, including authorizing the distribution to any Parent Indemnified Party of any portion of the Indemnity Escrow Fund; provided, however, that, in any event, all Effective Time Stockholders are treated in substantially the same manner.

(d) Notices. Any notice given to the Representative following the Closing will constitute notice to each and all of the Effective Time Stockholders at the time notice is given to the Representative. Any action taken by, or notice or instruction received from, the Representative will be deemed to be action by, or notice or instruction from, each and all of the Effective Time Stockholders. Except as otherwise set forth herein, Parent, Merger Sub, the Company and the Surviving Corporation may, and Parent will, disregard any notice or instruction received from any one or more individual Effective Time Stockholders.

(e) Agreement of the Representative. The Representative hereby agrees to do such acts, and execute further documents, as shall be necessary to carry out the provisions of this Agreement.

(f) Limitation on Liability. The Representative shall not be liable to any Effective Time Stockholder for any act done or omitted hereunder or under the Escrow Agreement as Representative while acting in good faith and without gross negligence or willful misconduct. The Effective Time Stockholders shall severally based on their respective Pro Rata Portions (but not jointly) indemnify and defend the Representative and hold the Representative harmless against any Damages (each, a “Representative Loss”) relating to, arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder or under the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided that in the event it is finally determined by a court of law that such Representative Loss or any portion thereof was primarily caused by the gross negligence or willful misconduct of the Representative, the Representative will reimburse the Effective Time Stockholders the amount of such indemnified Representative Loss attributable to such gross negligence or willful misconduct. If not paid directly to the Representative by the Effective Time Stockholders, any such Representative Loss may be recovered by the Representative from (i) the Expense Escrow Amount and (ii) the amounts in the Indemnity Escrow Fund at such time as remaining amounts held in the Indemnity Escrow Fund would otherwise be distributable to the Effective Time Stockholders; provided, that while this section allows the Representative to be paid from the Expense Escrow Amount and the Indemnity Escrow Fund, this does not relieve the Effective Time Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Representative from seeking any remedies available to it at law or otherwise. In all questions arising under this Agreement, the Representative will not be liable to the Company Stockholders who hold securities at or prior to the Effective Time for anything done or omitted while acting in good faith and without gross negligence or willful misconduct.

(g) Expense Escrow Fund. Each Effective Time Stockholder hereby authorizes Parent (or its designee) to withhold the Expense Escrow Amount from the amounts otherwise payable to the Effective Time Stockholders pursuant to Section 1.7(b)(i). The Effective Time Stockholders acknowledge that the Representative is not providing any investment supervision, recommendations or advice with respect to the Expense Escrow Fund. The Representative shall have no responsibility or liability for any loss of principal of the Expense Escrow Fund other than as a result of its gross negligence or willful misconduct. As soon as practicable following the release to the Effective Time Stockholders of all amounts remaining in the Indemnity Escrow Fund, the Representative shall cause the Escrow Agent to disburse the balance of the Expense Escrow Fund to the Payment Agent, who shall then distribute the balance of the Expense Escrow Fund to the Effective Time Stockholders based on their respective Pro Rata Portion thereof.

7.4 Reliance on Representative. Parent and its respective Affiliates (including, after the Effective Time, the Surviving Corporation) shall be entitled to rely on the appointment of the Representative and treat such Representative as the duly appointed attorney-in-fact of each Effective Time Stockholder and as having the duties, power and authority provided for in this Agreement. None of Parent or its respective Affiliates (including, after the Effective Time, the Surviving Corporation) shall be liable to any Effective Time Stockholder for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by the Representative. No resignation of the

Representative shall become effective unless at least thirty (30) days’ prior written notice of the replacement or resignation of such Representative shall be provided to Parent. Parent and its respective Affiliates (including, after the Effective Time, the Surviving Corporation) shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received. The Effective Time Stockholders who represent a majority in interest in the Indemnity Escrow Amount may remove the Representative by a written instrument delivered to the Representative, Parent and the Company, and, in such event and also if the Representative shall be unable or unwilling to serve in such capacity, its successor who shall serve and exercise the powers of the Representative hereunder shall be appointed by a written instrument signed by the Effective Time Stockholders who represent a majority in interest in the Indemnity Escrow Amount and delivered to Parent.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2, this Agreement may be terminated and the transactions contemplated hereby abandoned as follows:

(a) by mutual written agreement of the Company and Parent, at any time prior to the Closing;

(b) by either Parent or the Company, at any time prior to the Closing, if the Closing Date shall not have occurred by April 30, 2013 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company, at any time prior to the Closing, if (i) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, statute, rule, regulation, executive order or decree (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Merger or any other transaction contemplated by this Agreement, or (ii) any Governmental Authority shall have issued or granted a temporary restraining order, preliminary or permanent injunction or other order, or other similar legal restraint, in any such case that has the effect of making the Merger or any other transaction contemplated by this Agreement illegal or otherwise prohibits or otherwise restrains the consummation of the Merger or any other transaction contemplated by this Agreement, and such order, injunction or restraint shall have become final and nonappealable;

(d) by Parent, at any time prior to the Closing, if any Governmental Authority shall have taken any action, or enacted, issued, promulgated, enforced, entered or deemed applicable to the Merger any Law, statute, rule, regulation, executive order or decree (whether temporary, preliminary or permanent) that has the effect of (i) prohibiting Parent’s ownership or operation of any portion of the business of the Company or any of its Subsidiaries, or (ii) compelling Parent or the Company to dispose of or hold separate all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, in either case in connection with the Merger or any other transaction contemplated by this Agreement;

(e) by Parent, on or prior to the Closing Date, if (x) there has been a breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement such that, if not cured on or prior to the Closing Date, the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach has not been cured in all material respects within twenty (20) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured, or (y) if a Company Material Adverse Effect has occurred that is continuing;

(f) by the Company, on or prior to the Closing Date, if there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement such that, if not cured on or prior to the Closing Date, the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach has not been cured in all material respects within twenty (20) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(g) by Parent, if Stockholder Written Consents representing the Required Stockholder Approval shall not have been obtained by the Company and delivered to Parent within two (2) hours immediately following the execution and delivery of this Agreement by the parties hereto.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective officers, directors or stockholders; provided, however, that notwithstanding any termination of this Agreement, following any termination of this Agreement in accordance with its terms, any party hereto shall remain liable thereafter for (a) any material breach by such party of any representation or warranty of such party set forth in this Agreement or any willful breach by such party of any covenant of such party set forth in this Agreement, and (b) any claims or causes of action under applicable Laws relating to, arising out of or in connection with fraud, willful and knowing breach or intentional breach by such party (or any of its agents or representatives) in connection with this Agreement or the transactions contemplated hereby that occurred prior to such termination; and provided further, that, the provisions of Section 5.8 (Confidentiality), Section 5.8(b) (Public Announcements), Section 5.11 (Fees and Expenses), this Section 8.2 and Article IX shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3 Amendments; No Waiver. Subject to applicable Laws, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided however, that, for purposes of this Section 8.3, the Effective Time Stockholders agree that any amendment or waiver of the Agreement signed by the Representative shall be binding upon and effective against each of the Effective Time Stockholders whether or not they have signed such amendment or waiver. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

ARTICLE IX.

MISCELLANEOUS

9.1 Definitions.

(a) Definitions. The terms used in this Agreement shall have the meanings ascribed thereto in this Section 9.1 and elsewhere in this Agreement. When a term is used but not defined in a Schedule or Appendix to this Agreement, it shall have the meanings ascribed thereto in this Agreement.

“Accrued Bonus Expenses” shall mean those bonus payments and other payments and expenses set forth on Schedule 9.1(a)(1).

“Acquisition Proposal” shall mean any inquiry, offer, proposal or indication of interest (other than this Agreement or any other inquiry, offer, proposal or indication of interest by Parent), or any public announcement of intention to make any inquiry, offer, proposal or indication of interest (including any request for information from the Company or the Company Representatives), contemplating, relating to or otherwise involving in any way any Acquisition Transaction.

“Acquisition Transaction” shall mean any acquisition or license of all or a significant portion of the Company’s businesses, properties, assets or technologies, or any amount of the Company Capital Stock (whether or not outstanding other than pursuant to the exercise or conversion of outstanding Company Securities), whether by stock purchase, asset purchase, merger, consolidation, reorganization, restructuring, license or any other form of transaction or series of transactions.

“Action” shall mean any private or governmental action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, audit, hearing, complaint, proceeding or demand .

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person.

“Aggregate Liquidation Preferences” shall mean the sum of (i) the Aggregate Series B Liquidation Preference plus (ii) the Aggregate Series A Liquidation Preference.

“Aggregate Merger Consideration” shall mean an amount of cash equal to (i) One Hundred and Nineteen Million Twenty Five Thousand Dollars ($119,025,000) plus (ii) the Aggregate Vested Exercise Price minus (iii) the Closing Net Working Capital Deficit (if any) minus (iv) the Transaction Expenses and minus (v) the Company Debt as of the Effective Time (excluding any Approved Line-of-Credit Drawdowns); provided, however, that the Indemnity Escrow Amount and the Expense Escrow Amount shall be withheld from the Merger Consideration in accordance with Section 1.7(b)(i) and shall not be distributed to the Effective Time Stockholders except in accordance with Section 7.2(c)(v) and the Escrow Agreement.

“Aggregate Participation Amount” shall mean the amount, if any, by which the Aggregate Merger Consideration exceeds the Aggregate Liquidation Preferences.

“Aggregate Series A Liquidation Preference” shall mean the product of (i) the total number of shares of Company Series A Preferred Stock issued and outstanding as of immediately prior to the Effective Time multiplied by (ii) the Series A Per Share Preference.

“Aggregate Series B Liquidation Preference” shall mean the product of (i) the total number of shares of Company Series B Preferred Stock issued and outstanding as of immediately prior to the Effective Time multiplied by (ii) the Series B Per Share Preference.

“Aggregate Vested Exercise Price” shall mean the aggregate exercise price of all Vested Company Options.

“Approved Line of Credit Drawdowns” shall mean the amounts of any line of credit drawdowns on the Company’s existing line of credit with Square 1 Bank to the extent set forth on Schedule 9.1(a)(2), together with interest, fees and other costs required under the terms and provisions of such line of credit, to the extent used to cover the normal and ordinary course operational costs of the Company consistent with past practices set forth on Schedule 9.1(a)(2); provided, however, that the payment of any bonuses, special commissions, Transaction Expenses or Company Debt shall not be deemed normal and ordinary course operational costs and any line of credit drawdowns used to cover such payments, commissions or expenses shall not be “Approved Line of Credit Drawdowns”.

“Cash Holdback Amount” shall mean $5,000,000.

“Change in Control Payments” shall mean an amount equal to the sum of (a) any severance, retention, bonus, consent fee, profit sharing payment or other similar payment payable to any Employee by the Company under any Contract, Company Employee Plan or pursuant to applicable Laws, excluding (i) the cash-out of accrued vacation and payroll obligations of the Company as of the Closing to the extent included as a liability on the Closing Date Balance Sheet, (ii) the RSU Grants, and (iii) the Unvested Company Options set forth on Schedule 2.5(d)(2) of the Disclosure Schedule; (b) the Accrued Bonus Expenses; (c) any obligations of the Company or any of its Subsidiaries with respect to forgiveness of Indebtedness owed to the Company or any of its Subsidiaries; (d) any increase of any benefits otherwise payable by the Company or its Subsidiaries to the extent arising from contracts with, or actions by, the Company at or prior to the Closing (excluding the RSU Grants and the Unvested Company Options set forth on Schedule 2.5(d)(2) of the Disclosure Schedule); and (e) any Employment Taxes related to amounts referred to in clause “(a)” and “(b),” in each case of the foregoing clauses “(a)” – “(e),” that have or will be payable in connection with the Closing or that are or may become payable or effective as a result of the execution and delivery of this Agreement by the Company or the consummation of the Merger or any other transactions contemplated hereby (either alone or in connection with any other event (including the termination of employment) contingent or otherwise and whether or not due upon notice, the passage of time or otherwise).

“Closing Net Working Capital Amount” shall mean (i) the aggregate value, without duplication, of all current assets of the Company and its Subsidiaries, taken as a whole, as of the Effective Time, including all unrestricted cash, the Subject Restricted Cash and all accounts receivable (net of all related reserves) but excluding restricted cash that does not constitute the Subject Restricted Cash, any asset recorded on the Closing Date Balance Sheet in connection with a discount received on the Company Debt and all deferred Tax assets, in each case calculated after giving effect to the consummation of the Merger and as determined in accordance with GAAP using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the Financial Statements minus (ii) the aggregate amount, without duplication, of all current liabilities of the Company and its Subsidiaries, taken as a whole, as of the Effective Time, including all accounts payable, employee-related liabilities (including sales commissions), accrued Taxes, other accrued liabilities and Employment Taxes, in each case including all liabilities arising from or that are reasonably likely to arise from (with or without notice or lapse of time) the consummation of the Merger as determined in accordance with GAAP using the same accounting methods, standards, policies, practices and estimation methodologies used to prepare the Financial Statements; provided, however, that if in connection with such asset or liability calculations there is a conflict between GAAP and the accounting methods, standards, policies, practices and estimation methodologies used to prepare the Financial Statements, GAAP will govern; provided, further, however, that liabilities in clause (ii) shall not include Company Debt, Transaction Expenses, deferred rent and deferred revenue.

“Closing Net Working Capital Deficit” shall mean an amount, if any, by which the Closing Net Working Capital Amount is less than $0.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean Internal Revenue Code of 1986, as amended.

“Company Capital Stock” shall mean all capital stock of the Company, including Company Common Stock and Company Preferred Stock.

“Company Common Stock” shall mean the common stock of the Company, par value $0.001 per share.

“Company Debt” shall mean the aggregate amount of the Indebtedness of the Company and the Indebtedness of its Subsidiaries.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus pay, severance, benefits, termination pay, change of control pay, deferred compensation, performance awards, stock or stock related awards, phantom stock, commission, vacation, profit sharing, pension benefits, welfare benefits, material fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company, any Subsidiary of the Company or any ERISA Affiliate for the benefit of any Employee and with respect to which the Company, any Subsidiary of the Company or any ERISA Affiliate could have any Liability or obligation.

“Company Intellectual Property” shall mean any and all Technology and Intellectual Property, including Registered Intellectual Property, that are owned by the Company or any of its Subsidiaries, purported to be owned by the Company or any of its Subsidiaries, or exclusively licensed to the Company or any of its Subsidiaries, including the Company Registered Intellectual Property and all unregistered Trademarks used by the Company or any of its Subsidiaries with respect to the Company Products which are owned or purported to be owned by the Company or any of its Subsidiaries. Company Intellectual Property specifically includes all Intellectual Property in and to the Technology listed in Schedule 2.14(b)(1) of the Disclosure Schedule. All Intellectual Property that is exclusively licensed to the Company is set forth in Schedule 9.1(a)(3).

“Company Material Adverse Effect” shall mean any change, event, circumstance or effect (any such item, an “Effect”) that, individually or in the aggregate when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets, liabilities, or results of operations of the Company taken as a whole, other than any Effect to the extent resulting from (A) changes in general economic conditions, (B) general changes or developments in the industries in which the Company operates, (C) changes in any Law or GAAP, (D) earthquakes, floods, hurricanes, tornadoes, natural disasters or other acts of nature, (E) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof (but only, in the case of the foregoing clauses (A), (B), (C), (D) and (E) to the extent that such Effects do not have a disproportionate impact on the Company relative to the other participants similar to the Company in the industries in which the Company operates).

“Company Option” shall mean all issued and outstanding options, whether vested or unvested, to acquire shares of Company Common Stock.

“Company Preferred Stock” shall mean, collectively, the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company Products” shall mean all products and services developed (including products and services for which development is ongoing), manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company or any of its Subsidiaries since its inception, or which the Company itself or any of its Subsidiaries intends to manufacture, make commercially available, market, distribute, support, sell, import for resale, or license out within twelve (12) months after the date hereof, including any plugins, libraries and APIs.

“Company Restricted Shares” shall mean any shares that are unvested or are subject to termination or a repurchase option, risk of forfeiture or other similar condition (in each case after giving effect to any acceleration of vesting or lapse of such repurchase option, risk of forfeiture or condition due to the consummation of the Merger and the transactions contemplated by this Agreement) under any applicable restricted stock purchase agreement or other similar Contract with the Company.

“Company RSUs” shall mean all issued and outstanding units or awards pursuant to which the holder thereof is or may become entitled to acquire one or more shares of Company Common Stock or the cash equivalent thereof or compensation otherwise based upon the value of a share of Company Common Stock, in each case upon such holder’s continued service with or employment by the Company.

“Company Securities” shall mean all securities of the Company, including all Company Capital Stock (including Company Restricted Shares), Company Options and all other securities that are convertible into, or exercisable or exchangeable for, securities of the Company.

“Company Series A Preferred Stock” shall mean the Company Preferred Stock designated “Series A Preferred Stock” in the Charter, par value $0.001 per share.

“Company Series B Preferred Stock” shall mean the Company Preferred Stock designated “Series B Preferred Stock” in the Charter, par value $0.001 per share.

“Company Source Code” shall mean any software source code, any material portion or aspect of software source code, or any proprietary information or algorithm contained in or relating to any software source code, of any Company Technology or any Company Product.

“Company Stock Plan” means the 2010 Second Amended and Restated Equity Incentive Plan of the Company.

“Company Stockholders” shall mean all holders of Company Capital Stock.

“Company Technology” shall mean all Technology developed by or on behalf of the Company or any of its Subsidiaries since their inception that the Company or any of its Subsidiaries uses, or intends to use, to provide Company Products or that the Company or any of its Subsidiaries has distributed, licensed, or otherwise provided to any of its customers in connection with providing any Company Products.

“Confidential Information” shall mean information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, devices, flow charts, formulas, know-how, methods, processes, programs, prototypes, schematics, systems and techniques.

“Continuing Employees” shall mean the employees (which, for the avoidance of doubt, will not include consultants or independent contractors) of the Company and its Subsidiaries who remain employees of the Surviving Corporation, Parent or their respective Subsidiaries immediately following the Effective Time.

“Contributing Security” shall mean each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (calculated on an as-converted-to-Company-Common Stock basis), other than Dissenting Shares.

“Contract” shall mean any written or oral contract, agreement, arrangement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“Damages” shall mean the amount of (i) any direct, indirect, consequential, incidental or other damage (including lost profits and diminution in value), loss, Liability, claim, deficiency, Tax, judgment, fine, penalty, interest, cost, fees or other expense (including reasonable attorneys’, consultants’ and experts’ fees and expenses) directly or indirectly paid, sustained or incurred by the Parent Indemnified Parties (or any of them), or with respect to Section 7.3(f), the Representative, which shall not include punitive damages or exemplary damages, or consequential damages that are not a natural and foreseeable result of the breach, unless such punitive or exemplary damages, or consequential damages that are not a natural and foreseeable result of the breach, are owed to a third party, (ii) any and all reasonable fees and costs of enforcing the Parent Indemnified Party’s rights under this Agreement, and (iii) and all reasonable fees and costs of defending any Third Party Claims including as provided in Sections 7.2(a)(x) and 7.2(a)(xii).

“Databases” shall mean databases, data compilations and collections, and technical data.

“Delaware Law” shall mean the DGCL and all other Laws of the State of Delaware.

“DOL” shall mean the United States Department of Labor.

“Domain Names” shall mean domain names and web addresses and sites, including uniform resource locators.

“Effective Time Stockholder” shall mean each holder of a share of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

“Employee” shall mean any current or former or retired employee, consultant, independent contractor or director of the Company, each Subsidiary of the Company and each ERISA Affiliate.

“Employee Agreement” shall mean each written employment, change in control, severance, consulting, relocation, repatriation, expatriation, visa, work permit or other agreement or contract between the Company, any Subsidiary or any ERISA Affiliate, on the one hand, and any Employee, on the other hand.

“Employment Taxes” shall mean, without duplication, the employer portion of any employment, payroll or similar Taxes payable with respect to any bonuses, cash out of Company Options pursuant to Section 1.7(c)(ii), accrued but unpaid vacation or paid time off balances or other compensatory payments in connection with the transactions contemplated by this Agreement.

“Equityholder and Service Provider Matters” shall mean (a) any Dissenting Share Payments and any Damages relating to, arising out of or in connection with the Dissenting Shares or Dissenting Share Payments, (b) any other claim by any current or former securityholder of the Company or any of its Subsidiaries or any other Person (i) relating to, arising out of or in connection with the Merger, this Agreement or the transactions contemplated hereby, including the allocation of the Merger Consideration or (ii) asserting, alleging or seeking to assert rights with respect to Company Securities or securities of any of its Subsidiaries, including any claim asserted, based upon or related to (A) the ownership or rights to ownership of any Company Securities or securities of any of its Subsidiaries, (B) any rights of a stockholder of the Company or any of its Subsidiaries, including any rights to securities, preemptive rights or rights to notice or to vote securities, (C) any rights under the Company Organizational Documents or organizational documents of any of its Subsidiaries and (D) any claim that such Person’s equity securities were wrongfully repurchased by the Company or any of its Subsidiaries, in each case with respect to this clause “(b),” except for the right following the Closing and in compliance with the terms of this Agreement of a Company Stockholder to receive such stockholder’s portion of the Merger Consideration as provided herein and set forth on the Consideration Spreadsheet and (c) any claim or right asserted or held by any person who is or at any time was an officer, director, employee or agent of the Company (against the Surviving Corporation, against Parent, against any Affiliate of Parent or against any other Person), involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy (under the Company Organizational Documents, under any indemnification agreement or similar Contract, under any Law or otherwise) with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the Effective Time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other current or former Person or entity under common control with the Company or that, together with the Company could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agent” shall mean Wells Fargo Bank, National Association.

“Escrow Funds” shall mean the Indemnity Escrow Fund and the Expense Escrow Fund.

“Exchange Ratio” shall mean the quotient obtained by dividing (i) the Per Share Participation Amount by (ii) the Trading Price.

“Expense Escrow Amount” shall mean $75,000.

“Expense Escrow Contribution Amount” shall mean an amount equal to: (a) the Expense Escrow Amount divided by (b) the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (including all shares of Company Preferred Stock calculated on an as-converted-to-Company-Common Stock basis).

“Expense Escrow Fund” shall mean the expense escrow fund established pursuant to the Escrow Agreement.

“Fundamental Representations” shall mean (i) the representations and warranties of the Company set forth in the sections of this Agreement listed on Schedule 9.1(a)(4) and (ii) the certification required pursuant to Section 6.2(n)(iv) solely to the extent certifying as to those representations and warranties specified in clause “(i)” of this sentence without expansion of the scope or duration of any such representations and warranties specified in clause “(i)” of this sentence.

“Fully Diluted Common Shares” shall mean a number equal to, without duplication, (i) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time, but excluding any shares of Company Treasury Stock, plus (ii) the maximum aggregate number of shares of Company Common Stock issuable upon full exercise, exchange or conversion of all Company Securities that are outstanding and exercisable as of immediately prior to the Effective Time, calculated on a fully diluted, as-converted-to-Company-Common Stock basis (including all shares of Company Common Stock (i) issuable upon conversion of any issued and outstanding shares of Company Preferred Stock and exercise of Vested Company Options and Company Warrants or (ii) that would be issuable upon conversion of any shares of Company Preferred Stock issuable upon exercise of Company Warrants), excluding any shares of Company Common Stock issuable upon exercise of Unvested Company Options.

“GAAP” shall mean U.S. generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any U.S. federal, state, municipal or local or any foreign government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Indebtedness” shall mean all Liabilities (including any applicable interest and premiums, penalties, fees, expenses, breakage costs, payments resulting from or arising out of a change of control, or repayment costs (including with respect to any prepayment or termination thereof (regardless if any of such are actually paid or terminated) or any increased amount owed thereunder in connection with the transactions contemplated hereby), in each case with respect to the following) (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in the preceding clauses (i)–(iv), inclusive, of any other Person. For the avoidance of doubt, any termination or other fee payable by the Company or its Subsidiaries in connection with the termination of any Indebtedness shall constitute Indebtedness.

“Indemnity Escrow Amount” shall mean $17,854,000.

“Indemnity Escrow Contribution Amount” shall mean an amount equal to: (a) the Indemnity Escrow Amount divided by (b) the aggregate number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (including all shares of Company Preferred Stock calculated on an as-converted-to-Company-Common Stock basis).

“Indemnity Escrow Fund” shall mean the indemnity escrow fund established pursuant to the Escrow Agreement.

“Intellectual Property” shall mean all rights in, arising out of, or associated with Technology in any jurisdiction, including: (1) rights in, arising out of, or associated with Works of Authorship, including rights in Databases and rights granted under the Copyright Act; (2) Patent Rights; (3) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act; (4) rights in, arising out of, or associated with Confidential Information, including trade secret rights; (5) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity; (6) rights of attribution and integrity and other moral rights of an author; and (7) rights in, arising out of, or associated with Domain Names.

“International Employee Plan” shall mean each Company Employee Plan that has been adopted or maintained by the Company, any Subsidiary, or any ERISA Affiliate, whether informally or formally, or with respect to which the Company, any Subsidiary, or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

“Inventions” shall mean inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the preceding items.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, with respect to the Company, the actual knowledge of the directors and officers of the Company and the individuals set forth on Appendix A as well as the knowledge such individuals would have after reasonable investigation and inquiry of the Company’s management, directors, officers, and the Key Employees who would reasonably be expected to have knowledge of the matter in question.

“Laws” shall mean federal, state, municipal or local, foreign, supranational or other laws, statutes, constitutions, treaties, principles of common law, directive, standard ordinances, codes, edicts resolutions, promulgations, rules, regulations, orders, judgments, rulings, writs, injunctions, decrees, or any other similar legal requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” shall mean, with respect to any Person, any and all liabilities and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities and obligations related to Indebtedness or Guarantees, costs, expenses, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations and all other liabilities and obligations of such Person or any of its Subsidiaries or Affiliates, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.

“Lien” shall mean any lien, statutory lien, pledge, mortgage, Security Interest, charge, claim, encumbrance, easement, right of way, covenant, restriction, right, option, conditional sale or other title retention agreement of any kind or nature.

“Merger Consideration” shall mean the amount of consideration the holders of Company Securities are entitled to receive pursuant to Section 1.7.

“Non-Employee Options” shall mean Vested Company Options with respect to which the Company has no Tax withholding obligations.

“Parent Common Stock” shall mean shares of the common stock, par value $0.0002 per share, of Parent.

“Patent Rights” shall mean all rights (other than trade secret rights) in, arising out of, or associated with Inventions, including all rights granted under the Patent Act.

“Payment Agent” shall mean Wells Fargo Bank, National Association.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Share Participation Amount” shall mean an amount equal to the quotient of (i) the Aggregate Participation Amount divided by (ii) the number of Fully Diluted Common Shares.

“Per Share Stock Holdback Consideration” shall mean a number of shares of Parent Common Stock equal to the quotient of (i) the quotient of (A) the Stock Holdback Amount divided by (B) the Trading Price divided by (ii) the number of Stock Holdback Common Shares.

“Per Share Stock Holdback Deduction” shall mean an amount of cash equal to the quotient of (i) the Stock Holdback Amount divided by (ii) the number of Stock Holdback Common Shares.

“Permits” shall mean all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals.

“Permitted Liens” means (i) any restrictions imposed by applicable federal and state securities laws related to the sale, transfer, pledge or other disposition of securities, (ii) Liens for Taxes or governmental assessments not yet due and payable or for Taxes or governmental assessments being contested in good faith through appropriate proceedings for which adequate accruals or reserves have been established in accordance with GAAP on the Financial Statements, (iii) statutory Liens securing rental payments (excluding Liens that were created by any action (or any failure to act in accordance with the terms of any real property lease) by the Person subject to the Lien), (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the leased real property which are not violated by the current use and operation thereof, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere or may interfere in any material respect with the present use of or occupancy of the affected parcel; and (v) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent, for which adequate accruals or reserves have been established on the Closing Balance Sheet.

“Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Privacy Laws and Requirements” shall mean: (a) all applicable Laws, contractual and fiduciary obligations related to data privacy, data security and marketing including applicable laws implementing the European Union Data Protection Directive and the European Union Directive on Privacy and Electronic Communications, as amended, and including requirements set forth in guidelines published by the regulatory bodies such as the Federal Trade Commission and applicable European Union data protection authorities; (b) the internal privacy policies as well as Privacy Policies of the Company and its Subsidiaries and any public statements that the Company or any of its Subsidiaries has made regarding their privacy policies and practices; (c) third party privacy policies that the Company or any of its Subsidiaries has been or is contractually obligated to comply with; (d) any rules of any applicable self-regulatory organizations in which the Company or any of its Subsidiaries is or has been a member and/or that the Company or any of its Subsidiaries is or has been contractually obligated to comply with; and (e) any applicable published industry best practices or other standards relating to privacy or data security (including the Network Advertising Initiative’s Self Regulatory Code of Conduct and the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising, as they may be amended from time to time).

“Pro Rata Portion” shall mean, with respect to each Effective Time Stockholder, a percentage equal to the quotient obtained by dividing (i) the aggregate number of Contributing Securities held by such Effective Time Stockholder, by (ii) the aggregate number of Contributing Securities held by all Effective Time Stockholders. For purposes of clarity, the sum of all “Pro Rata Portions” of the Effective Time Stockholders shall at all times equal 1 (one).

“Registered Intellectual Property” shall mean all Intellectual Property that is the subject of an application, certificate, filing, registration, or other document issued by, filed with, or recorded by, any state, government, or other public legal authority at any time in any jurisdiction, including all Domain Names, all applications for Trademark registrations, all registered copyrights, and all applications, reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, and continuations-in-part associated with Patent Rights.

“Related Agreements” shall mean (i) this Agreement, (ii) the Non-Disclosure Agreement, (iii) the Offer Letters, (iv) the 280G Waivers, (v) the Non-Competition Agreements, (vi) the Holdback Agreements, (vii) the Escrow Agreement, (viii) the Support Agreements and (ix) all other agreements, consents, instruments and certificates entered into by the Company or any of the Stockholders or employees in connection with the transactions contemplated herein.

“Related Party” shall mean any current or former stockholder, Employee, officer or director of the Company or any of its Subsidiaries, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act).

“Security Interest” shall mean any mortgage, security interest, pledge, encumbrance, restriction on the right to sell or dispose (and in the case of securities, vote) or lien (whether arising by contract or by operation of law and whether voluntary or involuntary).

“Series A Per Share Preference” shall mean, with respect to each share of Company Series A Preferred Stock, an amount equal to $0.8651.

“Series B Per Share Preference” shall mean, with respect to each share of Company Series B Preferred Stock, an amount equal to $1.3987.

“Shrink-Wrap Code” shall mean any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than U.S. $5,000 on an annual basis for a single user or work station.

“Stock Holdback Amount” shall mean $5,000,000.

“Stock Holdback Common Shares” shall mean all issued and outstanding shares of Company Common Stock held by the Stock Holdback Stockholder immediately prior to the Effective Time.

“Subject Restricted Cash” shall mean the restricted cash set forth on Schedule 9.1(a)(5).

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its subsidiaries or (ii) such party, corporation or organization or any other subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any subsidiary of such party does not have a majority of the voting interest in such partnership).

“Tax” or “Taxes” shall mean (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, escheat, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest, penalties, fines, additions to Tax or additional amounts (whether disputed or not) imposed by any Taxing Authority, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being or having been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or otherwise by operation of law or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Return” shall mean any return, report, information statement, estimate or claim for refund with respect to any Tax (including any elections, declarations, schedules, statements or attachments thereto, and any amendment thereof), and, where permitted or required, affiliated, combined, consolidated, unitary, aggregate or similar returns for any group of entities that includes the Company.

“Taxing Authority” shall mean the IRS or any other governmental body (whether state, local or foreign) responsible for the administration of any Tax.

“Technology” shall mean all forms of technology, including: (i) Works of Authorship (including, for avoidance of doubt, audiovisual works, collective works, compilations, derivative works, literary works, maskworks, and sound recordings); (ii) Inventions; (iii) Confidential Information; (iv) Databases; (v) Trademarks; and (vi) Domain Names.

“Trademarks” shall mean words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, trade names, trade dress, trademarks and service marks.

“Trading Price” shall mean the average closing sale price of one share of Parent Common Stock as reported on the New York Stock Exchange during the ten (10) consecutive full trading days ending on the third trading day prior to the Closing Date.

“Transaction Expenses” shall mean (i) all fees, costs and expenses (whether or not billed or invoiced prior to the Effective Time), including any and all legal, accounting, tax, consulting, investment banking, financial advisory, and brokerage fees, costs and expenses, and agents’ commission, incurred by the Company, any of its Subsidiaries or any other Person (for which the Company or any of its Subsidiaries may pay or reimburse others or may otherwise be obligated to pay or reimburse others or may be or may become liable) in connection with this Agreement, the Merger or any of the transactions contemplated hereby, (ii) the cost of the D&O Tail, (iii) all amounts paid or payable by the Company to the Representative, (iv) all Change in Control Payments, (v) fifty percent (50%) of the fees, expenses and other amounts payable to the Escrow Agent pursuant to the terms of the Escrow Agreement, (vi) any of the fees, costs and expenses set forth on Schedule 9.1(a)(6) and (vii) all Liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code and any employer’s portion of payroll, employment or similar Taxes, if any, required to be paid by Parent (on behalf of the Company), the Company or the Surviving Corporation with respect to the Merger

Consideration payable or otherwise deliverable pursuant to this Agreement or any of the amounts included in clause (i) or (iv) of this definition, or any Taxes that may arise if loans or other obligations owned by stockholders or employees are forgiven in the connection with the Merger.

“Unpaid Pre-Closing Taxes” shall mean any Taxes of the Company or any of its Subsidiaries or for which any of them is liable relating or attributable to any Tax period or portion thereof ending on or prior to the Closing Date, determined assuming the Company and its Subsidiaries used the accrual method of accounting for Taxes for all such periods, that are not paid (including such Taxes that are not yet due and payable) as of the Closing Date, including, without limitation, any Employment Taxes. For the purpose of computing the amount of Unpaid Pre-Closing Taxes the following principles shall be applied: (i) in the case of income Taxes and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued up to and including the Closing Date for a period beginning before and ending after the Closing Date shall be deemed to be the amount that would be payable if the taxable year or period ended on the Closing Date based on an interim closing of the books, except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis; (ii) in the case of any Taxes that are imposed on a periodic basis for a period beginning before and ending after the Closing Date, the amount of such Taxes that have accrued up to and including the Closing Date shall be the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period; and (iii) the principles set forth in clauses (i) and (ii) shall be applied regardless of whether or not an amount is required to be reflected on a balance sheet prepared in accordance with GAAP or whether a larger or smaller amount is required to be reflected in accordance with GAAP. For the avoidance of doubt, the Option Merger Consideration and any portion of the Transaction Expenses that are currently deductible by the Company as compensation shall be treated as a deduction in the determination of the income Tax liability of the Company for the period that is deemed to end on the Closing Date.

“Unvested Company Option” shall mean any Company Option (or portion thereof) that is unvested immediately prior to the Effective Time, and does not, and shall not, vest as a result of the occurrence of the Merger at the Effective Time.

“Vested Company Option” shall mean any Company Option (or portion thereof) that is outstanding as of immediately prior to the Effective Time and is not an Unvested Company Option.

“Works of Authorship” shall mean published and unpublished works of authorship, including computer programs and other types of software (whether in source code, executable code, or any other form) and documentation.

(b) Additional Defined Terms.

Term	Section
280G Approval	5.3(a)
280G Soliciting Materials	5.3(b)
280G Waiver	5.3(a)
Agreement	PREAMBLE
Authorized Common Share Number	2.5(a)

Term	Section
Authorized Preferred Share Number	2.5(a)
BCHRO	9.15
Behavioral Information	2.14(p)
Cash Holdback	RECITALS
Cash Holdback Agreement	RECITALS
Cash Holdback Stockholder	RECITALS
Certificate of Merger	1.2
Certificates of Originality	2.14(v)
Charter	1.5(a)
Closing	1.3
Closing Date	1.3
Closing Date Balance Sheet	1.8
Closing Financial Statement	1.8
Closing Payment	1.9(b)
Company	PREAMBLE
Company Board of Directors	2.1(a)
Company Organizational Documents	1.5(a)
Company Registered Intellectual Property	2.14(c)
Company Representatives	5.1(b)
Company Sites	2.14(p)
Company Stock Certificate	1.9(b)
Company Top Customer	2.26(a)(i)
Company Top Supplier	2.26(b)(i)
Company Treasury Stock	1.7(b)(iii)
Company Warrant	1.7(d)
Consents	2.3
Consideration Spreadsheet	5.10(e)
Consultant Proprietary Information Agreements	2.14(l)
Contaminants	2.14(r)
Continuing Claim	7.2(d)(ii)
Contributor	2.14(l)
Controls	2.7(b)
D&O Tail	0
Damage Threshold	7.2(b)(iv)
Data Security Obligations	2.14(s)
default	2.12
DGCL	RECITALS
Disclosure Schedule	Article II
Dissenting Share Payments	1.7(b)(v)(A)
Dissenting Shares	1.7(b)(v)(A)
Effective Time	1.2
Employee Proprietary Information Agreements	2.14(l)
Environmental Laws	2.18(a)
Escrow Agreement	RECITALS
Exchange Act	5.1(c)
Final Invoices	5.11
Financial Statements	2.7(a)

Term	Section
Flow of Funds Spreadsheet	5.10(e)
Hazardous Substance	2.18(a)
Holdback Agreements	RECITALS
Holdback Stockholders	RECITALS
Indemnification Claim	7.2(c)(i)
Information Statement	2.27
Key Employees	6.2(f)
Knowledge	Appendix A
Leased Premises	2.11(c)
Lost Certificate Indemnity Agreement	1.9(f)
Lost Stock Affidavit	1.9(f)
Made Available	9.2(a)
Material Contract	2.12
Material Contracts	2.12
Merger	RECITALS
Merger Sub	PREAMBLE
Minimum Stockholder Approval	2.1(b)
Minimum Threshold	7.2(b)(iv)
Most Recent Balance Sheet	2.7(a)
Non-Competition Agreements	RECITALS
Non-Continuing Employee	1.7(c)(iii)
Non-Disclosure Agreement	5.8(a)
Offer Letter	RECITALS
Offer Letters	RECITALS
Officer’s Certificate	7.2(c)(i)
Open Source License	2.14(n)
Open Source Software	2.14(n)
Option Merger Consideration	1.7(c)(ii)
Option Payment Spreadsheet	5.10(b)
Outside Date	8.1(b)
Parent	PREAMBLE
Parent Indemnified Parties	7.2(a)
Parent Owned Company Capital Stock	1.7(b)(iv)
Payment Conditions	7.2(d)(iv)
Payment Fund	1.9(a)
Payoff Letter	5.12
PCBs	2.18(b)
Personally Identifiable Information	2.14(p)
Privacy Policies	2.14(p)
Private Information	2.14(p)
PTO	2.14(c)
Real Property Leases	2.11(c)
Reportable Transaction	2.10(n)
Representative	PREAMBLE

Term	Section
Representative Disclosees	5.8(b)
Representative Loss	7.3(f)
Required Stockholder Approval	RECITALS
Required Third-Party Deliveries	6.2(h)(i)
Retained Indemnity Escrow Amount	7.2(d)(ii)
RSU Grant	5.14
RSU Grantee	5.14
RSU Grantee	5.14
RSU Spreadsheet	5.10(d)
Section 262	1.7(b)(v)(A)
Securities Act	2.5(b)
Single-Trigger Arrangements	5.4(c)
Soliciting Materials	5.2(a)
Standard Form Agreements	2.14(g)
Standards Body	2.14(t)
Stock Holdback Agreement	RECITALS
Stock Holdback Stockholder	RECITALS
Stock Payment Spreadsheet	5.10(a)
Stockholder Transmittal Letter	1.9(b)
Stockholder Written Consent	RECITALS
Support Agreement	RECITALS
Support Agreements	RECITALS
Survival Date	7.1(a)
Survival Period	7.1(a)
Surviving Corporation	1.1
Third Party Claim	7.2(f)
TriNet	5.15
WARN Act	2.16(g)
Warrant Merger Consideration	1.7(d)
Warrant Payment Spreadsheet	5.10(c)

9.2 Certain Interpretations.

(a) When a reference is made in this Agreement to a Schedule or an Exhibit, such reference shall be to a Schedule or an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity. Any reference in this Agreement to the “Company” shall be deemed to be a reference to the Company and each of its Subsidiaries, if any (separately and in the aggregate), except to the extent otherwise specified herein or required by the context of the use of the word “Company” herein. Documents or other information and materials shall be deemed to have been “Made Available” by the Company at or prior to the date of this Agreement if and only if the Company has posted (or caused to be posted) such documents and other information and materials to the virtual data room hosted by

R. R. Donnelley in connection with the Merger for at least one business day prior to the execution and delivery of this Agreement by the parties hereto. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.3 Disclosure Schedule. For the purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in the applicable section of this Agreement.

9.4 Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by facsimile (receipt confirmed) or email (receipt confirmed) to:

(a)	if to Parent or to Merger Sub, to:

Fusion-io, Inc.

Attn: Chief Legal Officer

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

Telephone No.: (801) 424-5500

Facsimile No.: (801) 293-3054

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304-1050

Attention:         Larry W. Sonsini

Attention:         Robert G. Day

Attention:         Brian Keyes

Telephone No.: (650) 493-9300

Facsimile No.: (650) 493-6811

(b)	if to the Company (prior to the Effective Time), to:

NexGen Storage, Inc.

361 Centennial Parkway, Suite 230

Louisville, Colorado 80027

Attention:         John Spiers, CEO

Telephone No.: (855) 647-4070

with a copy (which shall not constitute notice) to:

Bryan Cave HRO

1700 Lincoln St., Suite 4100

Denver, Colorado 80203-4541

Attention:           Mark W. Weakley

                            Sean R. Odendahl

Telephone No.: (303) 861-7000

Facsimile No.: (303) 866-0200

(c)	if to the Representative, to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, Colorado 80202

Attention:           Managing Director

Email: deals@shareholderrep.com

Telephone No.: (303) 648-4085

Facsimile No.: (303) 623-0294

with a copy (which shall not constitute notice) to:

Bryan Cave HRO

1700 Lincoln St., Suite 4100

Denver, Colorado 80203-4541

Attention:           Mark W. Weakley

                            Sean R. Odendahl

Telephone No.: (303) 861-7000

Facsimile No.: (303) 866-0200

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent one day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission, as the case may be, and addressed as aforesaid. Any notice to be given following the Closing to any Effective Time Stockholder hereunder shall be given to the Representative or, if for any reason there ceases to be a Representative, to each Effective Time Stockholder.

9.5 Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of the Company, Parent and the Representative. Notwithstanding the foregoing, nothing set forth in this Agreement shall prohibit Parent from merging the Surviving Corporation with and into Parent or assigning any of Parent’s rights hereunder to a direct or indirect Subsidiary of Parent following the Effective Time.

9.6 Severability. In the event that any one or more of the provisions set forth herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Laws, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). In such case, the parties shall negotiate in good faith to amend this Agreement to replace the illegal, invalid or enforceable provision with a legal, valid and enforceable provision that reflects the parties’ intent as closely as possible.

9.7 Specific Performance. Time is of the essence. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the parties hereby agree to waive any requirements for posting a bond in connection with any such action.

9.8 Other Remedies. Subject to the limitations set forth in Section 7.2(b)(v), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.9 Entire Agreement. This Agreement, including the Disclosure Schedule (and all exhibits and schedules thereto) and all Exhibits and Schedules to this Agreement, and all other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede any prior understandings and agreements relating to the subject matter hereof and thereof. EACH PARTY, INCLUDING ON BEHALF OF THE INDEMNITEES AND STOCKHOLDER INDEMNITEES, AS THE CASE MAY BE, HEREBY ACKNOWLEDGES THAT THE OTHER PARTIES AND ITS AFFILIATES ARE NOT MAKING ANY REPRESENTATION OR WARRANTY OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY HEREBY ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, NO OTHER PARTY OR ITS AFFILIATES IS MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO SUCH PARTY OR ANY OTHER INFORMATION MADE AVAILABLE, WHETHER PURSUANT TO ANY PRESENTATION MADE BY OR ON BEHALF OF SUCH PARTY, PURSUANT TO ANY ELECTRONIC OR PHYSICAL DELIVERY OF DOCUMENTATION OR OTHER INFORMATION, OR OTHERWISE, TO ANY OTHER PARTY, ITS AFFILIATES AND ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES. NOTWITHSTANDING THE FOREGOING, THE PROVISIONS OF THIS SECTION 9.9 SHALL NOT IN ANY WAY LIMIT OR OTHERWISE RESTRICT THE RIGHTS OF ANY PARTY IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION UNDER APPLICABLE LAWS ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH FRAUD, OR SOLELY WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, FRAUD, WILLFUL AND KNOWING BREACH OR INTENTIONAL BREACH, BY THE COMPANY (OR ANY COMPANY REPRESENTATIVE) IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.10 Third Parties. Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon, other than by the parties hereto, the Parent Indemnified Parties and their respective permitted successors and assigns.

9.11 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof).

9.12 Consent to Jurisdiction. The parties hereto agree that any legal proceeding by or against any party hereto or with respect to or arising out of this Agreement shall be brought exclusively in the Delaware Court of Chancery in the State of Delaware. By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under the this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever. The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder. Any such service of process shall be effective upon delivery. Nothing herein shall affect the right to serve process in any other manner permitted by applicable Laws. The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction. Notwithstanding the foregoing, Indemnification Claims shall be governed by the terms of Section 7.2(c)(v).

9.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.14 Counterparts. This Agreement may be executed in two or more counterparts (which may be by facsimile or in the form of a .pdf file) and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

9.15 Legal Representation. Parent, Merger Sub and the Company hereby agree that, in the event that a dispute arises out of this Agreement after the Closing between Parent or the Surviving Corporation, on the one hand, and the Representative or the Effective Time Stockholders, on the other hand, Bryan Cave HRO (“BCHRO”) may represent any or all of such persons in such dispute even though the interests of such Persons may be directly adverse to Parent, the Surviving Corporation or any of its Subsidiaries, and even though BCHRO formerly may have represented the Company in a matter substantially related to such dispute; provided, however, that this sentence shall not apply to BCHRO, if such firm is handling ongoing matters for Parent or the Surviving Corporation.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

FUSION-IO, INC.

By:	/s/ David A. Flynn
Name:	David A. Flynn
Title:	Chief Executive Officer

CAPRI MERGER SUB, INC.

By:	/s/ Shawn Lindquist
Name:	Shawn Lindquist
Title:	President

NEXGEN STORAGE, INC.

By:	/s/ John W. Spiers
Name:	John W. Spiers
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Representative:

By:	/s/ W. Paul Koenig
Name:	W. Paul Koenig
Title:	Managing Director

[Signature Page to Merger Agreement]